Exhibit 10.6

CASINO LEASE

BY AND BETWEEN

HRHH HOTEL/CASINO, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

(“LANDLORD”),

AND

LVHR CASINO, INC.,

A NEVADA CORPORATION (“TENANT”)

March 1, 2011

CASINO LEASE

THIS CASINO LEASE (“Lease”) is made and entered into as of the 1st day of March, 2011 (the “Execution Date”), by and between HRHH HOTEL/CASINO, LLC, a Delaware limited liability company (“Landlord”), and LVHR CASINO, INC., a Nevada corporation (“Tenant”). The Landlord and Tenant are sometimes referred to herein singly as a “Party” and collectively as the “Parties.”

Recitals

A. Landlord owns the real property and improvements comprising the Hard Rock Hotel & Casino, a mixed-use hotel and casino with dining, retail and entertainment located at 4455 Paradise Road, Las Vegas, Nevada 89169 (the “Resort”).

B. Tenant desires to lease from Landlord and Landlord desires to lease to Tenant (i) a portion of the Resort in which Gaming Operations (as hereinafter defined) are presently being conducted, comprising approximately 75,000 square feet of floor space (as reflected on Exhibit “A”) as well as all other gaming areas located in and around the Resort’s swimming pool including, without limitation, areas containing all front-of-the-house Casino-related slots, table games and sports book and all areas used for Gaming purposes (“Gaming Operations Location”) and (ii) the associated offices, back-of-the-house count rooms, casino cages, and all surveillance areas within the Resort (collectively, the “Casino Offices”). The Gaming Operations Location and the Casino Offices are sometimes collectively referred to herein as the “Premises” and, together with the fixtures that are permanently attached to the Premises, as the “Leased Property”.

C. Concurrently herewith: (i) Tenant and WG-Harmon, LLC, a Nevada limited liability company and an Affiliate of the Tenant (the “Manager”) are entering into that certain Management Agreement (Gaming Operations) (the “Gaming Management Agreement”), pursuant to which Tenant engages the Manager to manage the Gaming Operations, (ii) Landlord (together with certain Affiliates thereof) and Manager are entering into that certain Resort Management Agreement (the “Resort Management Agreement”), pursuant to which Manager is engaged to manage the operations of the Resort other than the Gaming Operations, as well as assets of certain of Landlord’s Affiliates; (iii) Landlord and Manager are entering into that certain Liquor Management and Employee Services Agreement (the “Liquor Management Agreement”), (iv) Landlord’s Affiliate, HRHH IP, LLC, a Nevada limited liability company, and Manager are entering into that certain IP License Agreement (the “IP License”), (v) Landlord and Manager are entering into that certain Gaming Employee Lease (the “Gaming Employee Lease”), and (vi) the Existing Gaming Assets Owner and Tenant are entering into that certain Existing Gaming Assets Acquisition Agreement (the “Existing Gaming Assets Acquisition Agreement”), pursuant to which Tenant will acquire all existing assets of Landlord used in the Gaming Operations as of the Term Commencement Date.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the foregoing recitals are true and correct and incorporated into this Lease and the Parties further agree that Landlord will lease to Tenant, and Tenant will lease from Landlord, the Leased Property on the following terms and conditions:

ARTICLE 1

DEFINITIONS; CONSTRUCTION

1.1 Definitions. As they are used in this Lease, the terms listed below shall have the meaning assigned to them as follows:

“Affiliate” means, with respect to any Person, each Person that directly or indirectly, controls or is controlled by or is under common control with such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Applicable Laws” means, with respect to a Party, all Nevada Gaming Laws, other laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, from time to time in existence, and all applicable judicial and administrative and regulatory decrees, judgments and orders, of all Governmental Authorities that are applicable to such Party and its performance in question.

“Approvals” means all permits, licenses, authorizations, registrations, entitlements, waivers and exemptions issued by or required from any Governmental Authority.

“Assumed Contracts” has the meaning set forth for such term in the Existing Gaming Assets Acquisition Agreement.

“Assumed Pre-Commencement Liabilities” means liabilities and obligations of HRHH Gaming as of the Term Commencement Date with respect to (a) all gaming chips and tokens, including, without limitation, all slot machine tokens not currently in circulation and “reserve” chips, if any, not currently in circulation, customer front money and customer safekeeping money; (b) all liabilities and obligations for in-house progressive payoff schedules; (c) all liabilities that are designated on the Reference Balance Sheet as being assumed by Tenant; (d) all liabilities relating to, or arising in respect of all Assumed Contracts (as defined below) arising from and after the Term Commencement Date and during the Term that were not fully performed, and were not required to have been so performed, prior to the Term Commencement Date; (e) all liabilities and obligations for gaming taxes payable accruing from and after the Term Commencement Date and during the Term; (f) all liabilities and obligations for Megabucks payoff schedules existing as of the Term Commencement Date and during the Term; (g) all liabilities and obligations related to table game progressive jackpots existing as of the Commencement Date and during the Term; (h) all voucher slot liabilities and obligations existing as of the Term Commencement Date and during the Term; (i) all liabilities and obligations related to participation or action games existing as of the Term Commencement Date and during the Term; (j) all liabilities and obligations related to dealer tips; (k) all liabilities and obligations related to advanced deposits for front money; (l) all liabilities and obligations related to the race and sports book existing as of the Term Commencement Date (except for the liabilities of Cantor (G&W) Nevada, L.P pursuant to the Sports Book Sublease); and (m) all liabilities and obligations related to capital lease obligations.

“Cash Balance” has the meaning ascribed to such term in accordance with GAAP.

“Casino Offices” has the meaning set forth for such term in Recital B.

“Environmental Laws” means any federal, state, or local law, statute, ordinance, or regulation, whether now or hereafter in effect, pertaining to industrial hygiene or the environmental conditions on, under, or about the Resort, including, without limitation, the following as now or hereafter amended: Toxic Substances Control Act, 15 U.S.C. Sec. 2601 et seq., as now or hereafter amended, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq. as now or hereafter amended, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sec. 5901 et seq., as now or hereafter amended, the Federal Hazardous Substances Act, 15 U.S.C. Sec. 1261 et seq., as now or hereafter amended, the Federal Water Pollution Control Act, 33 U.S.C. Sec. 1251 et seq., as now or hereafter amended, the Clean Air Act, 42 U.S.C. Sec. 7401, et seq., as now or hereafter amended, the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Sec. 136 et seq., as now or hereafter amended, the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. Sec. 11001 et seq. as now or hereafter amended, the Occupational Safety and Health Act of 1970, 29 U.S.C. Sec. 651 et seq., as now or hereafter amended, the Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801 et seq., as now or hereafter amended, the statutes of the State of Nevada found currently at ch. 444, 445, 459, 477, 590, 618 or in the Uniform Fire Code, 1991 edition; and any corresponding state laws; and regulations rules, guidelines, or standards promulgated pursuant to such laws, statutes and regulations, as such statutes, regulations, rules guidelines, and standards are amended from time to time.

“Event of Default” has the meaning set forth for such term in Section 14.1 and Section 14.2.

“Excess Cash” with respect to any month, means an amount equal to (i) the Cash Balance with respect to Gaming Operations and existing as of the last day of such calendar month, minus (ii) the Gaming Cash Amount; provided, however, that if the foregoing calculation yields a value of zero (0) or less, then Excess Cash for such month will be zero (0).

“Execution Date” has the meaning set forth for such term in the first paragraph hereof.

“Existing Gaming Assets” means the assets of Existing Gaming Assets Owner used in the Gaming Operations as of the Term Commencement Date, to be transferred to Tenant pursuant to the terms of the Existing Gaming Assets Acquisition Agreement, including, without limitation, those certain participations and other rights in connection with any gaming operation arrangements between Landlord’s Affiliate and other third parties at the Leased Property.

“Existing Gaming Assets Note” means the promissory note given by Tenant to Existing Gaming Assets Owner for the Existing Gaming Assets Purchase Price, pursuant to the terms of the Existing Gaming Assets Acquisition Agreement.

“Existing Gaming Assets Owner” means HRHH Gaming, LLC, a Nevada limited liability company and an Affiliate of the Landlord.

“Existing Gaming Assets Purchase Price” means the consideration payable for the conveyance of the Existing Gaming Assets to the Tenant as of the Term Commencement Date, which amount is equal to Two Million One Hundred Seventy Eight Thousand Nine Hundred Thirteen and 29/100 U.S. Dollars ($2,178,913.29).

“Facility Loan Documents” has the meaning set forth for such term in Section 11.1.

“Facility Mortgage” has the meaning set forth for such term in Section 11.1.

“Facility Mortgagee” has the meaning set forth for such term in Section 11.1.

“Foreclosure Event” means any foreclosure, deed or assignment in lieu of foreclosure, sale or assignment by a trustee pursuant to a power of sale, or other transfer (voluntary or involuntary) of the Leased Property or any portion thereof or interest therein in connection with the exercise of Facility Mortgagee’s remedies under the Facility Mortgage or otherwise with respect to the loan evidenced by the Facility Loan Documents.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, in each case which are in effect from time to time.

“Gaming” has the meaning set forth for such term in the Gaming Act.

“Gaming Act” means the Nevada Gaming Control Act, Nevada Revised Statutes §§ 463.010 et seq., as amended from time to time, or any successor statute thereto, and any regulations promulgated thereunder, and any other requirements of the Nevada Gaming Authorities.

“Gaming Assets” means the assets owned, leased, held or used by Tenant in connection with the Gaming Operations, both tangible and intangible, including, without limitation, all furniture, fixtures and equipment (including, without limitation, all “Gaming devices” and “Associated equipment” as defined in the Gaming Act), including but not limited to the Existing Gaming Assets, and any replacements of any of the foregoing.

“Gaming Assets Security Agreement” that certain Security Agreement of even date herewith, made by Tenant as debtor and Existing Gaming Assets Owner, as secured party, with respect the Existing Gaming Assets Note and the Gaming Cash Note.

“Gaming Cash Amount” means, the sum of Eight Million Dollars ($8,000,000) and provided, however, that the Gaming Cash Amount shall be subject to adjustment from time to time by agreement of Landlord and Tenant as necessary to meet the working capital requirements of the Gaming Operations.

“Gaming Cash Note” means the promissory note in the principal amount of $8,000,000 made by Tenant in favor of Existing Gaming Assets Owner to be used in connection with Gaming Operations.

“Gaming Customers” has the meaning set forth for such term in Section 5.3.

“Gaming Employee” means any employee whose duties include or involve the conduct of or support of Gaming Operations, but excludes Warner Employees.

“Gaming Employee Lease” means that certain Gaming Employee Lease by and between Landlord and Manager of even date herewith.

“Gaming Expenses” has the meaning set forth for such term in Section 6.1 (and, without limitation, includes any and all amounts payable by Tenant pursuant to the Gaming Management Agreement).

“Gaming Management Agreement” has the meaning set forth for such term in Recital C.

“Gaming Operations” means any and all Gaming operated at the Resort.

“Gaming Operations Location” has the meaning set forth for such term in Recital B.

“Governmental Authority” means, as to any Person, any federal, state, local, or other governmental, regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, tribunal, or other governmental authority having jurisdiction over such Person or its property or operations.

“Guest Records” means guest profiles, contact information, histories, preferences and other information obtained in the ordinary course of business from guests of the Resort during such guests’ use of the Resort.

“Hazardous Materials” shall mean and include any substance or material containing one or more of any of the following: “hazardous material,” “hazardous waste,” “hazardous substance,” “regulated substance,” “petroleum,” “pollutant,” “contaminant, “polychlorinated biphenyls,” “lead or lead-based paint”, as such terms are defined in any applicable Environmental Laws in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring or other responsibility under the Environmental Laws, as the same may be amended from time to time.

“HRHH Gaming” means HRHH Gaming, LLC, a Nevada limited liability company.

“Indemnitee Parties,” with respect to either Landlord or Tenant, means: (i) its Affiliates, and (ii) the members, shareholders, principals, directors, managers, officers and employees of all of them.

“IP License” has the meaning set forth for such term in Recital C.

“Landlord Liens” has the meaning set forth for such term in Section 9.2.

“Landlord’s Representative” means the individual designated in writing by Landlord to Tenant from time to time as the “Landlord’s Representative” for purposes of this Lease. As of the Term Commencement Date, the Landlord’s Representative is any of the following persons, it being agreed that Tenant shall be entitled to rely upon the statements and acts of any one of such persons without the need to consult with or obtain the approval of any other of such persons: Andrea Balkan, Paul Sisson, Theresa Hoyt, and John Lee.

“Lease” has the meaning set forth for such term in the first paragraph hereof.

“Leased Property” has the meaning set forth for such term in Recital B.

“Liquor Management Agreement” has the meaning set forth for such term in Recital C.

“Liquor Manager,” as of any time, means the Person responsible for the sale of alcoholic beverages at the Resort.

“Lockbox” has the meaning set forth for such term in Section 4.4.

“Management Agreements” means the Gaming Management Agreement, the Resort Management Agreement, the Liquor Management Agreement, the IP License, and the Gaming Employee Lease.

“Manager” has the meaning set forth for such term in Recital C.

“Marks” means the name “Hard Rock Hotel & Casino,” as well as all service marks, trademarks, copyrights, trade names, patents, insignias, symbols, know-how, trade dress, slogans and logos, photographs, emblems, services and rights or other similar rights or registrations used in connection with the identity and branding of the Resort, for Resort services, for other related goods and services, and for the Resort business associated therewith, which by reason of extent of usage are associated with the Resort, including any and all derivations of the foregoing, currently used and to be used in the future.

“Option Agreement” means that certain Option Agreement dated as of the 1st day of March, 2011 by and between Warner Gaming, LLC, a Nevada limited liability company (“WG”) and HRHH Hotel/Casino, LLC, a Delaware limited liability company.

“Nevada Gaming Authorities” means the NGC, the NGCB, and the Clark County Liquor and Gaming Licensing Board.

“NGC” means the Nevada Gaming Commission, or any successor agency thereto.

“NGCB” means the Nevada Gaming Control Board, or any successor agency thereto.

“Non-Gaming Employee Lease” has the meaning set forth for such term in Recital C.

“Party” or “Parties” has the meaning set forth for such term in the first paragraph of this Lease.

“Person” or “Persons” means any natural person, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or Governmental Authority.

“Premises” has the meaning set forth for such term in Recital B.

“Public Areas” means, with respect to each of the Premises and the portion of the Resort not comprising the Premises, public areas as they exist from time to time including, but not limited to, parking areas, driveways, private roadways, walkways, stairways, corridors, entryways, and restroom facilities.

“Reference Gaming Financial Summary” means the “Gaming Financial Summary” (a true and correct copy of which is attached to this Lease as Exhibit “B”) included within the fiscal year 2010 income statement prepared by Landlord.

“Renewal Deadline” means the date that is two-hundred-seventy (270) days after the Term Commencement Date.

“Rent” has the meaning set forth for such term in Section 4.1.

“Rent Shortfall” has the meaning set for such term in Section 4.1.

“Resort” has the meaning set forth for such term in Recital A.

“Resort Intellectual Property” means all information and other intellectual property in tangible or intangible form relating to Resort Owner or any of its Affiliates, the business affairs of the Resort or any of its Affiliates, or any hotel, resort or similar facility which Resort Owner or any of its Affiliates owns, leases, operates or franchises, including, without limitation: (i) the Resort Marks; (ii) the Guest Records; and (iii) all trade secrets and other information, materials and copyrightable or patentable subject matter developed, acquired, or licensed by Resort Owner or any of its Affiliates, including those licensed pursuant to the IP Sublicense, and any materials related thereto.

“Resort Management Agreement” has the meaning set forth for such term in Recital C.

“Sale Buy-Out Amount” has the meaning set forth for such term in the Gaming Management Agreement.

“Sale of the Resort” means a sale of the Resort business and assets thereof, whether through an asset sale, equity sale, merger, consolidation or similar transaction.

“Sports Book Sublease” means that certain Race Book and Sports Pool Lease Agreement dated as of July 21, 2010 by and between the Existing Gaming Assets Owner and Cantor (G&W) Nevada, L.P.

“Standards” means the standards of operation, service, and maintenance of the Leased Property, which shall be: (i) in a manner consistent with the requirements and limitations set forth in this Agreement, the Management Agreements and all Applicable Laws; (ii) in a manner reasonably likely to protect and preserve the assets that comprise the Leased Property and enhance the long term value of the Leased Property over the Term; and (iii) in accordance with standards, policies and programs in effect from time to time that Landlord reasonably determines are applicable to the operation of the Leased Property. In determining the specific or referenced standards applicable to items (ii) and (iii) above, and any other physical and operational standards of the Leased Property, the standards at the Las Vegas hotels owned by the following publicly traded companies: MGM Hotels International, and Las Vegas Sands Corp., shall constitute the primary standards of reference, taking into consideration the unique nature and character of the Leased Property location.

“Subordinate Mortgagee” has the meaning set forth for such term in Section 11.1.

“Successor Landlord” has the meaning set forth for such term in Section 12.3.

“Tenant’s Representative” means the individual designated in writing by Tenant to Landlord from time to time as the “Tenant’s Representative” for purposes of this Lease. As of the Term Commencement Date, the Tenant’s Representative is William W. Warner, the president of the Tenant.

“Tenant’s Taxes” means the Tenant’s income taxes, as well as any and all taxes that, under Applicable Laws, are required to be paid by the Tenant (including, without limitation, sales taxes, personal property taxes, gaming taxes, and all taxes applicable to Tenant’s employees).

“Tenant’s Work” has the meaning set forth for such term in Section 8.1.

“Term” has the meaning set forth in Section 2.1.

“Term Commencement Date” means the date on which all of the following have occurred:

(i)	Approvals required of the Tenant from Nevada Gaming Authorities to own the Gaming Assets and to conduct the Gaming Operations have been obtained;

(ii)	Approvals required from Nevada Gaming Authorities with respect to the Manager’s performance of its duties under the Gaming Management Agreement have been obtained by the Manager;

(iii)	The Management Agreements have been duly executed and delivered by and between the Parties thereto; and

(iv)	Tenant has acquired the Existing Gaming Assets from Landlord pursuant to the Existing Assets Acquisition Agreement.

“Term Year” means (i) the period comprised of the first (1st) through twelfth (12th) complete consecutive calendar months during the Term, and (ii) each succeeding period of twelve (12) consecutive calendar months thereafter.

“Unassumed Pre-Commencement Liabilities” means any and all liabilities (contingent or otherwise) relating to or arising from the Gaming Operations and arising or accruing prior to the Term Commencement Date (including, without limitation, third-party claims), other than Assumed Pre-Commencement Liabilities.

“Utilities” has the meaning set forth for such term in Section 5.1.

“Warner Employees” means the employees of Warner Gaming, LLC (which, as of the Execution Date, is the sole shareholder of Tenant and the sole member of the Manager).

“Working Capital Line” has the meaning set forth for such term in Section 5.8.

“Working Capital Note” has the meaning set forth for such term in Section 5.8.

“Working Capital Line Note Amount” shall mean the sum of (a) amounts payable by or on behalf of Tenant to Nevada Gaming Authorities to obtain the initial necessary approvals to carry out Gaming Operations (which are estimated to be approximately $1,775,000), and (b) $7,000,000.

1.2 Captions; Section References. The captions for each Section and Subsection are intended for convenience only. Unless expressly indicated otherwise, references in this Lease to “Sections” and “Articles” are references to sections of and articles of this Lease.

1.3 Other Rules of Construction. Except as otherwise expressly provided herein:

(a) defined terms have the meanings assigned to them in this Lease and include the plural as well as the singular;

(b) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(c) the words “herein,” “hereof,” “herewith,” “hereunder,” and “hereto,” and other words of similar import, refer to this Lease as a whole and not to any particular Section or other subdivision hereof; and

(d) the words “include,” “including” and other words of similar import mean “include, without limitation” or “including, without limitation,” regardless of whether any reference to “without limitation” or words of similar import is made.

ARTICLE 2

TERM

2.1 Term. The term of this Lease shall begin on the Term Commencement Date and continue until the first anniversary of the Term Commencement Date (the “Initial Term”); provided however, that such term will, upon the election of the Landlord delivered on or before the Renewal Deadline, be extended until the last day of the sixtieth (60th) complete calendar month following the Term Commencement Date (such extension, the “Renewal Term” and together with the Initial Term, and as may be earlier terminated in accordance with the terms and provisions of this Agreement, the “Term”). If Landlord fails to provide written notice to Tenant on or before the Renewal Deadline, then such failure shall be deemed to be Landlord’s election not to renew the Term beyond the Initial Term and this Lease shall automatically terminate upon the expiration of the Initial Term.

2.2 Covenants Pending Term Commencement Date. The Parties agree that from and after the Execution Date, they will cooperate with each other and use commercially reasonable efforts to apply for, pursue and obtain all Approvals required of such Party in order for the Term Commencement Date to occur. In connection with the foregoing, the Landlord will pay all reasonable costs incurred by the Tenant in connection with the application for and pursuit of all required Approvals, and incurred by the Manager in connection with the application for and pursuit of all Approvals required of the Manager in order for the Manager to perform its duties under the Management Agreements. Without limitation of the foregoing, Landlord will fund any and all cash deposits required by Nevada Gaming Authorities in order for the Term Commencement Date to occur.

2.3 Term Commencement Date. Upon the occurrence of the Term Commencement Date:

(a) The Tenant will take ownership and possession of the Existing Gaming Assets from Existing Gaming Assets Owner pursuant to the terms of the Existing Gaming Assets Acquisition Agreement;

(b) Existing Gaming Asset Owner will make available to the Tenant the Working Capital Line;

(c) Tenant will assume all Assumed Pre-Commencement Liabilities;

(d) Landlord will cause that certain Lease dated February 29, 2008, pursuant to which Landlord leases the Leased Property to the Existing Gaming Assets Owner, to terminate.

2.4 Holding Over. In the event Tenant remains in possession of the Leased Property after the expiration of the Term, such holding over shall create a month-to-month tenancy, subject to all of the other terms and conditions hereof. During any such holdover period, either Landlord or Tenant shall have the right to terminate this Lease upon not less than ninety (90) days’ written notice to Landlord, but in no event sooner than the earlier of (i) the date that Landlord or an Affiliate or a successor tenant selected by Landlord has obtained all Approvals necessary to perform the functions of Tenant hereunder and sufficient time has elapsed to enable Landlord to comply with all Applicable Laws, including but not limited to the Worker Adjustment and Retraining Notification Act of 1988, or (ii) one-hundred-eighty (180) days after such written notice to the other.

ARTICLE 3

LEASE

3.1 Demise of Leased Property. Landlord hereby leases and demises to Tenant, for the Term and any holdover period(s) as described in Section 2.4, and Tenant hereby leases from Landlord for such period, the Leased Property. In connection with the foregoing, Tenant shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Leased Property during the Term without hindrance or ejection by Landlord or by any Persons lawfully claiming under Landlord (subject to the terms and provisions of Article 14 hereof).

3.2 Use of Public Areas. Landlord hereby grants to Tenant, the Manager, and the employees, agents, customers and invitees of both of them a non-exclusive easement and right of access through and across the Public Areas of the Resort for purposes of ingress and egress to the Leased Property, and for other purposes consistent with the intended uses of such Public Areas. Without limitation of the foregoing, Landlord agrees that non-dedicated parking areas of the Resort may be used by Gaming Customers. Tenant hereby grants to Landlord, its employees, agents, customers and invitees a non-exclusive easement and right of access through and across the Public Areas of the Gaming Operations Location for purposes of ingress and egress to the other portions of the Resort, and for other purposes consistent with the intended uses of such Public Areas.

3.3 Conduct of Gaming Operations. Landlord understands and agrees that Tenant will have complete control over the Gaming Operations on the Leased Property during the Term, and that Tenant shall be free to conduct the Gaming Operations on the Leased Property without interference from or direction by Landlord or any of its affiliates. Neither Landlord nor any agent or representative of Landlord shall exercise, either directly or indirectly, management or control of any kind whatsoever, over the conduct of Gaming Operations on the Leased Property during the Term.

ARTICLE 4

RENT; OTHER PAYMENTS

4.1 Rent. Subject to the provisions of this Section 4.1 concerning Rent Shortfalls, during the Term, Tenant shall pay to Landlord rent for the Leased Property (“Rent”) in the amount of One Million Two Hundred Fifty-Thousand ($1,250,000.00) per month from the Term

Commencement Date until the end of the First Term Year (and subject to adjustment in following Term Years in accordance with the following sentence), which shall be paid for each calendar month during the Term on the last day of such month in arrears. At the beginning of each Term Year, monthly Rent will be increased by five percent (5.0%) over the amount of monthly Rent in effect for the prior Term Year. Rent for any partial calendar month shall be prorated on the basis of the number of days in such month falling within the Term divided by the number of days within such calendar month. Notwithstanding any other term or provision of this Lease to the contrary, if cash flow available to the Tenant from the Gaming Operations (after payment of all expenses and reserves, including, without limitation, for Tenant’s Taxes) for a month is not sufficient to allow Tenant to pay Rent (or any portion of Rent) for such month, then a shortfall (“Rent Shortfall”) will accrue for such month in the amount by which such cash flow was not sufficient to allow payment of Rent for such month. In the event that a Rent Shortfall accrues for any month, Tenant will send Landlord notice of such Rent Shortfall together with the applicable partial payment of Rent for such month (or, if the Rent Shortfall is in the entire amount of Rent for such month, Tenant will send such notice in lieu of payment of Rent for such month). Tenant agrees to repay accrued Rent Shortfalls that have not previously been paid, without interest, in accordance with Section4.2. Landlord shall maintain a schedule that shall reflect each time that the aggregate amount of accrued Rent Shortfalls changes (whether increased by accrual pursuant to this Section 4.1 or decreased by payment pursuant to Section 4.2) and Landlord shall provide the schedule to Tenant for its review upon request.

4.2 Monthly Payments from Excess Cash. For each calendar month during the Term, and for so long as any amounts with respect to the Working Capital Note or any accrued Rent Shortfalls are outstanding and payable to Landlord, or any amounts with respect to the Existing Gaming Assets Note or Gaming Cash Note are outstanding and payable to HRHH Gaming, Tenant will calculate and certify in writing to Landlord the amount of Excess Cash with respect to such month, and to the extent of Excess Cash for such month, Tenant will make the following payments to Landlord (or HRHH Gaming as applicable), in the following priority and in accordance with the requirements of Section 4.4: (i) repayment of any and all unpaid interest accrued to date on the Working Capital Note, the Existing Gaming Assets Note, and the Gaming Cash Note (pari passu); (ii) repayment of any and all unpaid principal amounts outstanding with respect to the Working Capital Note, until paid in full, (iii) subject to the provisions of Section 4.8, repayment of any and all amounts outstanding with respect to accrued Rent Shortfalls, until paid in full; and (iv) repayment of any and all unpaid principal amounts outstanding with respect to the Existing Gaming Assets Note and the Gaming Cash Note, until paid in full. Payments and certifications owing to Landlord under this Section 4.2 will be made promptly by Tenant, and in no event later than the twentieth (20th) day of the following calendar month with respect to each month. So long as payments are made from Excess Cash pursuant to this Section 4.2, then Tenant will not be deemed in default of its obligations with respect to Rent, any Rent Shortfalls, the Working Capital Note, the Existing Gaming Assets Note, or the Gaming Cash Note.

4.3 [Intentionally Omitted]

4.4 Payment. Landlord hereby irrevocably instructs Tenant to make all payments of Rent and other payments required to be paid by Tenant to Landlord hereunder (including amounts payable in respect of the Working Capital Note, the Existing Gaming Assets Note, and the Gaming Cash Note), without offset, deduction, prior notice or demand, in lawful money of the United States of America, to the lockbox account designated in accordance with Section 12.2 (the “Lockbox”), or, in the absence of any such lockbox instructions, to the address for Landlord set forth in Section 20.11 or at such other place as Landlord may from time to time designate in writing. In connection with each such payment, the following requirements shall apply: (i) each and every payment made with respect to the Working Capital Note must be specifically identified and segregated from the other payments into the Lockbox, (ii) Tenant must specify whether the repayment relates to a “Gaming Liquidity Draw Request” (as defined in the Facility Loan Documents) as designated by Landlord to Tenant in writing at the time Tenant obtained the advance being repaid, and (iii) Tenant must specify whether such Gaming Liquidity Draw Request that is being repaid was initially funded from the Working Capital Reserve Account or from another source (as designated by Landlord to Tenant in writing at the time Tenant obtained the advance being repaid).

4.5 No Distributions. For so long as this Lease is in force or effect, Tenant will not be allowed to make any distributions on equity, of cash or property, without the prior written consent of the Landlord, which determination shall be made in Landlord’s sole discretion. Any surplus of Excess Cash following monthly payments to Landlord in accordance with Section 4.2 shall be deposited by Tenant in an interest bearing account at a federally insured financial institution located in Las Vegas, Nevada selected by Tenant and approved by Landlord. Tenant shall not commingle deposited Excess Cash with any of other funds and may draw upon Excess Cash only for use as operating capital for the Gaming Operations or for capital expenditures in connection with Gaming Operations.

4.6 Gross Lease. The Parties acknowledge and agree that this Lease is a “gross lease,” and that the Rent payable by Tenant includes payment for all ad valorem taxes assessed against the Leased Property, as well as expenses incurred by Landlord with respect to the Leased Property hereunder (e.g., insurance (except as required to be provided by Tenant in Section 8.2), utilities, and all expenses relating to common areas of the Resort).

4.7 Taxes. Without limitation of the foregoing Section 4.6, Landlord shall pay promptly when due all federal, state, county, city, school district and municipal taxes (excluding Tenant’s Taxes), all assessments, both general and special, including, without limitation, all special charges, benefit assessments or judgments for local improvements and all other taxes, assessments or charges of every kind or nature that may be levied against or may become due or payable in respect of the Resort and the Leased Property. Tenant shall pay all Tenant’s Taxes promptly when due.

4.8 Rent Shortfall Upon Termination. If, at the expiration or termination of this Lease, any Rent Shortfalls remain, such Rent Shortfalls shall be forgiven by Landlord, and Tenant shall not be obligated to make any further Rent Shortfall payments, and any outstanding Rent Shortfalls shall be deemed satisfied and paid in full.

ARTICLE 5

LANDLORD OBLIGATIONS

5.1 Utilities. Landlord shall provide or cause to be provided, throughout the Term (and any holdover periods) to the Premises, all necessary and appropriate utility services, including, but not limited to, water, electricity, telephone, sewer, gas, fuel, garbage disposal and cable services, and including any and all charges for initiating and terminating such services such as disconnection fees, “hook-up” fees and similar costs and fees (other than satellite and race fees related to the race and sportsbook) (collectively, “Utilities”). Landlord shall promptly pay all Utilities charges and costs of every nature incurred in connection with Tenant’s use and possession of the Leased Property. Landlord shall not be responsible for any loss, cost, damage, expense or liability Tenant may sustain as a result of a change in character of electric or other utility service or as a result of any public or private company’s failure to supply or reduction in any of the foregoing utility or other services to the Premises.

5.2 Gaming Employees. The Parties agree that Gaming Employees shall be employees of the Landlord, and not of the Tenant, and that the Landlord will make Gaming Employees available to the Manager for the conduct of Gaming Operations pursuant to the Gaming Employee Lease. The Parties further acknowledge and agree that some Gaming Employees will provide support or services to both the Gaming Operations and to operations of the Landlord (e.g., finance/accounting personnel, information technology, etc.), and that the Tenant’s control and right of supervision of such employees shall only extend to the performance of duties in support of or in connection with Gaming Operations. Landlord shall designate from time to time those parking areas of the Resort to be used by Gaming Employees and Tenant shall require the Gaming Employees to park only in such designated areas. The number of parking spaces so designated shall not be less than one (1) space per Gaming Employee and shall be in materially the same location or locations designated for other employees of the Resort. Landlord agrees that Gaming Employees will have access to the same areas of the Resort (e.g. employee dining room and break rooms) that are generally accessible to other employees of the Resort, and will be entitled to use the same amenities upon the same terms as are generally provided to other employees of the Resort (e.g. employee dining room privileges).

5.3 Alcoholic Beverages. Landlord shall cause the Liquor Manager to serve alcoholic beverages to customers of the Gaming Operations who are actively engaged in gaming activities at the Leased Property and the friends and family in the same party as such gaming customers (collectively, “Gaming Customers”) which beverages shall be signed for and approved by authorized representatives of Tenant, on a cost of goods sold basis. Such alcoholic beverages shall be made available on a retail value basis only to Gaming Customers and served by Landlord’s cocktail servers on the Leased Property. Landlord shall invoice Tenant monthly for the cost of any alcoholic beverages provided to Gaming Customers that are not paid for directly by such Gaming Customers, along with applicable tax due thereon.

5.4 Complimentary Rooms. Subject to availability, Landlord will provide complimentary and discounted room-nights at the Resort’s hotel to Gaming Customers in volumes and at rates agreed to on a quarterly basis by Landlord and Tenant. Landlord shall invoice Tenant monthly for the complimentary and discounted room-nights for sums that are not paid for directly by such Gaming Customers, along with applicable tax due thereon.

5.5 Other Complimentaries. Landlord shall cause its employees to provide complimentary food, beverage and retail goods to Tenant’s Gaming Customers on a retail value or face value basis (as applicable), as requested by Tenant and its representatives in accordance with limitations agreed upon by Tenant and Landlord from time to time. Landlord shall invoice Tenant monthly for such complimentaries that are not paid for directly by such Gaming Customers, along with applicable tax due thereon.

5.6 Compliance with Applicable Laws. Landlord shall comply with all Applicable Laws affecting the Resort (other than the Leased Property, except to the extent of Landlord’s interest in the Real Property).

5.7 Landlord Maintenance. Landlord agrees that, from and after the Term Commencement Date and at all times during the Term, it will at its sole cost and expense, keep neat and clean, and maintain in good order, condition and repair, the Leased Property and every part and portion thereof, in a tenantable and attractive condition, consistent with the terms hereof, and Landlord shall with commercially-reasonable promptness and diligence and subject to the requirements of the Facility Mortgage, make all necessary and appropriate repairs and replacements thereto, including, but not limited to all necessary capital expenditures. All repairs shall be made in a good, workmanlike manner, consistent with industry standards for hotels similar to the Resort in like locales, in accordance with all Applicable Laws relating to any such work. Landlord further agrees that the Leased Property shall be kept in a clean, sanitary and safe condition, normal wear and tear excepted, in accordance with all Applicable Laws and in accordance with all directions, rules and regulations of all Governmental Authorities, including, without limitation, the health officers, fire marshal, building inspector, business license department, and other proper officers of all such Governmental Authorities having jurisdiction over the Resort and/or the Leased Property. Notwithstanding the foregoing, Landlord shall not be responsible for keeping neat and clean and maintaining any Gaming Assets. Landlord shall not be obligated to provide any service or maintenance or to make any repairs pursuant to this Lease when such service, maintenance or repair is made necessary because of the negligence or misuse of Tenant, Tenant’s Employees, Tenant’s agents, representatives, servants, contractors or licensees. Landlord. Landlord shall not be liable to Tenant, and Tenant waives any claims against Landlord, for any loss, cost or expense, including loss of revenue or goodwill, resulting from fire or other casualty, interruption of utilities or services, acts of Governmental Authorities or other events not resulting from the willful misconduct or gross negligence of Landlord, except to the extent covered by insurance carried by Landlord pursuant to Article 7 below.

5.8 Working Capital Line. Existing Gaming Assets Owner shall make available to Tenant a revolving line of credit in the principal amount of the Working Capital Line Note Amount to be used by Tenant solely as working capital for the Gaming Operations and for no other purpose (the “Working Capital Line”). The Working Capital Line shall be evidenced by a revolving lien of credit agreement and promissory note in the form of Exhibit “C” hereto (the “Working Capital Note”), and will accrue interest at a rate of one and twenty-five hundredths percent (1.25%) per month, compounded annually, from the date of disbursement until repayment, and will be payable in accordance with Section 4.2. Tenant shall provide Landlord with a written draw request for sums to be advanced under the Working Capital Line not less than ten (10) business days prior to the date requested for such advance (or, if proceeds from a draw are needed by Tenant within less than ten (10) business days in order to stay current on obligations of the Gaming Operations, Tenant may request a shorter period of time for funding, but in no event less than two (2) business days). Advances under the Working Capital Line shall be funded by wire transfer to Tenant’s designated account.

ARTICLE 6

USE OF LEASED PROPERTY AND TENANT OBLIGATIONS

6.1 Conduct of Gaming Operations. It is understood, and Tenant so agrees, that the Leased Property, at all times during the Term, shall be used and occupied by Tenant solely for the conduct of the Gaming Operations in compliance with all Applicable Laws. Subject in all respects to the foregoing, Tenant shall conduct the Gaming Operations on a twenty four (24) hours-a-day, seven (7) day-a-week basis. Tenant agrees to receive revenues from the Gaming Operations and pay all expenses of the Gaming Operations (“Gaming Expenses”) in a manner consistent with that reflected in the Reference Gaming Financial Summary.

6.2 Tenant Use of Casino Premises. Without limiting the Landlord’s obligations under Section 5.7, Tenant shall, and shall direct Gaming Employees, the Manager, and Manager personnel to use commercially reasonable efforts to keep the Leased Property clean and in good working order, subject to ordinary wear and tear, but in all events subject to compliance with the Standards. Tenant agrees to submit to Landlord, from time to time, proposals for capital expenditure projects that are in the best interest of the Gaming Operations and, with Landlord’s concurrence, to implement and execute such projects using Excess Cash.

6.3 Non-Interference. Tenant shall not do, permit or suffer anything to be done or kept upon the Premises which will obstruct or interfere with the rights of Landlord.

6.4 Reporting. Subject to compliance with Gaming Act, Tenant must submit to Landlord, on a daily basis during the Term, a daily gaming snapshot (tables and slots) report and a daily top 10 winners and losers (tables and slots) report. Tenant must submit to Landlord, on or before the 20th day after the expiration of each calendar month during the Term and on or before the 20th day after the expiration of each calendar quarter, commencing in the first full calendar month of the Term, all information required by Landlord to prepare profit and loss statements, cash flow statements, balance sheets, complimentary reports (including promotional chip logs and player travel reimbursement logs), player discount reports and such other financial reports and statements as are required by Applicable Laws, Landlord or Landlord’s lender (collectively, the “Financial Information”) for the preceding calendar month or calendar quarter, as applicable. Together with such Financial Information or promptly after the applicable reports and statements are prepared, as applicable, Tenant must pay or deposit such sums as such Financial Information or the reports and statements prepared in connection therewith reveal to be due and owing, although such payment and Landlord’s acceptance thereof will not relieve Tenant of any liability arising as a result of such late payment. In addition, on or before March 31 following the close of each calendar year (or the expiration or sooner termination of this Lease), Tenant must furnish to Landlord Financial Information relating to Gaming Operations during the preceding calendar year (or portion thereof).

6.5 Drug Testing. Tenant shall (or shall cause the Manager to) conduct random drug tests on any and all of the employees performing work at the Leased Property, including all Gaming Employees and all employees of Manager and Warner Gaming, LLC at the Leased Property. Tenant shall fully disclose to Landlord the results of all drug tests requested by Landlord, and shall take prompt remedial action in connection with any failed drug test.

6.6 Compliance With Easements. The use of the Leased Property by Tenant, its Affiliates, agents, employees, servants, contractors, licensees, customers or business invitees, shall at all times be in compliance with all covenants, conditions and restrictions, easements, reciprocal easement agreements, rights of access, and other matters presently of public record or which may hereafter be placed of public record, which affect the Leased Property or the Resort, or any part thereof. Tenant expressly acknowledges and agrees that Landlord shall have the right to record against the Resort additional covenants, conditions, restrictions, easements, reciprocal easement agreements, rights of access and/or other matters without the consent of Tenant. Tenant’s rights under this Lease shall be subordinate to covenants, conditions, restrictions, easements, reciprocal easement agreements, rights of access and other comparable encumbrances that are intended to encumber or benefit the property in perpetuity.

6.7 Compliance with Applicable Laws; Tenant Maintenance. Tenant shall comply with all Applicable Laws during the Term and affecting the Leased Property or Tenant’s use thereof. Tenant shall not use the Leased Property so as to create waste or constitute a nuisance or disturbance. Tenant shall keep the Gaming Assets and any other personal property of Tenant located on the Premises neat and clean and maintained in good working order, condition and repair, subject to ordinary wear and tear. The Gaming Assets are subject to the security interest of the Facility Mortgagee under the Facility Loan Documents and of the Existing Gaming Assets Owner under the Gaming Asset Security Agreement, and must be kept and maintained in compliance with the requirements of such security interest. All such repairs shall be made in a good, workmanlike manner, consistent with industry standards, in accordance with all Applicable Laws relating to any such work, and in compliance with the Standards.

6.8 Compliance with Standards. Tenant shall, and shall cause Manager to, use and occupy the Leased Property and conduct the Gaming Operations in accordance with the Standards at all times during the Term.

6.9 Compliance with Facility Loan Documents. Tenant shall not use the Premises or the Gaming Assets in any manner that would violate any restrictions in the Facility Loan Documents or cause a default by Landlord under the Facility Loan Documents, and shall otherwise comply with all applicable provisions of the Facility Loan Documents during the Term.

6.10 Hazardous Materials. Tenant shall not use the Premises for the generation, storage, manufacture, production, releasing, discharge, or disposal or any Hazardous Materials or allow or suffer any other Person to do so, except in full compliance with all Applicable Laws.

6.11 Alterations. Tenant shall not make any structural or non-structural alteration or replacement (whether interior or exterior, ordinary or extraordinary) of any nature or description to the Premises without having first obtained Landlord’s prior written approval thereof and to the extent involving structural alterations, Facility Mortgagee’s approval unless such alterations are required by a Governmental Authority or to comply with Applicable Law.

6.12 Signs. Tenant shall not place or install any sign on the exterior of the Premises without first obtaining in each instance Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, provided that such signs are dignified, in good taste and do not detract from the dignity and character of the Premises; it being understood that any existing signs shall not be prohibited hereunder. All signage at the premises shall comply with the terms of the IP License, to the extent applicable.

6.13 Surrender of Improvements. All additions, improvements and fixtures, including but not limited to trade fixtures, which may be made or installed by either Landlord or, if consented to by Landlord pursuant to Section 6.11, by Tenant, upon the Leased Property during the Term shall remain upon the Leased Property and, at the termination of this Lease, shall be surrendered with the Leased Property as a part thereof. At the termination of this Lease, the Leased Property shall be surrendered to Landlord in “broom clean” condition.

6.14 Redelivery of Leased Property. Upon expiration or earlier termination of this Lease, Tenant shall redeliver the Leased Property, including the Improvements, to Landlord generally in the same condition as it existed at the commencement of the Term, ordinary wear and tear excepted, except to the extent of any betterments made by Landlord or Tenant. Upon such expiration or earlier termination, Tenant shall, and it shall be Tenant’s sole obligation to, comply with all Applicable Laws and directives of the Nevada Gaming Authorities with respect to the termination of Tenant’s conduct of Gaming Operations at the Leased Property.

6.15 Gaming Assets. During the Term and any holdover periods, Tenant will keep and maintain the Gaming Assets in good condition and repair, and may not dispose of, replace and/or purchase new Gaming Assets except in the ordinary course of Tenant’s conduct of the Gaming Operations and only if such replacement Gaming Assets are made subject to a lien that is either (a) in favor of Facility Mortgagee or a (b) in favor of Landlord in which Facility Mortgagee has a lien and security interest (i.e. a “back-to-back” security interest); provided, however, Tenant shall not, without the prior written approval of Landlord and Facility Mortgagee, as the case may be, which approval may be withheld in Landlord’s or Facility Mortgagee’s sole discretion, enter into any new leases for any “Gaming devices” and “Associated equipment” (as such terms are defined in the Gaming Act) if the expenditures thereunder would, or are reasonably anticipated to, exceed $50,000 in the aggregate, or together with all expenditures under all other leases for such equipment would exceed $500,000. Disposition of the Gaming Assets upon the expiration or termination of Tenant’s tenancy with respect to the Leased Property will be as provided for in Option Agreement, should Landlord exercise its option thereunder, subject, however to any lien in favor of Facility Mortgagee in such Gaming Assets. If Landlord exercises its option to acquire the equity interests of Tenant pursuant to the Option Agreement, the Gaming Assets shall remain assets of Tenant.

6.16 Limitations. Notwithstanding anything contained in this Agreement to the contrary, Tenant shall not, without the prior written approval of Landlord, which approval may be withheld in Landlord’s sole discretion: (i) enter into contract (or series of related contracts) for the provision of goods or services (excluding usual and customary arrangements for the direct benefit of Gaming Customers) if the expenditures thereunder would, or are reasonably anticipated to, exceed $75,000 in the aggregate, or such contract has a term in excess of one (1) year (unless such contract can be terminated without penalty upon not more than thirty (30) days notice); (ii) borrow money, guaranty the debts of any third person, or mortgage, pledge, grant a security interest in or otherwise encumber all or any part of the Leased Property or the Gaming Assets (except for the Landlord Liens); (iii) settle any casualty insurance claims which involve the Leased Property or the Gaming Assets, and which involve or are reasonably estimated to involve, amounts in excess of $10,000 (except as set forth in an Approved Operating Plan pursuant to the Gaming Management Agreement or Resort Management Agreement, as applicable); (iv) consent to any condemnation or participate in any condemnation proceeding relating to the Leased Property, or any portion thereof; (v) Sell, transfer or otherwise dispose of all or any portion of the Leased Property or with respect to the Gaming Assets, except as provided in Section 6.15; (vi) enter into any lease, license or concession arrangement with respect to the Leased Property; (vii) take any other action which, under the terms of this Lease, is prohibited or requires the approval of Landlord.

6.17 Non-Competition. Tenant covenants and agrees that, from and after the Effective Date and for the remainder of the Term (as such Term may be terminated earlier than its expiration date in accordance with the terms and provisions of this Lease, and for the avoidance of doubt, not to include any periods of holding over as described in Section 2.4), neither it nor its Affiliates will conduct any Business Activity (as defined below) within the Restricted Area (as defined below), except with respect to the Resort. “Business Activity” means: (i) the provision of any management or operational consulting service to any hotel with non-restricted gaming (a “Hotel/Casino”); (ii) the ownership, lease or operation of any Hotel/Casino; (iii) entering into a partnership, joint venture, or similar arrangement, the purpose of which is the ownership, lease, operation or management of any Hotel/Casino; or (iv) the acquisition of an ownership interest in any entity that operates any Hotel/Casino; provided, however, that nothing in the foregoing will prohibit an equity investment in a publicly-traded company of less than one percent (1%) of the issued and outstanding equity of such company. “Restricted Area” means the area that is within a 25-mile radius around the Resort. For the avoidance of doubt, nothing in this Section 6.17 (nor any other term or provision of this Lease) will prevent or prohibit, or be deemed to prevent or prohibit, Tenant or any Affiliate thereof from engaging in any Business Activity whatsoever outside of the Restricted Area.

ARTICLE 7

RESORT INTELLECTUAL PROPERTY; CONFIDENTIALITY

7.1 Name of the Resort. The Resort shall be operated under the name “Hard Rock Hotel & Casino, Las Vegas,” or such other business name as may be approved by Landlord.

7.2 Marks; Guest Records. Tenant hereby disclaims any right or interest in or to the Marks or the Resort Intellectual Property. Tenant hereby agrees to strictly comply with all of the terms, conditions and restrictions in the IP License, and agrees not to use any of the Marks or the Resort Intellectual Property unless such use has been approved by Landlord or its Affiliates. Tenant further disclaims any ownership interest in or to the Guest Records or any other databases or lists of customers of the Resort or Landlord or its Affiliates. Tenant covenants that in the event of termination, cancellation or expiration of this Lease, whether as a result of a default by Landlord or otherwise, Tenant shall not utilize any Marks or any Resort Intellectual Property or any variant thereof.

7.3 Confidentiality.

7.3.1 Confidential Information. In connection with this Lease, Landlord and Tenant may disclose Confidential Information (as hereinafter defined) to the other. The Party disclosing Confidential Information is referred to herein as the “Discloser,” and the Party receiving Confidential Information is referred to herein as the “Recipient.” “Confidential Information” means information, advice or know-how, whether tangible or intangible and in whatever form or medium and however disclosed, provided or communicated, with respect to Discloser’s business, operations, technology or advice to Recipient and is (i) proprietary to, about or created by Discloser; (ii) gives Discloser some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of Discloser; (iii) designated as Confidential Information by Discloser, or from all the relevant circumstances should reasonably be assumed by the recipient thereof to be confidential and proprietary to Discloser; or (iv) not generally known by non-Discloser personnel. “Confidential Information” includes the terms and provisions of this Lease, but does not include the existence of this Lease; provided, however, the parties shall cooperate with one another on all public statements, whether written or oral and no matter how disseminated, regarding their contractual relationship as set forth in this Lease or the performance of their respective obligations under this Lease. Further, “Confidential Information” shall not include information or data that: (w) is or becomes publicly known or available other than as a result of acts by Recipient in violation of this Lease (which may include any publication of this Lease by a Governmental Authority); (x) is known to or in the possession of Recipient prior to disclosure by Discloser; (y) is or becomes available to Recipient from third persons that to Recipient’s knowledge are not bound by a confidentiality agreement with Discloser prohibiting such disclosure; or (z) is independently created or developed by Recipient without the aid, application or use of the Confidential Information disclosed.

7.3.2 Non-Disclosure of Confidential Information. Recipient agrees that it will keep Confidential Information in strict confidence and not disclose Confidential Information to third parties (except as expressly provided below) and that Recipient will not use Confidential Information other than for the purpose of performing its obligations under this Lease. Recipient additionally agrees that it will disclose Confidential Information only to those of its employees, attorneys, accountants, lenders (including any Facility Mortgagee) and advisors (any such parties, “Representatives”) who need the Confidential Information to assist Recipient in performing its obligations under this Lease, provided that such Representatives are advised of the requirements of this Lease and agree to abide by its terms. Recipient will be responsible for any violation of the terms of this Lease by its employees whom Recipient has provided or disclosed Confidential Information.

7.3.3 Permitted Disclosures. Notwithstanding anything in this Section 7.3 to the contrary, and subject to all terms and provisions of this Section 7.3.3, a Recipient may disclose Confidential Information if necessary to comply with any applicable law, order, regulation, ruling, subpoena or order of a Governmental Authority or tribunal with competent jurisdiction. In the event that Recipient is so requested or required to disclose any Confidential Information, the Recipient shall promptly notify the Discloser of such request or requirement prior to disclosure so that Discloser may, if it so elects, seek an appropriate protective order or otherwise seek to contest, limit or protect the confidentiality of any such requested or required disclosure.

7.3.4 No License. No disclosure of Confidential Information to the Recipient will in any way be deemed a license or other grant of proprietary interest in Confidential Information.

ARTICLE 8

INSURANCE

8.1 Landlord Insurance. Landlord shall obtain and maintain, or cause to be maintained, at all times during the Term and at its own expense, insurance coverage in connection with the Resort required pursuant to the Facility Loan Documents including but not limited to:

a) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage arising from or in any way connected to the Premises and/or Gaming Operations naming Landlord, Tenant and Manager as insureds and Facility Mortgagee as additional insured;

b) crime insurance with coverage at least equivalent to that available on a 3D form for employee dishonesty; on/off premises money, securities, computer and credit card fraud, robbery and safe burglary and including third party coverage in connection with the Premises and/or Gaming Operations and naming Tenant, Manager, and Facility Mortgagee as additional insureds; with limits of not less than $25,000,000;

c) automobile insurance for Landlord owned, leased and non-owned automobiles with limits not less than $5,000,000 including Tenant and Manager as additional insured;

d) employment practices liability insurance with limits not less than $5,000,000 per loss in relation to Gaming Employees including Tenant and Manager as additional insured;

e) workers’ compensation insurance covering the Gaming Employees, including alternative employer endorsement naming Gaming Operator and employer’s liability with limits not less than $1,000,000.

All insurance provided shall be obtained under valid and enforceable policies, and shall be issued by financially sound and responsible insurance companies authorized to do business in the State of Nevada and having a S&P rating of “A-” or better.

8.2 Tenant Insurance. Tenant shall, at all times during the Term and at its own expense, maintain in full force and effect the following insurances naming Tenant, Warner Gaming, LLC, and Manager as insureds:

(a) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage for operations excluding and not in any way connected to the Premises and/or Gaming Operations, with such insurance to be on an “occurrence” basis with a per occurrence limit of not less than $2,000,000, and naming Facility Mortgagee as additional insured;

(b) worker’s compensation insurance in compliance with law and employer’s liability coverage with limits no less than $1,000,000 covering Warner Employees;

(c) employment practices liability insurance with limits not less than $1,000,000 per loss covering practices of Warner Employees;

(d) professional liability insurance covering acts, errors and/or omissions of Warner Employees with a limit of not less than $2,000,000 per claim;

(e) all risks property insurance coverage for the Gaming Assets, naming Landlord, Facility Mortgagee as additional named insureds, with such coverage on a full replacement cost basis and including a waiver of subrogation in favor of Landlord and Facility Mortgagee; and

(f) any other insurances as are customarily obtained by prudent owners or lessees of casino assets and as are required by Landlord including but not limited to construction specific insurances as agreed in writing with Landlord prior to commencement of work.

All insurance provided shall be obtained under valid and enforceable policies, and shall be issued by financially sound and responsible insurance companies authorized to do business in the State of Nevada and having a S&P rating of “A-” or better.

8.3 Insurance Policies – General.

8.3.1 Payment of Premiums; Evidence. The Party obligated to provide insurance coverage under Section 8.1 or Section 8.2 (the “Covering Party”, as applicable to each such section) shall pay all premiums for each policy of insurance required by such section when due. The Covering Party shall forward to the other Party, as such other Party may request from time to time and in any event ten (10) days prior to the renewal date for each insurance policy, signed certificates of insurance, together with true, correct and complete copies of all such insurance policies, including renewal and replacement policies, together with written evidence that the premiums therefore have been paid in full, and such evidence of insurance shall provide for 30 days prior written notice of material changes (other than to increase the coverage provided) and cancellation to the other Party. Covering Party insurances set out in Section 8.1 and Section 8.2 shall be primary and the other Party’s insurance shall be non-contributory.

8.3.2 Hazardous Activities. Tenant shall not use or occupy, or permit the Leased Property to be occupied or used, in any manner which will increase the rates of any insurance for the Leased Property or the Resort or that will make void or voidable any insurance then in force with respect to the Leased Property or the Resort, or which will make it impossible or unreasonably expensive to obtain fire or other casualty insurance with respect to the Leased Property or Resort. Tenant shall indemnify Landlord for any increases in insurance premium charged to Landlord as a result of Tenant’s noncompliance with this Section 8.3.2.

8.3.3 No Prohibited Activity. Tenant agrees that it will not, and it will not permit any other Person to, keep, use, sell or offer for sale in or upon the Premises any article, or permit any activity, which may be prohibited by any insurance policy covering the Leased Property. Tenant agrees to pay any increase in premiums for insurance which may be carried by Landlord on the Resort resulting from the type of operations, or merchandise sold, or services rendered by Tenant or any of its activities in or about the Premises, regardless of whether Landlord has consented to the same.

8.4 Release. Landlord and Tenant mutually agree that with respect to any loss which is covered by insurance then being carried by them respectively, the party hereto carrying such insurance and suffering said loss hereby releases the other of and from any and all claims with respect to such loss only to the extent that such loss is covered by the proceeds paid by the releasing party’s insurance, including claims with respect to the negligence of the Parties hereto; and Landlord and Tenant further mutually agree that their respective insurance companies shall have no right of subrogation against the other party hereto on account of any such loss, only to the extent that such loss is covered by the proceeds paid by the releasing party’s insurance and only to the extent such waiver does not invalidate coverage under the covered party’s applicable insurance policies.

8.5 Additional Requirements. The policies on the Leased Property and on the Gaming Assets shall satisfy all requirements of the Facility Loan Documents.

ARTICLE 9

LIENS

9.1 Tenant Liens. Tenant shall at all times indemnify, save and hold Landlord, any Facility Mortgagee(s), the Premises, the Leased Property, the Gaming Assets, the Resort and the leasehold created by this Lease free of and harmless from any claims, liens, demands, charges, encumbrances, litigation and judgments arising directly or indirectly out of any use, occupancy or activity of Tenant (except for Landlord Liens, and liens or rights granted to vendors, lessors or participation contractors in the ordinary course of business with respect to the Gaming Assets and Tenant shall advise all vendors, lessors, or participation contractors of the existence of the Facility Mortgagee’s senior lien and the Landlord Liens with respect to all Gaming Assets and Tenant’s interest under any participation contract) or out of any work performed, material furnished, or obligations incurred by Tenant in, upon or otherwise in connection with the Leased Property (collectively, “Tenant’s Work”). Tenant shall, at its sole cost and expense, within fifteen (15) calendar days after the filing of any lien of record, obtain the discharge and release thereof. Pursuant to NRS §108.234, Landlord hereby informs Tenant that Tenant must comply with the requirements of NRS § 108.2403 and NRS § 108.2407. Tenant shall take all actions necessary under Nevada law to ensure that no liens encumbering Landlord’s interest in the Leased Property or the Resort arise as a result of Tenant’s Work, which actions shall include, without limitation, the recording of a notice of posted security in the Official Records of Clark County, Nevada, in accordance with NRS §108.2403, and either (i) the establishment of a construction disbursement account pursuant to NRS § 108.2403(1)(b)(1), or (ii) the furnishing and recordation, in accordance with NRS § 108.2403(1)(b)(2), of a surety bond for the prime contract for Tenant’s Work at the Premises that meets the requirements of NRS § 108.2415. Tenant shall notify Landlord of the name and address of Tenant’s prime contractor and any subcontractors who will be performing Tenant’s Work as soon as they are known. Tenant shall notify Landlord immediately upon the signing of any contract with the prime contractor for the construction, alteration or repair of any portion of the Leased Property or Tenant’s Work to the Leased Property. Tenant may not enter the Premises to begin initial construction on Tenant’s Work or begin any alteration or other work in or on the Leased Property until Tenant has delivered evidence satisfactory to Landlord that Tenant has complied with the terms of this Section 9.1. Nothing in this Section 9.1 shall be deemed to modify, limit or vitiate the provisions of Section 6.11.

9.2 Landlord Liens. In addition to any statutory landlord’s lien and in order to secure (a) payment of the Rent and all other sums payable to Landlord hereunder by Tenant, (b) payment of any loss, cost or damage that Landlord may suffer by reason of Tenant’s breach of this Lease, (c) the performance of Tenant’s obligations under the Existing Gaming Assets Note and the Gaming Cash Note, and (d) the performance of all of Tenant’s other obligations hereunder, Tenant hereby grants unto Landlord a security interest in, and an express contractual lien upon, the Gaming Assets (subject and subordinate to the Facility Mortgagee’s lien on such Gaming Assets and all proceeds thereof, if any) and any accounts held by Tenant, and all proceeds therefrom (collectively, together with any statutory lien rights, “Landlord Liens”). None of the Gaming Assets shall be removed from the Premises and no Tenant account shall be transferred or terminated by Tenant at any time when an Event of Default has occurred and is continuing or to the extent prohibited by the Facility Loan Documents.

This Lease constitutes a “security agreement” on personal property within the meaning of the Uniform Commercial Code of the State of Nevada and other Applicable Laws. Upon Landlord’s request, Tenant shall deliver to Landlord financing statements, account control agreements and any other documentation reasonably requested by Landlord or any Facility Mortgagee(s) in form and substance sufficient to perfect the security interest of Landlord in (subject to any Facility Mortgagee(s)’s superior lien thereon, if any), or the collateral assignment to any Facility Mortgagee(s) of, the Gaming Assets and the proceeds thereof owned by Tenant from time to time during the Term of this Lease.

Tenant further acknowledges that Landlord has assigned and pledged, or may assign or pledge in the future, to the Facility Mortgagee(s), as additional security for Landlord’s obligations under the loan secured by any Facility Mortgage, Landlord’s rights and interests under the Landlord Liens with respect to any and all Gaming Assets and any Tenant accounts now owned or hereafter acquired by Tenant at any time while the applicable Facility Mortgage remains in effect.

ARTICLE 10

INDEMNITY AND LIABILITY

10.1 Indemnification of Landlord. Tenant hereby agrees to defend, indemnify and save and hold harmless Landlord and its Indemnitee Parties from and against all claims, damages, costs, expenses, attorneys’ fees, suits, judgments, liens, demands or liabilities of whatever nature (a) arising from any wrongful act, omission or negligence of Tenant or Tenant’s contractors, licensees, agents, servants or employees, or arising from any accident, injury or damage whatsoever caused to any Person, or to the property of any Person, including that of Landlord’s or Tenant’s agents or employees, occurring during the Term on or about the Leased Property, including any claim by a third (3rd) Person in connection with damage to the Leased Property or Tenant’s property located therein or property of any Person within the Leased Property, (b) arising from any accident, injury or damage occurring outside of the Leased Property, where such accident, injury or damage results from a wrongful act, omission or negligence on the part of Tenant or Tenant’s contractors, licensees, agents, servants or employees, (c) arising from any breach by Tenant of any covenant, representation or warranty under this Lease or any default by Tenant hereunder, (d) in respect of Gaming Expenses, or (e) in respect of any Assumed Pre-Commencement Liabilities,.

10.2 Indemnification by Landlord. Landlord hereby agrees to defend, indemnify and save and hold harmless Tenant and its Indemnitee Parties from and against all claims damages, costs, expenses attorneys’ fees, suits, judgments, liens, demands or liabilities of whatever nature (a) arising from any wrongful act, omission or negligence of Landlord or Landlord’s contractors, licensees, agents, servants or employees, or arising from any accident, injury or damage whatsoever caused to any person, or to the property of any person, including that of Tenant’s or Landlord’s agents or employees, occurring during the Term on or about those portions of the Resort other than the Leased Property, including any claim by a third (3rd) person in connection with damage to the Resort or Landlord’s property located therein or property of any person within the Resort, (b) arising from any accident, injury or damage occurring on the Leased Property, where such accident, injury or damage results from a wrongful act or omission on the part of Landlord or Landlord’s agents or employees, or (c) arising from any breach by Landlord of any covenant, representation or warranty under this Lease or any default by Landlord hereunder, (d) in respect of any Unassumed Pre-Commencement Liabilities, or (e) in respect of any claims brought by third parties against the Tenant and relating to or arising from the Resort (except to the extent any such claims are eligible for indemnification from Tenant to Landlord pursuant to Section 10.1).

10.3 Survival. All indemnities set forth herein shall survive expiration of the Term or earlier termination of this Lease.

10.4 Limitation of Liability. NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR ANY PUNITIVE OR CONSEQUENTIAL DAMAGES, except to the extent that any of the foregoing described damages are claimed against a Party or its Indemnitee Parties by a third party, and such Party is entitled to indemnification from the other Party hereto pursuant to this Article 10 with respect to such third-party claim. In no event shall Landlord have any personal liability, and Tenant shall look only to the estate and property of Landlord in the Premises for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by Landlord, and no other property or assets of Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies with respect to this Lease.

ARTICLE 11

FACILITY MORTGAGES

11.1 Landlord May Grant Liens. Without the consent of Tenant but subject to the Facility Loan Documents, Landlord may, subject to the terms and conditions set forth in this Section 11.1, from time to time, directly or indirectly, create or otherwise cause to exist any lien upon Landlord’s interest in the Leased Property or the Resort, or any portion thereof or interest therein (any such lien, as the same may be amended, modified, restated or replaced from time to time, a “Facility Mortgage”; and the holder of any such Facility Mortgage from time to time, including any such holder’s successors and assigns, a “Facility Mortgagee”), whether to secure any borrowing or other means of financing or refinancing. As of the date hereof, the Facility Mortgage is that certain Construction Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement (Fixture Filing), dated as of February 2, 2007, as modified by (i) that certain Modification of Construction Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement (Fixture Filing) and Other Loan Documents, dated as of November 6, 2007, made by Landlord, HRHH IP, LLC, a Delaware limited liability company, HRHH Development, LLC, a Delaware limited liability company, HRHH Cafe, LLC, a Delaware limited liability company and HRHH Gaming, LLC, a Nevada limited liability company, collectively as trustors, for the benefit of Column Financial, Inc., a Delaware corporation (“Column”), as beneficiary, (ii) that certain Second Modification of Construction Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement (Fixture Filing) and Second Modification of Assignment of Leases and Rents, dated as of December 24, 2009, made by and among Vegas HR Private Limited, a Singapore corporation (“Vegas HR Private Limited”), and the other trustors named in the foregoing clause (i), and (iii) that certain Third Modification of Construction Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement (Fixture Filing) and Third Modification of Assignment of Leases and Rents among Vegas HR Private Limited and the other trustors named in the foregoing clause (i). As of the date hereof, the Facility Mortgagee is Vegas HR Private Limited, pursuant to an Assignment and Assumption (Senior Loan), dated as of November 9, 2007, by and between Column, as assignor, and Vegas HR Private Limited, as assignee. Tenant acknowledges that, as of the date hereof, Landlord is also encumbering Landlord’s interest in the Lease Property and Resort pursuant to a second priority deed of trust in favor of Brookfield Financial, LLC – Series B (“Subordinate Mortgagee”). A Facility Mortgage, the loan agreement pursuant to which such Facility Mortgage was granted and the other loan documents entered into in connection therewith shall be referred to collectively herein as “Facility Loan Documents.”

11.2 Tenant Cooperation. Tenant shall, upon the request of Landlord or any Facility Mortgagee(s), and to the extent in Tenant’s possession, (i) provide Landlord and/or any Facility Mortgagee(s) with copies of all licenses, permits, occupancy agreements, operating agreements, leases, contracts, notes, inspection reports, studies, appraisals, assessments, default or other notices and similar materials reasonably requested in connection with any existing or proposed financing of the Resort or the Leased Property, and (ii) execute such reasonable collateral assignments with respect to the licenses and any of the other aforementioned agreements relating to the Resort or the Leased Property as Landlord and/or such Facility Mortgagee(s) may reasonably request in connection with any such financing, provided that no such collateral assignment shall modify the terms of this Lease.

ARTICLE 12

SUBORDINATION; NON-DISTURBANCE; ATTORNMENT; RIGHT TO CURE

12.1 Subordination of Lease. This Lease, and any and all rights of Tenant hereunder, are and shall be subject and subordinate to any Facility Mortgage and the other related Facility Loan Documents, and all renewals, extensions, modifications, consolidations and replacements thereof, and to each and every advance made or hereafter to be made under any such Facility Mortgage or other related Facility Loan Documents. This Section shall be self-operative and no further instrument of subordination shall be required, provided, however, that Tenant shall execute a memorandum of lease in form and substance reasonably satisfactory to Landlord and Facility Mortgagee and in recordable form which specifically includes the subordination provisions of this Section 12.1. Notwithstanding and without limiting the foregoing, in confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, any Facility Mortgagee, or any of their respective successors in interest may reasonably request to evidence such subordination and this Lease shall be terminable by a Successor Landlord in connection with or following a Foreclosure Event pursuant to the terms of such subordination instrument. Tenant shall not unreasonably withhold its consent to any amendment to this Lease reasonably required by any Facility Mortgagee, provided that such amendment does not (i) increase Tenant’s rental obligations or other financial obligations hereunder, or (ii) have a material adverse effect upon Tenant’s rights hereunder, or (iii) materially increase Tenant’s non-economic obligations hereunder, or (iv) decrease Landlord’s obligations hereunder.

12.2 Cash Management Procedures. For any period during which cash management procedures are implemented by or on behalf of any Facility Mortgagee, Tenant shall pay Rent and any other amounts payable hereunder to such Facility Mortgagee’s lockbox account as designated by such Facility Mortgagee in writing.

12.3 Successor Landlord. Subject to the termination rights of any Facility Mortgagee described in Section 12.1, in the event that any Facility Mortgagee or the nominee or designee of any Facility Mortgagee shall succeed to the rights of Landlord under this Lease (any such person, a “Successor Landlord”), whether through possession or a Foreclosure Event or delivery of a new deed, or otherwise, at such Successor Landlord’s election, in its absolute discretion, such Successor Landlord may elect to recognize Tenant’s rights under this Lease as herein provided and, in such event, Tenant shall attorn to and recognize the Successor Landlord as Tenant’s landlord under this Lease and Tenant shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment (provided that such instrument does not alter the terms of this Lease), whereupon, this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the Successor Landlord shall not be (a) liable in any way to Tenant for any act or omission, neglect or default on the part of any prior landlord under this Lease, (b) responsible for any monies owing by or on deposit with any prior landlord to the credit of Tenant (except to the extent actually paid or delivered to the Successor Landlord), (c) subject to any counterclaim or setoff which theretofore accrued to Tenant against any prior landlord, (d) bound by any modification of this Lease entered into subsequent to the execution of the applicable Facility Mortgage unless consented to by the applicable Facility Mortgagee as required under this Lease, or by any previous prepayment of Rent for more than one (1) month in advance of the date due hereunder, which was not approved in writing by the applicable Facility Mortgagee, (e) liable to Tenant beyond the Successor Landlord’s interest in the Resort and the rents, income, receipts, revenues, issues and profits issuing from the Resort, (f) responsible for the performance of any work to be done by Landlord under this Lease to render the Premises ready for occupancy by Tenant, (g) required to remove any Person occupying the Premises or any part thereof, except if such Person claims by, through or under the Successor Landlord, or (h) required to pay Manager any Sale Buy-Out Amount. Tenant agrees at any time and from time to time to execute a suitable instrument in confirmation of Tenant’s agreement to attorn, as aforesaid.

12.4 Notice to Facility Mortgagee(s). No default notice from Tenant to Landlord under this Lease shall be effective unless and until a copy of the same is given to any Facility Mortgagee(s). The curing of any Landlord default by any Facility Mortgagee(s) shall be treated as performance by Landlord, provided any such cure shall be made within the time periods set forth herein (as extended by this Section 12.4 and Section 14.6. Any Facility Mortgagee(s) shall have the right but not the obligation to remedy any Landlord default under this Lease, or to cause any default of Landlord under this Lease to be remedied, and for such purpose Tenant hereby grants any Facility Mortgagee(s), in addition to the period given to Landlord for remedying defaults, an additional thirty (30) days to remedy, or cause to be remedied, any such default. Tenant shall accept performance by any Facility Mortgagee(s) of any term, covenant, condition or agreement to be performed by Landlord under this Lease with the same force and effect as though performed by Landlord. No Landlord default under this Lease shall exist or shall be deemed to exist (i) as long as any Facility Mortgagee, in good faith, shall have commenced to cure such default within the above-referenced time period and shall be prosecuting the same to completion with reasonable diligence, subject to Force Majeure, or (ii) if possession of the Premises is required in order to cure such default, or if such default is not susceptible of being cured by any Facility Mortgagee, as long as any Facility Mortgagee, in good faith, shall have notified Tenant that such Facility Mortgagee intends to institute proceedings under the Facility Loan Documents, and, thereafter, as long as such proceedings shall have been instituted and shall be prosecuted with reasonable diligence. Neither any Facility Mortgagee nor any Successor Landlord shall become liable under this Lease unless and until such Facility Mortgagee or such other Successor Landlord becomes, and then only with respect to periods in which such Facility Mortgagee or such other Successor Landlord remains, the owner of the Premises. In no event shall any Facility Mortgagee or any other Successor Owner have any personal liability as successor to Landlord, and Tenant shall look only to the estate and property of such Facility Mortgagee or such other Successor Owner in the Leased Property for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by any Facility Mortgagee or other Successor Owner as landlord under this Lease, and no other property or assets of any Facility Mortgagee or any other Successor Owner shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies with respect to this Lease. Any Facility Mortgagee shall have the right, without Tenant’s consent, to foreclose its Facility Mortgage either judicially or pursuant to the power of sale or to accept a deed in lieu of foreclosure of such Facility Mortgage or to exercise any other rights or remedies available under the Facility Loan Documents and in connection therewith terminate this Lease.

12.5 Consent of Facility Mortgagee(s). Neither the Landlord nor the Tenant shall modify, amend or supplement this Lease, without, in each instance, the consent of any Facility Mortgagee(s), which consent may be granted or withheld in accordance with the terms of the Facility Loan Documents, and any attempted modification, amendment or supplement without the consent of any Facility Mortgagee(s) as provided herein shall be void ab initio.

ARTICLE 13

CASUALTY; CONDEMNATION

13.1 Damage and Condemnation. Subject to the rights of any Facility Mortgagee, if the Leased Property or any material portion thereof is condemned, destroyed or materially damaged, Landlord will determine whether or not to restore or replace the Leased Property to a condition at least substantially comparable to that before the casualty or condemnation occurred. Landlord will notify Tenant, within sixty (60) days after the occurrence of the condemnation, destruction or material damage in question of its election of whether or not to cause restoration/replacement to be undertaken. If Landlord does not notify Tenant in writing within such period that Landlord has elected to restore or replace the Leased Property to a condition at least substantially comparable to that before the casualty or condemnation occurred, or if Landlord does provide such notice within such period, but subsequently fails to prosecute such restoration or replacement with reasonable diligence continuously until completion, then Tenant may terminate this Agreement ninety (90) days following written notice to Landlord and an opportunity to complete restoration. To the extent that conduct of the Gaming Operations is rendered impossible or commercially impracticable by virtue of casualty or condemnation, then, for so long as such operation is impossible or commercially impracticable, Tenant’s obligations to operate the Gaming Operations hereunder, as well as accrual of Rent, will be suspended. Any such period of suspension will not be deemed to have been part of the Term and the date of expiration of the Term shall be extended by the number of days of such period. To the extent that Tenant’s use and occupancy of the Leased Property is impaired but Gaming Operations remain possible, Tenant’s obligations to operate the Gaming Operations will continue, but Rent will be abated to the extent the Leased Property is not usable.

13.2 Participation in Condemnation Award. In the event of any condemnation of the Resort or any portion thereof, Tenant shall not participate in any respect in any part of the condemnation award that may be made. Subject to the rights of any Facility Mortgagee, nothing herein contained, however, shall preclude Tenant from asserting as against the condemning authority its claim for injury or damages occasioned by such condemnation to the Gaming Assets or for relocation benefits under Applicable Laws, provided any such claim does not diminish Landlord’s condemnation award.

ARTICLE 14

EVENTS OF DEFAULT; EARLY TERMINATION

14.1 Tenant’s Default. The occurrence of any one or more of the following events shall be an “Event of Default” under this Lease:

(a) Tenant shall default in the payment of any sum of money required to be paid hereunder or under the Existing Gaming Assets Note, Working Capital Note, or any accrued Rent Shortfall (subject to all applicable terms and provisions of this Lease relating to Rent, Rent Shortfalls, and Excess Cash), and shall fail to cure such default within ten (10) calendar days after written notice from Landlord;

(b) Tenant shall default in the performance of any other term, covenant or condition of this Lease on the part of Tenant to be kept and performed and such default continues for thirty (30) calendar days after written notice thereof from Landlord to Tenant; provided, however, that if the default complained of in such notice is of such a nature that the same can be rectified or cured, but cannot with reasonable diligence be done within said thirty (30) calendar-day period, then such longer time as may be reasonably necessary to cure such breach (but not to exceed one hundred twenty (120) days) provided Tenant is diligently pursuing such cure;

(c) Tenant shall vacate or abandon the Leased Property during the Term and not otherwise be current in its rental and other obligations under this Lease;

(d) There is filed any petition in bankruptcy by or against Tenant or Manager, which petition (if involuntary) is not dismissed within ninety (90) days of its filing, or there is appointed a receiver or trustee to take possession of Tenant or Manager or of all or substantially all of the assets of Tenant or Manager, or there is a general assignment by Tenant or Manager for the benefit of creditors, or any action is taken by or against Tenant or Manager under any state or federal insolvency or bankruptcy act, or any similar law now or hereafter in effect, including, without limitation, the filing of execution or attachment against Tenant or Manager and such levy continues in effect for a period of sixty (60) calendar days;

(e) Tenant shall do, or permit to be done, any act which creates a mechanic’s lien or claim thereof against the Leased Property or the Resort and fails to timely discharge same and shall fail to cure such default within ten (10) calendar days after written notice from Landlord;

(f) Tenant shall fail to maintain all necessary approvals, permits and waivers required by Nevada Gaming Authorities to operate the Premises and shall fail to cure such default within the earlier of (i) thirty (30) calendar days after written notice from Landlord, and (ii) the expiration of the administrative cure period, if any, provided by the Nevada Gaming Authorities;

(g) Tenant or Manager shall fail, from and after the Execution Date to comply with the Gaming Act or any requirements of any Governmental Authorities, and such failure shall result in the suspension (temporary or permanent) or impairment of Gaming Operations (or any portion thereof), or fines in excess of: $100,000 per occurrence or $250,000 in the aggregate any consecutive 12-month period;

(h) Tenant or Manager shall materially fail to comply with the IP License or otherwise comply with the terms of Article 7, and fail to cure such failure within ten (10) days after written notice from Landlord;

(i) Tenant shall misapply or misappropriate any reserve funds, and such misapplication or misappropriation is not cured by Tenant and fail to cure such failure within two (2) days after written notice from Landlord;

(j) Tenant shall fail to furnish Landlord with proof of any insurance policy required to be maintained by Tenant within ten (10) days after request from Landlord, but no later than the deadline established in Section 8.3.1; or

(k) A default or material breach by Manager under the Gaming Management Agreement, the Liquor Management Agreement or the Resort Management, or a default or material breach by Tenant under the Gaming Employee Lease, in each case for which Landlord, Tenant, or “Owner” (as defined therein), as applicable, exercises a remedy of termination;

(l) Tenant shall fail to timely deliver an estoppel certificate as required by Article 17 and fail to cure such failure within ten (10) days after written notice from Landlord.

14.2 Additional Default. The occurrence of any one or more of the following events shall also be an “Event of Default” under this Lease:

(a) Tenant is no longer controlled by William W. Warner (including, for the avoidance of doubt, in connection with death or disability);

(b) William W. Warner is convicted of, or pleads nolo contendere (or a similar plea), to any felony;

(c) Tenant’s pledge, encumbrance, transfer or other disposition of its interest in the Premises or any portion thereof or its rights and/or obligations under the Lease;

(d) Tenant’s assignment of this Lease or any sublease of the Premises (other than pursuant to the Sports Book Sublease) or any portion thereof; or

(e) If William W. Warner fails a drug test.

14.3 Remedies. Upon the occurrence of an Event of Default (subject to all applicable rights of notice and cure), in addition to any other rights or remedies provided for herein or available at law or in equity, Landlord shall have the right to declare the Term ended and, subject to Applicable Laws, to re-enter the Premises and take possession thereof, and to terminate all of the rights of Tenant in and to the Leased Property, or the right, whether or not any the Premises or any part thereof be relet, until the end of the Term in absence of such Event of Default, to hold Tenant liable to Landlord and pay to Landlord monthly an amount equal to the amount due as Rent, less the net proceeds for said month, if any, of any reletting after deducting all of Landlord’s expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and costs, and expenses of preparation for such reletting.

14.4 Additional Re-Entry Rights. Subject to Applicable Laws, pursuant to said rights of re-entry above, Landlord shall have the right to remove all Persons from the Premises and the right, but not the obligation, to remove all Gaming Assets therefrom, and the right, but not the obligation, to enforce any rights Landlord may have against said Gaming Assets or store the same in any public or private warehouse or elsewhere at the cost and for the account of Tenant or the owner or owners thereof. Notwithstanding anything contained herein to the contrary, Landlord shall not be deemed to have terminated this Lease or the liability of Tenant to pay any Rent or other sum of money thereafter to accrue hereunder, or Tenant’s liability for damages under any of the provisions hereof, by any such re-entry, or by any action in unlawful detainer or otherwise to obtain possession of the Leased Property, unless Landlord shall have specifically, with reference to this Section 14.4, notified Tenant in writing that it has so elected to terminate this Lease. Tenant covenants and agrees that the service by Landlord of any notice pursuant to the unlawful detainer statutes of the State of Nevada and the surrender of possession pursuant to such notice shall not (unless Landlord elects to the contrary at the time of, or at any time subsequent to, the service of such notice to Tenant) be deemed to be a termination of this Lease, or the termination of any liability hereunder of Tenant to Landlord.

14.5 Waiver by Landlord. The waiver by Landlord of any particular Event of Default or breach of any of the terms, covenants or conditions hereof on the part of Tenant to be kept and performed shall not be a waiver of any preceding or subsequent Event of Default or breach of the same or any other term, covenant or condition contained herein. Landlord’s failure to insist upon strict performance of any of the terms, conditions or covenants herein shall not be deemed to be a waiver of any rights or remedies of Landlord. The subsequent acceptance of Rent by Landlord shall not be construed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease other than the failure of Tenant to pay the particular Rent or other payment or portion thereof so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rental or other payment. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent shall be deemed to be other than on account of the earliest Rent due and payable hereunder (subject in all respects to all applicable provisions of Article 4), nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept any such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in law or equity. This Section 14.5 may not be waived.

14.6 Default by Landlord. In the event Landlord fails or refuses to perform any of the provisions, covenants or conditions of this Lease on Landlord’s part to be kept or performed, then Tenant, prior to exercising any right or remedy Tenant may have against Landlord on account of such default, shall give written notice to Landlord and any Facility Mortgagee(s) of such default, specifying in said notice the default with which Landlord is charged, and Landlord shall not be deemed in default if the same is cured within thirty (30) calendar days of receipt of said notice; provided, however, that if the default complained of in the notice is of such a nature that the same can be rectified or cured by Landlord, but cannot with reasonable diligence be rectified or cured by Landlord within said thirty (30) calendar-day period, then such default shall be deemed to be rectified or cured if Landlord within a thirty (30) calendar-day period shall commence the rectification and curing thereof and shall continue thereafter with all due diligence to cause such rectification and curing to proceed. Notwithstanding the foregoing to the contrary, with respect to a default by Landlord in funding a draw on the Working Capital Line, or other default involving the payment by or delivery by Landlord of funds, then the applicable cure period shall be ten (10) Business Days. Upon the occurrence of a default hereunder by Landlord, and subject to applicable rights of notice and cure as provided in this Section 14.6, Tenant may exercise any and all rights or remedies available to it at law or in equity (including, without limitation, the right to terminate this Lease). The provisions of this Section 13.6 shall not be deemed to amend, limit or vitiate the provisions of Section 11.4.

14.7 Management Agreements. Notwithstanding Section 2.4, Article 15, or any other term or provision of this Lease to the contrary, Landlord or Tenant may terminate this Lease concurrently with any termination of either the Gaming Management Agreement or the Resort Management Agreement (after giving effect to any transition period provided for under either of such agreements and this Agreement).

14.8 Landlord Licensing. Landlord may terminate this Lease at any time during the Term if Landlord or its Affiliates(s) become licensed by the Nevada Gaming Authorities to engage in and conduct the Gaming Operations; provided, that, any such licensee assumes the obligations of Casino Tenant under the Gaming Management Agreement and attorns to Manager thereunder.

14.9 Unsuitability.

14.9.1 Tenant Unsuitability. Notwithstanding anything to the contrary contained herein, in the event that Landlord is notified by any regulatory agency that its continued association with Tenant is likely to jeopardize the obtaining of or retention of any license, permit or approvals pursued or held by Landlord or any of its Affiliates in any jurisdiction, then Landlord will notify Tenant in writing, and Tenant will have thirty (30) days from the date of such notification (or such shorter period as the regulatory agency may impose) to cure or otherwise address the suitability issue to Landlord’s reasonable satisfaction. If Tenant fails to cure or otherwise address the suitability issue to Landlord’s reasonable satisfaction, then Landlord may terminate this Lease immediately upon written notice to Tenant.

14.9.2 Landlord Unsuitability. Notwithstanding anything to the contrary contained herein, in the event that Tenant is notified by any regulatory agency that its continued association with Landlord is likely to jeopardize the obtaining of or retention of any license, permit or approvals pursued or held by Tenant or any of its Affiliates in any jurisdiction, then Tenant will notify

Landlord in writing, and Landlord will have thirty (30) days from the date of such notification (or such shorter period as the regulatory agency may impose) to cure or otherwise address the suitability issue to Tenant’s reasonable satisfaction. If Landlord fails to cure or otherwise address the suitability issue to Tenant’s reasonable satisfaction, then Tenant may terminate this Lease immediately upon written notice to Landlord.

14.10 Compliance with Applicable Laws. Notwithstanding any other term or provision of this Lease to the contrary, with respect to any termination of this Lease, this Lease will remain in effect for as long as may be required in order for Tenant to comply with all Applicable Laws with respect to the Tenant’s termination of the conduct of the Gaming Operations, as such Applicable Laws may apply with respect to the facts and circumstances of any such termination, and the effective date of any termination of this Lease will reflect the foregoing.

14.11 At Will Termination of Landlord. Landlord shall have the following rights of termination:

(a) During the Initial Term. Landlord may, with or without cause and at any time during the Initial Term, terminate this Lease upon thirty (30) days’ prior written notice to Tenant, without the payment of any termination fee or other similar payment (unless, prior to the Renewal Deadline, Landlord has elected to renew the Term for the Renewal Term).

(b) During the Renewal Term. Landlord may, with or without cause and at any time during the Renewal Term, terminate this Lease upon a Sale of the Resort, with such termination to take effect upon the date that both of the following have occurred: (i) consummation of the Sale of the Resort, and (ii) payment by Landlord (but not any Successor Landlord following a Foreclosure Event) to Manager of the Sale Buy-Out Amount.

ARTICLE 15

TRANSITION

Upon any termination of this Lease (whether through expiration of the Term or otherwise), in addition to, and in connection with, Tenant’s obligations under Sections 6.13 and 6.14, Tenant will take reasonable steps for the orderly transition and handover of the Leased Property to Landlord, pursuant to a transition plan. If, at least ninety (90) days prior to the expiration of the Term, the Parties have not agreed upon terms of a renewal of the Term, then Landlord and Tenant shall agree upon a transition plan within 60 days. With respect to any termination of this Lease prior to expiration of the Term, Landlord and Tenant will negotiate towards a transition plan in good faith and in a manner that is reasonable in light of the circumstances of such termination. The transition plan shall be implemented for a period that is reasonable in light of the circumstances of such termination to ensure that the Leased Property and Gaming Assets are properly handed over to Landlord but in all cases, for a period ending no sooner than the earlier of (i) the date that Landlord or an Affiliate or a successor tenant selected by Landlord has obtained all Approvals necessary to perform the functions of Tenant hereunder and sufficient time has elapsed to enable Landlord to comply with all Applicable Laws, including but not limited to the Worker Adjustment and Retraining Notification Act of 1988, or (ii) one-hundred-eighty (180) days after written notice to the other; provided, however, that for so long as any foregoing-described transition period is in effect, Manager receives either the management fees or the “Transition Consideration” (as applicable) under the Gaming Management Agreement and the Resort Management Agreement. Tenant, will, on expiration or termination of this Lease, provide Landlord with all Guest Records and any other data relating to the Resort’s customers, as such data appears in the Manager’s database, and such data shall be provided in machine readable form or written form, at the election of Landlord. Tenant shall also deliver to Landlord all books and records of Gaming Operations in Tenant or Manager’s possession. Tenant will be prohibited from using such information for any purpose after termination or expiration of this Agreement.

ARTICLE 16

REPRESENTATIONS AND WARRANTIES

16.1 Representations and Warranties of Landlord. Landlord hereby makes the following representations and warranties to Tenant as of the Execution Date, which representations and warranties will also be true as of, and deemed made again by Landlord, as of the Term Commencement Date:

(a)	Landlord is a limited liability company, duly organized and validly existing under the laws of the State of Delaware and in good standing under the laws of the State of Delaware and the State of Nevada. Landlord has the capacity to enter into this Lease and the capacity and ability to carry out the terms and provisions of this Lease, including, without limitation, the lease to Tenant of the Leased Property and other than the Approvals required of the Tenant and the Manager by the Nevada Gaming Authorities and the Facility Mortgagee, no Approval of any Governmental Authority or any other third Person is required in connection therewith and this Lease constitutes the legal, valid and binding Lease of Landlord, enforceable in accordance with its terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights; and

(b)	neither the execution and delivery of this Lease, nor the consummation of the transactions contemplated hereby, will conflict with or result in a violation or breach of any material term or provision of, or constitute a default under (i) any order, judgment, writ, injunction, decree, license, permit, statute, rule or regulation of any court, governmental, regulatory or public body; or (ii) any license, franchise, permit, indenture, mortgage, deed of trust, lease, contract, instrument, commitment or other lease or arrangement to which Landlord is a party or by which Landlord or the Leased Property, as applicable, is bound.

16.2 Representations and Warranties of Tenant. Tenant hereby makes the following representations and warranties to Landlord as of the Execution Date, which representations and warranties will also be true as of, and deemed made again by Tenant, as of the Term Commencement Date:

(a) Tenant is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Tenant has the full right, power and lawful authority to enter into this Lease and as of the Term Commencement Date, will have the capacity and ability to carry out the terms and provisions of the Lease, including, without limitation, the lease from Landlord of the Leased Property, and other than the Approvals required by the Tenant and the Manager of the Nevada Gaming Authorities and the Facility Mortgagee, no Approval of any Governmental Authority or any other third Person is required in connection therewith and this Lease constitutes the legal, valid and binding Lease of Tenant, enforceable in accordance with its terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies; and

(b) neither the execution and delivery of this Lease, nor the consummation of the transactions contemplated hereby, will conflict with or result in a violation or breach of any term or provision of, or constitute a default under (i) any order, judgment, writ, regulatory or public body; or (ii) any license, franchise, permit, indenture, mortgage, deed of trust, lease, contract, instrument, commitment or other Lease or arrangement to which Tenant is a party or by which it or Tenant’s property, as applicable, is bound.

ARTICLE 17

ESTOPPEL CERTIFICATES

Tenant shall at any time and from time to time, within ten (10) calendar days after written request from Landlord (accompanied by the documentation that is requested to be executed by Tenant), execute, acknowledge and deliver to Landlord, any Facility Mortgagee, and any prospective purchaser or lender identified by Landlord a statement in writing, in recordable form, (a) certifying that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease as so modified, is in full force and effect, and the date to which the rental and other charges are paid in advance or delinquent, if any, (b) certifying the commencement and expiration date (subject to applicable rights to renew provided for herein) of the Term, (c) certifying that there has been no assignment or other transfer by Tenant of this Lease, or any interest therein, (d) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder and that Tenant has no right of offset, counterclaim or deduction against Rent, or specifying such default if any are claimed together with the amount of any offset, counterclaim or deduction alleged by Tenant, and (e) certifying such other matters as Landlord or any Facility Mortgagee may request. Any such statements may be relied upon by any existing owner or prospective purchaser or any present or prospective lender upon the security of the Leased Property.

ARTICLE 18

ASSIGNMENT OR SUBLETTING

18.1 Assignment. Except for the Sports Book Sublease, Tenant shall not assign, mortgage, pledge, hypothecate or encumber this Lease nor leasehold estate hereby created or any interest herein, or sublet the Leased Property or any portion thereof, or license the use of all or any portion of the Leased Property without Landlord’s prior written consent, which determination shall be made in Landlord’s sole discretion; provided, however, any such assignee must have all Approvals necessary for such Assignee’s performance of its respective obligations hereunder. Tenant shall not assign its interest under the Lease in any manner that would result in a third party becoming the “Tenant” under this Lease without the prior written consent of Landlord and Facility Mortgagee. The acceptance of Rent by Landlord from any other Person shall not be deemed to be a waiver of any provision of this Lease or consent to the assignment of Tenant’s interest in this Lease. Absent a written agreement to the contrary which is executed by Landlord, no assignment, mortgage, pledge, hypothecation or encumbrance of this Lease by Tenant shall act as or effect a release of Tenant from any of the agreements, obligations and covenants of this Lease to be performed by Tenant hereunder.

18.2 No Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation hereof, or the termination of this Lease by Landlord pursuant to any provision contained herein, shall not work a merger, but at the option of Landlord, shall either terminate any or all existing subleases or subtenancies, or operate as an assignment to Landlord of any and all such subleases or subtenancies as determined by Landlord, exercisable in Landlord’s sole discretion.

18.3 No Passage by Law. It is understood and agreed that neither this Lease nor any interest herein or hereunder, nor any estate hereby created in favor of Tenant, shall pass by operation of law under any state or federal insolvency; bankruptcy or inheritance act, or any similar Applicable Law now or hereafter in effect, to any trustee, receiver, assignee for the benefit of creditors, heir, legatee, devisee, or any other Person whomsoever without the express prior written consent of Landlord, exercisable in Landlord’s sole discretion, and subject to Applicable Laws.

ARTICLE 19

RIGHT OF ACCESS

19.1 Leased Property. Subject to Applicable Laws (including, without limitation, the Gaming Act), Landlord and its authorized agents and representatives shall be entitled to enter the Leased Property at any reasonable time for the purpose of (a) observing, posting or keeping posted thereon notices provided for hereunder, and such other notices as Landlord may reasonably deem necessary or appropriate for protection of Landlord, its interest or the Leased Property, (b) inspecting the Leased Property or any portion thereof, (c) inspecting the Leased Property relative to concerns over use, storage or disposal of Hazardous Materials, and (d) making repairs to the Leased Property or any other portion of the Property and performing any work therein or thereon which Landlord may reasonably elect or be required to make hereunder, including, without limitation, Landlord’s maintenance and repairs, or which may be necessary to comply with any Applicable Laws or any applicable standards that may, from time to time, be established by an insurer, or which Landlord may reasonably deem necessary or appropriate to prevent waste, loss, damage or deterioration to or in connection with the Leased Property or any other portion of the Resort or for any lawful purpose. In no event shall Landlord have access to any area for which access is restricted in accordance with the Gaming Act, except pursuant to such laws. Landlord shall have the right to use any means which Landlord may reasonably deem proper to open all doors in the Leased Property in an emergency. Entry into the Leased Property obtained by Landlord by any such means shall not be deemed to be forcible or unlawful entry into, or a detainer of, the Leased Property, or an eviction of Tenant from the Leased Property or any portion thereof. Nothing contained herein shall impose or be deemed to impose any duty on the part of Landlord to do any work or repair, maintenance, reconstruction or restoration, which under any provision of this Lease is required to be done by Tenant, and any performance thereof by Landlord shall not constitute a waiver of Tenant’s default in Tenant’s failure to do the same.

19.2 Audit Rights. Landlord or its agents (limited to internal accounting personnel of Landlord or any nationally or regionally-recognized accounting firm; provided, however, that Landlord may not audit pursuant to this Section 19.2 using outside accountants more than four (4) times per Term Year; provided further, however, that the foregoing limitation shall not limit such accounting firm from performing other services on a more frequent basis in connection with tax preparation, public company reporting, and other non-audit functions) shall have the right, during normal business hours, upon three (3) days’ advance notice to Tenant, to inspect and audit Tenant’s books, records and financial statements for the purposes of verifying calculations by Tenant of Excess Cash. All such inspections and audits shall be carried on so as not to unreasonably interfere with the conduct of Tenant’s business, and, during any visits to the Premises, Landlord shall, or shall cause its agent to, comply with all of Tenant’s reasonable safety, security, and confidentiality requirements, which may include executing a nondisclosure agreement reasonably acceptable to Tenant. The costs of any such audit shall be Gaming Expenses.

ARTICLE 20

GOVERNING LAW; DISPUTE RESOLUTION

20.1 Governing Law. This Agreement and the rights and obligations of the Parties shall be construed and governed by the laws of the State of Nevada.

20.2 Dispute Resolution.

20.2.1 Subject to Section 20.2.2, each of the Parties: (i) agrees to the exclusive jurisdiction of any state or federal court within the County of Clark, State of Nevada, with respect to any claim or cause of action arising under or relating to this Lease, and (ii) waives any objection based on forum non conveniens and any objection to venue with respect to any action brought in the foregoing-described courts. Subject to Section 20.2.2, each Party shall have the right to apply to a court of law to enjoin any breach of this Lease to the extent that monetary damages or other remedies at law would not be an adequate remedy and injunctive or similar relief is necessary to prevent irreparable damage or injury to the Party seeking such injunctive or similar relief. In the event of any litigation or other formal dispute resolution procedure (other than arbitration in accordance with Section 20.2.2) between the Parties arising out of or relating to this Agreement, the prevailing Party shall be reimbursed for all costs incurred in connection with such litigation, arbitration or formal dispute resolution procedure, including, without limitation, reasonable attorneys’ fees and costs. The prevailing Party need not prevail on every issue in dispute, but must prevail on the main issue which is the subject of such dispute.

20.2.2 Notwithstanding the terms of Section 20.2.1, all claims and matters in question with respect to the calculation or other determination of sums and amounts pursuant to this Lease shall be resolved by binding, self administered arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and all such proceedings shall be subject to the Federal Arbitration Act. There shall be three arbitrators. Each party shall designate an arbitrator within 30 days of the notification of a party’s intent to proceed with arbitration. The two arbitrators so designated shall elect a third arbitrator, who shall be neutral, and shall be a person who has at least eight years professional experience in the casino gaming industry and who has not previously been employed by either Party and does not have a direct or indirect interest in either Party or the subject matter of the arbitration. If either Party fails to designate an arbitrator within the time specified or the two Parties’ arbitrators fail to designate a third arbitrator within 30 days of their appointment, the remaining arbitrator(s) shall be appointed by the AAA. Each Party shall pay for the expenses incurred by its designated arbitrator and the costs of the third, neutral arbitrator shall be divided between the Parties. Only damages allowed pursuant to this Lease may be awarded and, without limitation of the foregoing, the arbitrators shall have no authority to award damages contravening in any way the limitation of liability agreed to by the Parties in Section 10.4. The arbitration panel shall apply the laws of the state of Nevada. The arbitration shall take place in Las Vegas, Nevada. ALL PROCEEDINGS, AWARDS AND DECISIONS UNDER ANY DISPUTE RESOLUTION PROCEEDING UNDER THIS SECTION 20.2.2 SHALL BE STRICTLY PRIVATE AND CONFIDENTIAL AND THE ARBITRATORS SHALL EXECUTE CONFIDENTIALITY AGREEMENTS ACKNOWLEDGING AND AGREEING TO THE SAME.

20.3 Waiver of Jury Trial. EACH PARTY HERETO EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY JUDICIAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION (AS DEFINED IN THIS AGREEMENT) AND ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE OTHER PARTY’S ENTERING INTO THIS AGREEMENT.

20.4 Remedies Not Exclusive. Subject in all respects to the limitation of liability agreed to by the Parties in Section 10.4, the remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

20.5 Prevailing Party. In the event of any litigation, arbitration, or other formal dispute resolution procedure between the Parties arising out of or relating to this Agreement, the prevailing Party shall be reimbursed for all costs incurred in connection with such litigation, arbitration or formal dispute resolution procedure, including, without limitation, reasonable attorneys’ fees and costs.

ARTICLE 21

MISCELLANEOUS PROVISIONS

21.1 Severability. If any of the terms or provisions hereof shall be held invalid or unenforceable, such terms or provisions will be deemed reformed (without requirement of the execution of an amendment by the Parties hereto) to the extent required for such term or provision to be held valid or enforceable, as applicable; and further, no such invalidity or unenforceability shall affect any of the other terms or provisions hereof.

21.2 Successors and Assigns. Except as herein otherwise expressly provided, the terms hereof shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successor and assigns of Landlord and Tenant, subject to restrictions on assignment of this Lease as provided herein.

21.3 Force Majeure. Neither Party shall be in default in the performance of its obligations under this Lease if such failure of performance is due to causes beyond its reasonable control, including acts of God, war, fires, floods, or accidents causing damage to or destruction of the Leased Property, or any other causes, contingencies, or circumstances not subject to such Party’s reasonable control which prevent or hinder performance of this Agreement; provided, however, in no event will the provisions of this Section 21.3 excuse an obligation of a Party to make a payment as required in accordance with the terms and provisions of this Agreement.

21.4 Waivers. No failure or delay by either Party to insist upon the strict performance of any covenant, agreement, term or condition of this Lease, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then-existing or subsequent breach thereof.

21.5 Entire Agreement. This Lease, together with the Gaming Employee Lease, contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, representations, understandings, offers and communications regarding such subject matter, whether oral or written.

21.6 Amendment. This Lease may be amended only by a written instrument duly executed by each Party hereto, and consented to by any Facility Mortgagee.

21.7 No Partnership. Nothing contained in this Lease shall be deemed or construed by the Parties hereto or by any third party to create the relationship of principal and agent or to partnership or of joint venture or of any association between Landlord and Tenant, nor shall anything contained herein be deemed to create any relationship between Landlord and Tenant other than the relationship of Landlord and Tenant.

21.8 Intentionally Omitted.

21.9 Time. Time of the essence of this Lease and all of the terms and conditions hereof; provided, however, that whenever any determination is to be made or action is to be taken on a date specified in this Lease, if such date shall fall on a Saturday, Sunday or legal holiday under the laws of the State, or the United States, then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

21.10 Notice. All notices and other communications under this Lease shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) one business day following the day sent by overnight courier (with written confirmation of receipt), (c) by facsimile with report of confirmation during business hours, in each case at the following addresses or telecopier number (or to such other address or numbers as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Landlord:	HRHH Hotel/Casino, LLC
Theresa Hoyt
Senior Vice President
Brookfield Real Estate Financial Partners, LLC
Three World Financial Center
200 Vesey Street, 11th Floor
New York, NY 10281-1021
Facsimile: 212-417-7263
E-mail: theresa.hoyt@brookfield.com

If to Tenant:	LVHR Casino, Inc.
8912 Spanish Ridge Ave., Suite 120
Las Vegas, NV 89148
Attn: William W. Warner, President
Facsimile: (702) 873-7900
E-mail: bill@warnergaming.com

w/ a copy to:	Warner Gaming, LLC
8912 Spanish Ridge Ave., Suite 120
Las Vegas, NV 89148
Attn: General Counsel
Facsimile: (702) 873-7900
E-mail:bob@warnergaming.com

Electronic mail addresses are for convenience only, and any notice sent by e-mail must also be sent by one of the means specified above to be deemed effectively given.

21.11 Counterparts. This Lease may be executed in counterparts and all of such counterparts, taken together, shall be deemed part of one instrument.

21.12 Tax Treatment. For all income tax purposes,

(a) Tenant shall (i) treat this Lease as a “lease” and (ii) treat itself as the owner of the Casino Assets throughout the term of the Lease.

(b) Tenant shall (i) treat the rent payable under this Lease as “contingent rent” within the meaning of Section 1.467-1(h)(2) of the Treasury Regulations (the “Regulations”) promulgated under the Internal Revenue Code of 1986, as amended and in accordance with Section 1.467-1(d)(1)(iii) of the Regulations, treat the amount of rent paid to Landlord in each taxable year as the amount of rent that accrues during such taxable year; (ii) treat this Lease as not having “deferred rent” or “prepaid rent” within the meaning the Section 1.467-1(c)(3) of the Regulations; and (iii) treat capital expenditures in connection with Gaming Operations paid by Tenant as rent payable under the Lease.

(c) Tenant shall file its tax returns consistent with this Section 20.12, shall provide Landlord with a copy of, and an opportunity to comment on, all each tax return at least two weeks prior to filing, and shall file all such returns in a manner consistent with all such comments provided by Landlord.

21.13 Gaming Authorities Requirements. Landlord and Tenant agree that notwithstanding any of the provisions herein, if at any time during the Term, the Nevada Gaming Authorities require or prohibit any act on the part of Landlord or Tenant, Landlord or Tenant, as applicable, shall comply with such requirement or prohibition as the case may be, and any such compliance shall not be deemed a breach of this Lease.

21.14 Further Assurances. Each party will, from time to time after the execution of this Lease, execute and deliver such instruments, documents and assurances and take such further acts as the other party may reasonably request to carry out the purpose and intent of this Lease without undue delay. Any party who fails to comply with this Section 21.13 shall reimburse the other party for any direct expenses, including attorneys’ fees and court costs, which, as a result of this failure, become reasonably necessary for carrying out this Lease.

21.15 Subject to Facility Loan Documents. This Lease is subject to the terms and conditions of the Facility Loan Documents. To the extent there is a conflict between the Facility Loan Documents and the non-economic terms of this Lease, the terms of the Facility Loan Documents shall govern. Each of the Landlord and Tenant expressly agree and acknowledge that any Facility Mortgagee and its successors and assigns, but no other person or entities, are third-party beneficiaries hereof.

20.16 Consents and Approvals. Where approval or consent or other action of the Tenant is required, such approval shall mean the written approval of the Tenant’s Representative, who, as between Tenant and Landlord, shall be provided with all requisite corporate authority to act on behalf of Tenant for purposes of this Agreement. Where approval or consent or other action of the Landlord is required, such approval shall mean the written approval of the Landlord’s Representative, who, as between Landlord and the Tenant, shall be provided with all requisite corporate authority to act on behalf of the Landlord for purposes of this Agreement.

21.17 Covenant of Good Faith and Fair Dealing. Each Party agrees to act in good faith in dealing with one another pursuant to this Lease. Each Party hereby covenants to the others that it shall not undermine the rights of the other Party hereto with respect to the Agreement and will cooperate with each other in achieving the goals of this Lease; provided, however, that nothing in the foregoing will be deemed to limit or otherwise affect the rights of a Party to terminate this Lease or seek remedies for defaults hereunder, all as provided for in this Lease.

[signatures on following page]

IN WITNESS WHEREOF, the Parties hereto have caused this Lease to be executed as of the day and year first above written.

LANDLORD:		TENANT:

HRHH HOTEL/CASINO, LLC		LVHR Casino, Inc.

By:	/s/ Theresa A. Hoyt	By:	/s/ William W. Warner
Name:	THERESA A. HOYT		WILLIAM W. WARNER,
Title:	Authorized Representative		President

Exhibit “A” Site Plan showing Gaming Operations Location

Exhibit B

Hard Rock Hotel Holdings, LLC

Gaming Financial Summary

Actual	Last Year	CURRENT MONTH Budget	vs. Prior	vs. Budget	December 2010	Actual	Last Year	YEAR to DATE Budget	vs. Prior	vs. Budget
					Drop

$14,936,229	$16,632,223	$32,617,204	$(1,695,994)	$(17,680,975)	Table Games	$308,539,048	$251,000,687	$403,131,980	$57,538,361	$(94,592,932)
$27,489,938	$25,474,077	$46,157,572	$2,015,861	$(18,667,634)	Slot Coin In	$337,406,261	$321,079,447	$458,913,695	$16,326,814	$(121,507,434)
$—	$2,119,617	$—	$(2,119,617)	$—	Race & Sports Book	$21,381,756	$22,951,077	$7,837,773	$(1,569,321)	$13,543,982

$42,426,167	$44,225,917	$78,774,776	$(1,799,750)	$(36,348,609)	Total Drop	$667,327,065	$595,031,211	$869,883,448	$72,295,854	$(202,556,384)

					Revenues

$1,843,558	$1,700,604	$4,306,979	$142,954	$(2,463,421)	Table Games	$41,858,606	$27,684,782	$53,232,047	$14,173,824	$(11,373,441)
$1,216,171	$834,248	$2,400,500	$381,924	$(1,184,329)	Slot Revenue	$15,796,474	$13,438,479	$23,866,557	$2,357,994	$(8,070,083)
$39,632	$77,859	$171,855	$(38,227)	$(132,223)	Poker Revenue	$1,280,951	$1,454,794	$1,851,544	$(173,843)	$(570,593)
$13,719	$(19,072)	$—	$32,791	$13,719	Race & Sports Book	$766,705	$948,871	$471,749	$(182,166)	$294,956

$3,113,080	$2,593,638	$6,879,334	$519,442	$(3,766,254)	Total Revenue	$59,702,736	$43,526,927	$79,421,897	$16,175,809	$(19,719,161)

					Hold Percentage

12.3%	10.2%	13.2%	2.1%	-0.9%	Table Games	13.6%	11.0%	13.2%	2.5%	0.4%
4.4%	3.3%	5.2%	1.1%	-0.8%	Slot Revenue	4.7%	4.2%	5.2%	0.5%	-0.5%
0.0%	-0.9%	0.0%	0.9%	0.0%	Race & Sports Book	3.6%	4.1%	6.0%	-0.5%	-2.4%

7.3%	5.9%	8.7%	1.5%	-1.4%	Total Hold Percentage	8.9%	7.3%	9.1%	1.6%	-0.2%

					Salaries and Wages

$(264,235)	$(233,833)	$(338,873)	$(30,402)	$74,638	Salaries	$(3,944,382)	$(2,817,777)	$(4,008,864)	$(1,126,604)	$64,482
$(5,807)	$(6,748)	$(10,172)	$941	$4,365	Administration	$(85,455)	$(123,001)	$(119,796)	$37,546	$34,341
$(11,867)	$(8,846)	$(17,065)	$(3,021)	$5,198	Butler	$(186,114)	$(118,899)	$(227,028)	$(67,215)	$40,914
$(45,734)	$(55,929)	$(73,777)	$10,195	$28,043	Cashiers	$(696,792)	$(699,153)	$(850,795)	$2,361	$154,003
$(10,133)	$(9,958)	$(15,128)	$(175)	$4,995	Coordinator	$(116,301)	$(113,792)	$(182,119)	$(2,509)	$65,818
$(8,707)	$(10,208)	$(13,564)	$1,501	$4,857	Count Team	$(128,997)	$(139,189)	$(172,739)	$10,192	$43,742
$—	$(2,546)	$(5,612)	$2,546	$5,612	Credit and Collections	$(23,995)	$(22,320)	$(61,368)	$(1,675)	$37,373
$—	$—	$(1,315)	$—	$1,315	CRM	$—	$(6,427)	$(15,835)	$6,427	$15,835
$(203,310)	$(212,716)	$(369,068)	$9,406	$165,758	Dealer	$(3,377,292)	$(2,744,798)	$(4,431,850)	$(632,495)	$1,054,558
$(20,128)	$(23,042)	$(26,123)	$2,915	$5,995	Investigator	$(263,094)	$(270,093)	$(308,018)	$7,000	$44,924
$(47,204)	$(46,994)	$(51,775)	$(210)	$4,571	Slot Tech	$(578,181)	$(509,166)	$(644,186)	$(69,016)	$66,005
$(200,632)	$(231,501)	$(313,652)	$30,869	$113,020	Supervision	$(3,424,768)	$(3,210,650)	$(3,811,066)	$(214,117)	$386,298
$—	$(9,595)	$—	$9,595	$—	Ticket Writer	$(91,226)	$(119,672)	$(35,555)	$28,446	$(55,671)
$(13,414)	$(7,419)	$(17,065)	$(5,995)	$3,651	VIP Services	$(192,354)	$(110,814)	$(227,028)	$(81,540)	$34,674
$(1,705)	$(9,446)	$—	$7,741	$(1,705)	Overtime	$(106,248)	$(94,057)	$—	$(12,191)	$(106,248)

$(832,875)	$(868,780)	$(1,253,189)	$35,906	$420,314	Total Salaries and Wages	$(13,215,199)	$(11,099,810)	$(15,096,247)	$(2,115,389)	$1,881,048

Actual	Last Year	CURRENT MONTH Budget	vs. Prior	vs. Budget	December 2010	Actual	Last Year	YEAR to DATE Budget	vs. Prior	vs. Budget
					Payroll Taxes and Employee Benefits

$(287,435)	$(368,694)	$(396,885)	$81,259	$109,450	Benefits	$(3,607,838)	$(3,540,037)	$(4,719,099)	$(67,800)	$1,111,261
$(147,200)	$(119,549)	$(242,676)	$(27,651)	$95,476	Payroll Taxes	$(2,219,171)	$(2,026,087)	$(2,925,739)	$(193,084)	$706,568

$(434,635)	$(488,243)	$(639,561)	$53,608	$204,926	Total PT and EB	$(5,827,008)	$(5,566,125)	$(7,644,838)	$(260,884)	$1,817,830
$(1,267,510)	$(1,357,023)	$(1,892,750)	$89,514	$625,240	Total Payroll and Benefits	$(19,042,207)	$(16,665,934)	$(22,741,085)	$(2,376,273)	$3,698,878

					Complimentary Expenses

$(395,273)	$(230,460)	$(466,259)	$(164,813)	$70,986	Department Comp-Beverage	$(5,005,173)	$(3,526,059)	$(5,460,526)	$(1,479,114)	$455,353
$(89,040)	$(128,080)	$(246,003)	$39,040	$156,963	Department Comp-Food	$(1,796,373)	$(1,887,571)	$(2,832,748)	$91,198	$1,036,375
$(61,345)	$(123,174)	$(215,605)	$61,829	$154,260	Department Comp- Merchandise	$(1,293,136)	$(1,809,274)	$(2,643,761)	$516,138	$1,350,625
$(111)	$(213)	$—	$102	$(111)	Department Comp-Other	$(12,901)	$(5,936)	$—	$(6,965)	$(12,901)
$(264,739)	$(297,929)	$(691,356)	$33,190	$426,617	Department Comp-Hotel	$(5,855,390)	$(6,333,321)	$(8,746,122)	$477,931	$2,890,732

$(810,507)	$(779,855)	$(1,619,223)	$(30,653)	$808,716	Total Complimentary Expenses	$(13,962,972)	$(13,562,161)	$(19,683,157)	$(400,811)	$5,720,185
26.0%	30.1%	23.5%	4.0%	-2.5%	Comp Exp as a %age of Total Revenue	23.4%	31.2%	24.8%	7.8%	1.4%

					Other Expenses

$—	$(2,500)	$(20,000)	$2,500	$20,000	Adv - Other	$(38,644)	$(2,500)	$(190,000)	$(36,144)	$151,356
$(3,466)	$(6)	$(3,875)	$(3,460)	$409	Apparel	$(39,323)	$(34,378)	$(46,500)	$(4,945)	$7,177
$—	$—	$(200,000)	$—	$200,000	Blackjack Tournament	$11,400	$(84,724)	$(375,000)	$96,124	$386,400
$—	$(683)	$—	$683	$—	Cable TV	$(9,266)	$(6,168)	$(2,580)	$(3,098)	$(6,686)
$—	$—	$—	$—	$—	Chartered Flights	$(24,952)	$—	$—	$(24,952)	$(24,952)
$—	$—	$—	$—	$—	Cigarettes	$11,163	$—	$—	$11,163	$11,163
$(3,807)	$(3,079)	$(4,547)	$(728)	$740	Communications	$(51,659)	$(43,820)	$(54,564)	$(7,839)	$2,905
$(1,146)	$(1,235)	$(1,500)	$89	$354	Contr Maint-Computer Sft Wr	$(13,756)	$(14,822)	$(18,000)	$1,066	$4,244
$(621)	$(3,553)	$—	$2,932	$(621)	Contr Maint-General	$(59,359)	$(58,010)	$(9,369)	$(1,350)	$(49,990)
$(35,986)	$(19,671)	$(38,187)	$(16,315)	$2,201	Contract Services	$(660,103)	$(361,626)	$(479,324)	$(298,476)	$(180,779)
$(6,270)	$(4,183)	$(7,500)	$(2,087)	$1,230	Credit Rating Service	$(90,289)	$(56,359)	$(90,000)	$(33,930)	$(289)
$—	$(2,500)	$(35,000)	$2,500	$35,000	Customer Gifts	$1,003	$(39,445)	$(46,000)	$40,448	$47,003
$(145,780)	$(98,365)	$(115,000)	$(47,415)	$(30,780)	Customer Promotion	$(330,204)	$(206,338)	$(725,000)	$(123,866)	$394,796
$—	$—	$—	$—	$—	Customer Promotion - Golf Tournament	$(1,033)	$—	$(30,000)	$(1,033)	$28,967
$—	$—	$—	$—	$—	Customer Promotion - Ms Hard Rock	$(650)	$—	$—	$(650)	$(650)
$(61,340)	$(31,639)	$(75,000)	$(29,701)	$13,660	Customer Reimbursed Travel	$(885,077)	$(697,225)	$(825,000)	$(187,852)	$(60,077)
$—	$(40)	$—	$40	$—	Decorations-General	$(1,236)	$(948)	$—	$(289)	$(1,236)
$(101,017)	$(56,934)	$(75,000)	$(44,083)	$(26,017)	Direct Mail Promo	$(609,612)	$(633,700)	$(1,505,000)	$24,088	$895,388
$(90,000)	$—	$(275,000)	$(90,000)	$185,000	Discount	$(2,902,453)	$(2,214,700)	$(2,750,000)	$(687,753)	$(152,453)
$—	$(300)	$—	$300	$—	Dues & Subscriptions	$(4,450)	$(5,851)	$(1,125)	$1,401	$(3,325)
$(18,124)	$(11,423)	$(30,000)	$(6,701)	$11,876	Equipment Rental	$(204,656)	$(153,588)	$(363,928)	$(51,068)	$159,272
$(31,476)	$(24,305)	$(25,600)	$(7,171)	$(5,876)	Gaming Supplies	$(281,734)	$(239,871)	$(307,200)	$(41,863)	$25,466
$(262)	$(2,876)	$—	$2,614	$(262)	Laundry	$(4,473)	$(5,302)	$(45)	$829	$(4,428)
$—	$—	$(750)	$—	$750	Matches and Ashtrays	$—	$—	$(9,000)	$—	$9,000
$(1,281)	$(5,320)	$(25,200)	$4,040	$23,919	Miscellaneous	$(180,028)	$(104,046)	$(207,400)	$(75,982)	$27,372
$(7,811)	$(54,162)	$—	$46,351	$(7,811)	New Year’s Eve	$(71,469)	$(68,061)	$(100,000)	$(3,408)	$28,531
$—	$—	$—	$—	$—	New Year’s Eve Party	$—	$1,366	$—	$(1,366)	$—
$(536)	$(6,875)	$(15,000)	$6,339	$14,464	Off Property Event Tickets	$(53,745)	$(72,582)	$(144,000)	$18,837	$90,255
$(1,062)	$(3,358)	$(3,250)	$2,296	$2,188	Office Supplies	$(50,330)	$(38,067)	$(40,779)	$(12,263)	$(9,551)
$2,966	$(8,721)	$(8,100)	$11,686	$11,066	Other Operating Supplies	$(69,097)	$(59,769)	$(112,200)	$(9,328)	$43,103
$—	$—	$—	$—	$—	Other Promotions	$—	$(10,000)	$—	$10,000	$—
$(30,664)	$(16,289)	$(68,100)	$(14,375)	$37,436	Other Services	$(632,941)	$(541,858)	$(798,769)	$(91,082)	$165,829
$(10,795)	$(13,667)	$(25,250)	$2,872	$14,455	Outside Comp - F & B	$(280,366)	$(225,430)	$(303,066)	$(54,936)	$22,700
$(89)	$(964)	$(5,000)	$874	$4,911	Outside Comp-Other	$(25,080)	$(14,781)	$(60,147)	$(10,299)	$35,067
$—	$—	$(200)	$—	$200	Paper Supplies	$(2,832)	$(1,742)	$(2,928)	$(1,090)	$96
$(4,421)	$(6,599)	$(4,463)	$2,178	$42	Parts Supplies	$(38,670)	$(38,920)	$(53,550)	$250	$14,880
$—	$(1,956)	$(10,000)	$1,956	$10,000	Player Development	$(69,881)	$(13,203)	$(165,000)	$(56,678)	$95,119
$—	$—	$—	$—	$—	Poker Tournament	$(622)	$(8,598)	$(15,000)	$7,976	$14,378
$—	$—	$—	$—	$—	Prefer Cust Comp-Other	$—	$(207)	$—	$207	$—
$(3,191)	$(13,188)	$(7,800)	$9,997	$4,609	Printed Items & Forms	$(96,522)	$(122,987)	$(114,428)	$26,465	$17,906
$(14,000)	$(19,563)	$(5,500)	$5,563	$(8,500)	Professional Services	$(83,255)	$(89,101)	$(165,310)	$5,845	$82,055
$(7,665)	$(8,884)	$(9,725)	$1,219	$2,060	Repairs & Maintenance	$(111,492)	$(127,722)	$(117,561)	$16,230	$6,069
$(326,608)	$(3,529,779)	$(65,000)	$3,203,170	$(261,608)	Return Markers – Gaming	$(2,314,314)	$(3,669,774)	$(780,000)	$1,355,461	$(1,534,314)
$1,189	$(988)	$—	$2,177	$1,189	Seminars & Training	$(3,048)	$12,492	$—	$(15,540)	$(3,048)
$(510)	$(1,359)	$(2,175)	$849	$1,665	Shipping & Postage	$(9,100)	$(19,301)	$(26,100)	$10,201	$17,000
$(13,043)	$(6,486)	$(10,000)	$(6,557)	$(3,043)	Slot Conversions	$(1,674)	$10,296	$(105,000)	$(11,970)	$103,326
$(1,347)	$—	$(50,000)	$(1,347)	$48,653	Slot Tournament/Events	$(24,702)	$(108,826)	$(345,000)	$84,124	$320,298
$(278,294)	$(447,954)	$(534,452)	$169,659	$256,158	Taxes & Licenses	$(4,892,421)	$(3,556,876)	$(6,157,716)	$(1,335,545)	$1,265,295
$(500)	$(10,094)	$(3,500)	$9,594	$3,000	Travel & Entertainment	$(32,540)	$(45,911)	$(42,000)	$13,371	$9,460
$(26,071)	$(13,663)	$(23,125)	$(12,408)	$(2,946)	Use Tax	$(252,373)	$(186,596)	$(264,656)	$(65,777)	$12,283
$(374)	$9,450	$—	$(9,823)	$(374)	Variances	$(7,323)	$(18,097)	$—	$10,774	$(7,323)

$(1,223,403)	$(4,423,711)	$(1,782,799)	$3,200,308	$559,395	Total Expenses	$(15,493,188)	$(13,985,179)	$(17,948,245)	$(1,508,009)	$2,455,057
$(188,340)	$(3,966,951)	$1,584,563	$3,778,611	$(1,772,902)	Total Income	$11,204,368	$(686,348)	$19,049,410	$11,890,716	$(7,845,042)
-6.0%	-152.9%	23.0%	146.9%	-29.1%	Departmental Margin	18.8%	-1.6%	24.0%	20.3%	-5.2%

Actual	Last Year	CURRENT MONTH Budget	vs. Prior	vs. Budget	December 2010	Actual	Last Year	YEAR to DATE Budget	vs. Prior	vs. Budget
					Hours Worked By Position

7,590	8,646	9,566	1,056	1,976	Salaries	109,919	105,504	114,310	(4,415)	4,391
529	592	401	63	(128)	Administration	7,829	1,004	,764	,175	(3,065)
885	693	1,326	(192)	441	Butler	14,264	,147	7,643	(5,117)	,379
2,987	3,657	8,545	670	5,559	Cashier	45,915	6,205	00,669	90	4,754
833	777	1,061	(56)	228	Coordinator	9,145	,964	2,769	(181)	,624
699	829	1,088	130	389	Wages	10,484	1,178	3,856	94	,372
—	164	368	164	368	Credit/Collections	1,715	,440	,176	(275)	,461
—	—	187	—	187	CRM	—	90	,255	90	,255
27,430	28,781	48,587	1,351	21,157	Dealer	53,475	95,962	97,756	(57,514)	44,281
1,082	1,246	1,416	164	335	Investigator	3,947	4,619	6,696	72	,749
2,795	2,662	2,978	(133)	183	Slot Tech	4,519	1,528	7,902	(2,991)	,383
8,098	9,279	12,161	1,182	4,063	Supervision	38,950	30,338	51,364	(8,612)	2,414
—	814	—	814	—	Ticket Writer	,757	0,256	6	,499	(7,681)
845	470	1,042	(376)	197	VIP Services	2,130	,937	3,861	(5,193)	,731

53,771	58,608	88,726	4,837	34,955	Total Hours	860,049	83,570	,088,097	(76,479)	28,048
					FTEs By Position

43.0	48.9	54.1	6.0	11.2	Salaries	52.8	50.7	55.0	(2.1)	2.1
3.0	3.3	2.3	0.4	(0.7)	Administration	3.8	5.3	2.3	1.5	(1.5)
5.0	3.9	7.5	(1.1)	2.5	Butler	6.9	4.4	8.5	(2.5)	1.6
16.9	20.7	48.4	3.8	31.5	Cashier	22.1	22.2	48.4	0.1	26.3
4.7	4.4	6.0	(0.3)	1.3	Coordinator	4.4	4.3	6.1	(0.1)	1.7
4.0	4.7	6.2	0.7	2.2	Wages	5.0	5.4	6.7	0.3	1.6
0.0	0.9	2.1	0.9	2.1	Credit/Collections	0.8	0.7	2.0	(0.1)	1.2
0.0	0.0	1.1	0.0	1.1	CRM	0.0	0.2	1.1	0.2	1.1
155.3	162.9	275.0	7.6	119.8	Dealer	218.0	190.4	287.4	(27.7)	69.4
6.1	7.1	8.0	0.9	1.9	Investigator	6.7	7.0	8.0	0.3	1.3
15.8	15.1	16.9	(0.8)	1.0	Slot Tech	16.6	15.2	18.2	(1.4)	1.6
45.8	52.5	68.8	6.7	23.0	Supervision	66.8	62.7	72.8	(4.1)	6.0
0.0	4.6	0.0	4.6	0.0	Ticket Writer	3.7	4.9	0.0	1.2	(3.7)
4.8	2.7	5.9	(2.1)	1.1	VIP Services	5.8	3.3	6.7	(2.5)	0.8

304.4	331.8	502.2	27.4	197.9	Total FTEs	413.5	376.7	523.1	(36.8)	109.6

Actual	Last Year	CURRENT MONTH Budget	vs. Prior	vs. Budget	December 2010	Actual	Last Year	YEAR to DATE Budget	vs. Prior	vs. Budget
					TABLE GAMES DEPARTMENT
$10,015,356	$13,024,113	$23,811,566	$(3,008,757)	$(13,796,210)	Twenty-One Drop	$209,296,004	$178,078,903	$294,298,802	$31,217,101	$(85,002,798)
$(9,247,830)	$(12,072,229)	$(21,132,765)	$2,824,399	$11,884,935	Twenty-One Paidout	$(187,982,981)	$(161,966,774)	$(261,190,188)	$(26,016,207)	$73,207,207

$767,526	$951,884	$2,678,801	$(184,358)	$(1,911,275)	Black Jack Revenue	$21,313,023	$16,112,129	$33,108,614	$5,200,894	$(11,795,591)
7.7%	7.3%	11.2%	0.4%	-3.6%	Hold %	10.2%	9.0%	11.2%	1.1%	-1.1%
$806,802	$925,228	$1,712,476	$(118,426)	$(905,674)	Roulette Drop	$17,265,958	$15,054,343	$21,165,324	$2,211,615	$(3,899,366)
$(595,051)	$(689,433)	$(1,318,606)	$94,382	$723,555	Roulette Paidout	$(13,744,691)	$(11,815,999)	$(16,297,300)	$(1,928,692)	$2,552,609

$211,751	$235,795	$393,870	$(24,044)	$(182,119)	Roulette Revenue	$3,521,267	$3,238,344	$4,868,024	$282,923	$(1,346,757)
26.2%	25.5%	23.0%	0.8%	3.2%	Hold %	20.4%	21.5%	23.0%	-1.1%	-2.6%
$2,820,275	$1,755,467	$4,403,509	$1,064,808	$(1,583,234)	Craps Drop	$47,042,952	$33,168,598	$54,425,122	$13,874,354	$(7,382,170)
$(2,247,305)	$(1,411,835)	$(3,787,018)	$(835,470)	$1,539,713	Craps Paidout	$(36,298,856)	$(29,566,702)	$(46,805,605)	$(6,732,154)	$10,506,749

$572,970	$343,632	$616,491	$229,338	$(43,521)	Craps Revenue	$10,744,096	$3,601,896	$7,619,517	$7,142,200	$3,124,579
20.3%	19.6%	14.0%	0.7%	6.3%	Hold %	22.8%	10.9%	14.0%	12.0%	8.8%
$—	$2,600	$—	$(2,600)	$—	Mini Baccarat Drop	$373,350	$158,800	$—	$214,550	$373,350
$—	$30	$—	$(30)	$—	Mini Baccarat Paidout	$(368,886)	$(193,081)	$—	$(175,805)	$(368,886)

$—	$2,630	$—	$(2,630)	$—	Mini Baccarat Revenue	$4,464	$(34,281)	$—	$38,745	$4,464
0.0%	101.2%	0.0%	-101.2%	0.0%	Hold %	1.2%	-21.6%	0.0%	22.8%	1.2%
$58,301	$67,716	$114,165	$(9,415)	$(55,864)	Let It Ride Drop	$1,071,244	$1,277,295	$1,411,023	$(206,051)	$(339,779)
$(51,575)	$(48,875)	$(85,624)	$(2,700)	$34,049	Let It Ride Paidout	$(781,444)	$(1,015,325)	$(1,058,267)	$233,881	$276,823

$6,726	$18,841	$28,541	$(12,115)	$(21,815)	Let It Ride Revenue	$289,800	$261,970	$352,756	$27,830	$(62,956)
11.5%	27.8%	25.0%	-16.3%	-13.5%	Hold %	27.1%	20.5%	25.0%	6.5%	2.1%
$—	$—	$22,833	$—	$(22,833)	Big Baccarat Drop	$—	$—	$282,203	$—	$(282,203)
$—	$—	$(18,837)	$—	$18,837	Big Baccarat Paid Out	$—	$—	$(232,820)	$—	$232,820

$—	$—	$3,996	$—	$(3,996)	Big Baccarat Revenue	$—	$—	$49,383	$—	$(49,383)
0.0%	0.0%	17.5%	0.0%	-17.5%	Hold %	0.0%	0.0%	17.5%	0.0%	-17.5%
$288,809	$145,601	$244,639	$143,208	$44,170	Poker Pai Gow Drop	$2,822,665	$2,621,674	$3,023,617	$200,991	$(200,952)
$(188,645)	$(105,936)	$(214,595)	$(82,709)	$25,950	Poker Pai Gow Paidout	$(2,291,998)	$(2,271,577)	$(2,652,286)	$(20,421)	$360,289
$100,164	$39,665	$30,044	$60,499	$70,120	Pai Gow Revenue	$530,668	$350,097	$371,331	$180,570	$159,337
34.7%	27.2%	12.3%	7.4%	22.4%	Hold %	18.8%	13.4%	12.3%	5.4%	6.5%
$—	$—	$—	$—	$—	Caribbean Stud Drop	$—	$242,660	$—	$(242,660)	$—
$—	$—	$—	$—	$—	Caribbean Stud Paidout	$—	$(199,882)	$—	$199,882	$—

$—	$—	$—	$—	$—	Caribbean Stud Revenue	$—	$42,778	$—	$(42,778)	$—
0.0%	0.0%	0.0%	0.0%	0.0%	Hold %	0.0%	17.6%	0.0%	-17.6%	0.0%
$—	$6,987	$48,928	$(6,987)	$(48,928)	Big Six Drop	$52,915	$320,469	$604,722	$(267,554)	$(551,807)
$—	$(6,445)	$(28,378)	$6,445	$28,378	Big Six Paidout	$(27,794)	$(190,645)	$(350,740)	$162,852	$322,947

$—	$542	$20,550	$(542)	$(20,550)	Big Six Revenue	$25,122	$129,824	$253,982	$(104,703)	$(228,861)
0.0%	7.8%	42.0%	-7.8%	-42.0%	Hold %	47.5%	40.5%	42.0%	7.0%	5.5%
$184,104	$245,546	$342,495	$(61,442)	$(158,391)	3 Card Poker Drop	$3,751,578	$3,740,122	$4,233,062	$11,456	$(481,484)
$(108,670)	$(193,620)	$(250,021)	$84,950	$141,351	3 Card Poker Paidout	$(2,525,932)	$(2,804,584)	$(3,090,136)	$278,652	$564,204

$75,434	$51,926	$92,474	$23,508	$(17,040)	3 Card Poker Revenue	$1,225,646	$935,539	$1,142,926	$290,108	$82,720
41.0%	21.1%	27.0%	19.8%	14.0%	Hold %	32.7%	25.0%	27.0%	7.7%	5.7%
$—	$—	$—	$—	$—	Royal Hold’Em Poker Drop	$—	$—	$—	$—	$—
$—	$—	$—	$—	$—	Royal Hold’Em Poker Paidout	$—	$—	$—	$—	$—

$—	$—	$—	$—	$—	Ultimate Bj Revenue	$—	$—	$—	$—	$—
0.0%	0.0%	0.0%	0.0%	0.0%	Hold %	0.0%	0.0%	0.0%	0.0%	0.0%
$—	$12,690	$97,856	$(12,690)	$(97,856)	Casino War Drop	$427,376	$624,831	$1,209,448	$(197,455)	$(782,072)
$—	$(10,740)	$(75,594)	$10,740	$75,594	Casino War Paidout	$(333,618)	$(492,771)	$(934,299)	$159,153	$600,681

$—	$1,950	$22,262	$(1,950)	$(22,262)	Casino War Revenue	$93,758	$132,060	$275,149	$(38,302)	$(181,391)
0.0%	15.4%	22.7%	-15.4%	-22.7%	Hold %	21.9%	21.1%	22.7%	0.8%	-0.8%
$—	$57,365	$102,999	$(57,365)	$(102,999)	No Bust 21 Drop	$444,757	$886,139	$1,273,018	$(441,382)	$(828,261)
$—	$(35,915)	$(70,898)	$35,915	$70,898	No Bust 21 Paidout	$(335,896)	$(603,166)	$(876,260)	$267,270	$540,364

$—	$21,450	$32,101	$(21,450)	$(32,101)	No Bust 21 Revenue	$108,861	$282,973	$396,758	$(174,112)	$(287,897)
0.0%	37.4%	31.2%	-37.4%	-31.2%	Hold %	24.5%	31.9%	31.2%	-7.5%	-6.7%
$458,916	$295,628	$1,549,383	$163,288	$(1,090,467)	Midi Baccarat Drop	$22,973,186	$13,362,646	$19,149,578	$9,610,540	$3,823,608
$(459,595)	$(275,710)	$(1,208,519)	$(183,885)	$748,924	Midi Baccarat Paidout	$(19,396,118)	$(11,200,920)	$(14,936,672)	$(8,195,198)	$(4,459,446)

$(679)	$19,918	$340,864	$(20,597)	$(341,543)	Midi Baccarat Revenue	$3,577,068	$2,161,726	$4,212,906	$1,415,343	$(635,838)
-0.1%	6.7%	22.0%	-6.9%	-22.1%	Hold %	15.6%	16.2%	22.0%	-0.6%	-6.4%
$189,862	$—	$—	$189,862	$189,862	Bj Switch Drop	$1,040,075	$—	$—	$1,040,075	$1,040,075
$(114,585)	$—	$—	$(114,585)	$(114,585)	Bj Switch Payout	$(856,825)	$—	$—	$(856,825)	$(856,825)

Actual	Last Year	CURRENT MONTH Budget	vs. Prior	vs. Budget	December 2010	Actual	Last Year	YEAR to DATE Budget	vs. Prior	vs. Budget
$75,277	$-	$-	$75,277	$75,277	BJ Switch Revenue	$183,250	$-	$-	$183,250	$183,250
39.6%	0.0%	0.0%	39.6%	39.6%	Hold %	17.6%	0.0%	0.0%	17.6%	17.6%
$—	$93,282	$163,093	$(93,282)	$(163,093)	Texas Bonus Hold’Em Drop	$832,187	$1,464,207	$2,015,746	$(632,020)	$(1,183,559)
$—	$(67,210)	$(113,359)	$67,210	$113,359	Texas Bonus Hold’Em Payout	$(650,342)	$(1,043,184)	$(1,401,061)	$392,842	$750,719
$—	$26,072	$49,734	$(26,072)	$(49,734)	Texas Bonus Hold’em Revenue	$181,845	$421,023	$614,685	$(239,178)	$(432,840)

0.0%	27.9%	30.5%	-27.9%	-30.5%	Hold %	21.9%	28.8%	30.5%	-6.9%	-8.6%
$104,304	$—	$—	$104,304	$104,304	Ulitmate Blackjack Drop	$574,592	$—	$—	$574,592	$574,592
$(58,305)	$—	$—	$(58,305)	$(58,305)	Ultimate Blackjack Paidout	$(387,085)	$—	$—	$(387,085)	$(387,085)

$45,999	$—	$—	$45,999	$45,999	Ultimate Blackjack Revenue	$187,507	$—	$—	$187,507	$187,507
44.1%	0.0%	0.0%	44.1%	44.1%	Hold %	32.6%	0.0%	0.0%	32.6%	32.6%
$—	$—	$3,262	$—	$(3,262)	Rapid Roulette Drop	$—	$—	$40,315	$—	$(40,315)
$—	$—	$(2,563)	$—	$2,563	Rapid Roulette Paidout	$—	$—	$(31,680)	$—	$31,680
$—	$—	$699	$—	$(699)	Rapid Roulette Revenue	$—	$—	$8,635	$—	$(8,635)

0.0%	0.0%	21.4%	0.0%	-21.4%	Hold %	0.0%	0.0%	21.4%	0.0%	-21.4%
$9,500	$—	$—	$9,500	$9,500	Single Zero Roulette Drop	$570,209	$—	$—	$570,209	$570,209
$(15,685)	$—	$—	$(15,685)	$(15,685)	Single Zero Roulette Paidout	$(739,977)	$—	$—	$(739,977)	$(739,977)

$(6,185)	$—	$—	$(6,185)	$(6,185)	Single Zero Revenue	$(169,768)	$—	$—	$(169,768)	$(169,768)
-65.1%	0.0%	0.0%	-65.1%	-65.1%	Hold %	-29.8%	0.0%	0.0%	-29.8%	-29.8%
					Gross Drop

$11,745,644	$11,127,450	$20,198,994	$618,194	$(8,453,350)	Table Games Rated Gross Drop	$242,632,995	$183,815,320	$276,573,479	$58,817,675	$(33,940,484)
$3,190,585	$5,504,773	$12,418,210	$(2,314,188)	$(9,227,625)	Table Games Unrated Gross Drop	$65,906,053	$67,185,367	$126,558,501	$(1,279,314)	$(60,652,448)

$14,936,229	$16,632,223	$32,617,204	$(1,695,994)	$(17,680,975)	Table Games Gross Drop	$308,539,048	$251,000,687	$403,131,980	$57,538,361	$(94,592,932)
					Gross Revenue

$1,412,664	$1,237,117	$2,322,884	$175,547	$(910,220)	Table Games Rated Gross Revenue	$29,137,189	$18,264,132	$31,805,949	$10,873,057	$(2,668,760)
$436,319	$477,188	$1,987,543	$(40,869)	$(1,551,224)	Table Games Unrated Gross Revenue	$12,679,417	$9,371,946	$21,468,717	$3,307,472	$(8,789,300)

$1,848,983	$1,714,305	$4,310,427	$134,678	$(2,461,444)	Table Games Gross Revenue	$41,816,606	$27,636,078	$53,274,666	$14,180,529	$(11,458,060)
					Hold

12.0%	11.1%	11.5%	0.9%	0.5%	Table Games Rated Gross Hold %	12.0%	9.9%	11.5%	2.1%	0.5%
13.7%	8.7%	16.0%	5.0%	-2.3%	Table Games Unrated Gross Hold %	19.2%	13.9%	17.0%	5.3%	2.3%

12.4%	10.3%	13.2%	2.1%	-0.8%	Table Gross Hold %	13.6%	11.0%	13.2%	2.5%	0.3%
$11,733,229	$14,244,858	$26,094,867	$(2,511,629)	$(14,361,638)	Table Games Net Drop	$241,435,072	$201,968,727	$322,519,235	$39,466,345	$(81,084,163)
15.8%	12.0%	16.5%	3.7%	-0.8%	Table Net Hold %	17.3%	13.7%	16.5%	3.6%	0.8%
					Participation/Progressive Expenses

$—	$—	$—	$—	$—	Cost Of Sales-Casino	$(4,541)	$—	$—	$(4,541)	$(4,541)
$—	$—	$(431)	$—	$431	C.O.S.-Participation Expense	$(2,324)	$(5,913)	$(5,327)	$3,589	$3,003
$(5,425)	$(13,701)	$(3,017)	$8,276	$(2,408)	C.O.S.-Progressive Expense	$48,865	$54,618	$(37,292)	$(5,753)	$86,157

$1,843,558	$1,700,604	$4,306,979	$142,954	$(2,463,421)	Table Games Net Revenue	$41,858,606	$27,684,782	$53,232,047	$14,173,824	$(11,373,441)
					Salaries and Wages

$(33,509)	$(19,985)	$(45,020)	$(13,524)	$11,511	Salaries	$(518,759)	$(220,182)	$(530,075)	$(298,576)	$11,316
$(3,548)	$(3,913)	$(4,463)	$364	$915	Administration	$(45,346)	$(65,484)	$(52,950)	$20,137	$7,604
$(192,344)	$(197,339)	$(346,875)	$4,995	$154,531	Dealer	$(3,118,413)	$(2,497,306)	$(4,171,988)	$(621,106)	$1,053,575
$(178,876)	$(213,746)	$(287,969)	$34,870	$109,093	Supervision	$(3,164,053)	$(2,955,706)	$(3,508,479)	$(208,348)	$344,426
$(1,047)	$(1,641)	$—	$595	$(1,047)	Overtime	$(38,739)	$(51,983)	$—	$13,244	$(38,739)

$(409,324)	$(436,624)	$(684,327)	$27,300	$275,003	Total Salaries and Wages	$(6,885,310)	$(5,790,661)	$(8,263,492)	$(1,094,649)	$1,378,182
2.7%	2.6%	2.1%	-0.1%	-0.6%	Salaries and Wages as a Percent of Drop	2.2%	2.3%	2.0%	0.1%	-0.2%
					Payroll Taxes and Employee Benefits

$(193,747)	$(239,949)	$(266,173)	$46,202	$72,426	Benefits	$(2,364,383)	$(2,509,721)	$(3,148,697)	$145,338	$784,314
$(105,297)	$(83,552)	$(178,395)	$(21,745)	$73,098	Payroll Taxes	$(1,676,077)	$(1,482,603)	$(2,154,173)	$(193,474)	$478,096

$(299,044)	$(323,502)	$(444,568)	$24,457	$145,524	Total PT and EB	$(4,040,460)	$(3,992,324)	$(5,302,870)	$(48,136)	$1,262,410
708,368)	760,126)	1,128,895)	1,758	20,527	Total Payroll and Benefits	10,925,770)	9,782,985)	13,566,362)	1,142,785)	,640,592
					Complimentary Expenses

$(520)	$(239)	$(1,250)	$(281)	$730	Department Comp-Room	$(19,401)	$(12,483)	$(15,000)	$(6,918)	$(4,401)
$(2,245)	$(3,959)	$(9,786)	$1,714	$7,541	Department Comp-Food	$(58,553)	$(61,163)	$(120,945)	$2,610	$62,392
$(181,557)	$(91,341)	$(171,248)	$(90,216)	$(10,309)	Department Comp-Beverage	$(1,858,099)	$(1,367,853)	$(2,116,534)	$(490,246)	$258,435
$(2,360)	$(3,930)	$(9,786)	$1,570	$7,426	Department Comp- Merchandise	$(35,760)	$(58,182)	$(120,945)	$22,421	$85,185

$(186,682)	$(99,469)	$(192,070)	$(87,213)	$5,388	Total Comp Expenses	$(1,971,814)	$(1,499,680)	$(2,373,424)	$(472,133)	$401,610
1.2%	0.6%	0.6%	-0.7%	-0.7%	Comps as a % of Drop	0.6%	0.6%	0.6%	0.0%	-0.1%
					Other Expenses

Actual	Last Year	CURRENT MONTH Budget	vs. Prior	vs. Budget	December 2010	Actual	Last Year	YEAR to DATE Budget	vs. Prior	vs. Budget
$—	$—	$(3,500)	$—	$3,500	Apparel	$(27,495)	$(19,425)	$(42,000)	$(8,071)	$14,505
$—	$—	$—	$—	$—	Cigarettes	$11,163	$—	$—	$11,163	$11,163
$(251)	$(127)	$(200)	$(124)	$(51)	Communications	$(2,890)	$(1,519)	$(2,400)	$(1,371)	$(490)
$—	$(800)	$—	$800	$—	Contr Maint-General	$(10,091)	$(4,369)	$—	$(5,722)	$(10,091)
$(68)	$(5,120)	$—	$5,052	$(68)	Contract Services	$(14,815)	$(5,891)	$—	$(8,925)	$(14,815)
$(90,000)	$—	$(275,000)	$(90,000)	$185,000	Discount	$(2,902,453)	$(2,214,700)	$(2,750,000)	$(687,753)	$(152,453)
$—	$—	$—	$—	$—	Dues & Subscriptions	$(1,300)	$—	$—	$(1,300)	$(1,300)
$(13,010)	$(10,147)	$(27,000)	$(2,864)	$13,990	Equipmental Rental	$(159,333)	$(106,425)	$(322,800)	$(52,908)	$163,467
$(31,330)	$(24,144)	$(25,000)	$(7,186)	$(6,330)	Gaming Supplies	$(277,908)	$(237,062)	$(300,000)	$(40,846)	$22,093
$—	$—	$—	$—	$—	Laundry	$(126)	$(2,300)	$—	$2,174	$(126)
$—	$—	$(750)	$—	$750	Matches & Ashtrays	$—	$—	$(9,000)	$—	$9,000
$(10)	$—	$—	$(10)	$(10)	Miscellaneous	$24,635	$(672)	$—	$25,306	$24,635
$—	$(93)	$—	$93	$—	Office Supplies	$(802)	$(93)	$—	$(709)	$(802)
$(342)	$(640)	$—	$298	$(342)	Other Operating Supplies	$(5,578)	$18,597	$—	$(24,176)	$(5,578)
$(30,664)	$(16,289)	$(68,075)	$(14,375)	$37,411	Other Services	$(619,913)	$(537,108)	$(798,469)	$(82,805)	$178,556
$(93)	$(27)	$(250)	$(67)	$157	Outside Comp - F&B	$(1,814)	$(4,654)	$(3,000)	$2,840	$1,186
$—	$—	$—	$—	$—	Parts Supplies	$—	$(14)	$—	$14	$—
$—	$(805)	$(500)	$805	$500	Printed Items & Forms	$(5,051)	$(4,115)	$(6,000)	$(935)	$949
$(3,369)	$(4,704)	$(5,000)	$1,335	$1,631	Repairs & Maintenance	$(70,500)	$(42,063)	$(60,000)	$(28,438)	$(10,500)
$(326,608)	$(3,529,779)	$(65,000)	$3,203,170	$(261,608)	Return Markers – Gaming	$(2,314,314)	$(3,669,774)	$(780,000)	$1,355,461	$(1,534,314)
$—	$(72)	$(225)	$72	$225	Shipping & Postage	$(501)	$(1,881)	$(2,700)	$1,380	$2,199
$(163,169)	$(272,986)	$(323,282)	$109,818	$160,113	Taxes And Licenses	$(3,392,136)	$(2,155,264)	$(3,995,602)	$(1,236,873)	$603,466
$—	$—	$—	$—	$—	Travel & Entertainment	$—	$(422)	$—	$422	$—
$(14,655)	$(6,959)	$(12,880)	$(7,696)	$(1,775)	Use Tax	$(143,843)	$(104,134)	$(159,191)	$(39,709)	$15,348
$—	$—	$—	$—	$—	Variances	$(268)	$(3,460)	$—	$3,192	$(268)

$(673,570)	$(3,872,691)	$(806,662)	$3,199,122	$133,092	Total Other Expenses (No Comps)	$(9,915,332)	$(9,096,746)	$(9,231,162)	$(818,587)	$(684,170)
74,939	3,031,682)	,179,352	$3,306,620	$(1,904,413)	Departmental Profit	9,045,690	,305,372	8,061,099	$11,740,319	$(9,015,409)
14.9%	-178.3%	50.6%	193.2%	-35.7%	Departmental Margin	45.5%	26.4%	52.7%	19.1%	-7.2%
31	31	31	—	—	Number Of Days In Month	365	365	365	—	—
87	79	118	8	(31)	Number Of Table Games	110	81	127	29	(17)
$683.56	$694.41	$1,177.41	$(10.85)	$(493.85)	Net Win Per Table Per Day	$1,044.14	$937.37	$1,146.85	$106.77	$(102.71)
					Hours Worked By Position

1,007	822	1,175	(185)	168	Salaries	13,604	9,637	13,834	(3,968)	230
292	308	352	17	60	Administration	3,613	5,252	4,176	1,639	563
26,180	26,842	47,400	662	21,220	Dealer	422,300	365,830	583,512	(56,470)	161,212
6,814	8,238	11,200	1,423	4,386	Supervision	123,309	114,991	136,952	(8,318)	13,643

34,293	36,209	60,127	1,917	25,834	Total Hours Worked	562,826	495,710	738,474	(67,116)	175,648
					FTEs By Position

5.7	4.7	6.7	(1.0)	1.0	Salaries	6.5	4.6	6.7	(1.9)	0.1
1.7	1.7	2.0	0.1	0.3	Administration	1.7	2.5	2.0	0.8	0.3
148.2	151.9	268.3	3.7	120.1	Dealer	203.0	175.9	280.5	(27.1)	77.5
38.6	46.6	63.4	8.1	24.8	Supervision	59.3	55.3	65.8	(4.0)	6.6

194.1	205.0	340.4	10.8	146.2	Total FTEs	270.6	238.3	355.0	(32.3)	84.4

Actual	Last Year	CURRENT MONTH Budget	vs. Prior	vs. Budget	December 2010	Actual	Last Year	YEAR to DATE Budget	vs. Prior	vs. Budget
					POKER ROOM

					Revenue

$35,254	$73,511	$150,029	$(38,257)	$(114,775)	Poker Rake/Time Buy-Ins	$1,138,813	$1,209,840	$1,616,398	$(71,027)	$(477,585)
$4,258	$4,348	$21,826	$(90)	$(17,568)	Poker Tournament Revenue	$137,978	$244,954	$235,146	$(106,976)	$(97,168)

$39,632	$77,859	$171,855	$(38,227)	$(132,223)	Total Revenue	$1,280,951	$1,454,794	$1,851,544	$(173,843)	$(570,593)

					Salaries and Wages

$(2,518)	$(8,517)	$(12,910)	$5,999	$10,392	Salaries	$(118,308)	$(142,620)	$(152,002)	$24,312	$33,694
$(2,258)	$(2,835)	$(5,709)	$577	$3,451	Administration	$(40,108)	$(57,517)	$(66,846)	$17,409	$26,738
$(10,966)	$(15,377)	$(22,193)	$4,411	$11,227	Dealer	$(258,880)	$(247,491)	$(259,862)	$(11,388)	$982
$(6,554)	$(4,414)	$(8,920)	$(2,140)	$2,367	Supervision	$(89,189)	$(89,940)	$(104,440)	$752	$15,252
$(183)	$(587)	$—	$403	$(183)	Overtime	$(9,207)	$(11,252)	$—	$2,046	$(9,207)

$(22,479)	$(31,729)	$(49,732)	$9,250	$27,253	Total Salaries and Wages	$(515,691)	$(548,821)	$(583,150)	$33,130	$67,459

					Payroll Taxes and Employee Benefits

$(14,004)	$(24,816)	$(21,162)	$10,812	$7,158	Benefits	$(247,455)	$(244,445)	$(248,162)	$(3,010)	$707
$(3,317)	$(3,273)	$(5,004)	$(44)	$1,687	Payroll Taxes	$(53,474)	$(55,132)	$(58,680)	$1,658	$5,206

$(17,321)	$(28,089)	$(26,166)	$10,768	$8,845	Total PT and EB	$(300,929)	$(299,577)	$(306,842)	$(1,352)	$5,913
$(39,799)	$(59,817)	$(75,898)	$20,018	$36,099	Total Payroll and Benefits	$(816,620)	$(848,398)	$(889,992)	$31,778	$73,372

					Comp Expenses

$—	$(14)	$(500)	$14	$500	Department Comp-Room	$(14,998)	$(13,303)	$(6,000)	$(1,695)	$(8,998)
$(1,339)	$(2,486)	$(4,726)	$1,147	$3,387	Department Comp-Food	$(75,253)	$(40,454)	$(50,797)	$(34,800)	$(24,456)
$(8,267)	$(11,121)	$(21,997)	$2,854	$13,730	Department Comp-Beverage	$(171,510)	$(188,328)	$(236,335)	$16,819	$64,825
$(49)	$(331)	$(225)	$282	$176	Department Comp-Merchandise	$(6,533)	$(6,134)	$(2,700)	$(399)	$(3,833)

$(9,655)	$(13,952)	$(27,448)	$4,297	$17,793	Total Comps	$(268,294)	$(248,219)	$(295,832)	$(20,075)	$27,538

					Other Expenses

$—	$—	$(75)	$—	$75	Apparel	$—	$(119)	$(900)	$119	$900
$(64)	$—	$—	$(64)	$(64)	Communications	$(1,228)	$(257)	$—	$(971)	$(1,228)
$—	$—	$—	$—	$—	Contr Maint-General	$(1,600)	$—	$—	$(1,600)	$(1,600)
$—	$—	$(2,000)	$—	$2,000	Contract Services	$(33,968)	$(10,300)	$(24,000)	$(23,668)	$(9,968)
$(16)	$—	$(500)	$(16)	$484	Equipment Rental	$(649)	$(1,087)	$(6,000)	$438	$5,351
$(146)	$—	$(500)	$(146)	$354	Gaming Supplies	$(1,577)	$(4,889)	$(6,000)	$3,313	$4,423
$—	$(1,885)	$(20,000)	$1,885	$20,000	Miscellaneous	$(187,723)	$(47,344)	$(145,000)	$(140,379)	$(42,723)
$—	$—	$(100)	$—	$100	Office Supplies	$(30)	$(3,638)	$(1,200)	$3,608	$1,170
$(16)	$(370)	$(500)	$354	$484	Other Operating Supplies	$(1,202)	$(4,309)	$(6,000)	$3,107	$4,798
$—	$—	$—	$—	$—	Other Services	$—	$(4,500)	$—	$4,500	$—
$—	$(18)	$—	$18	$—	Outside Comp - F & B	$(1,880)	$(451)	$—	$(1,429)	$(1,880)
$—	$—	$—	$—	$—	Paper Supplies	$(135)	$—	$—	$(135)	$(135)
$(305)	$(3,511)	$(3,000)	$3,206	$2,695	Printed Items & Forms	$(8,001)	$(26,942)	$(36,000)	$18,940	$27,999
$(1,080)	$(1,620)	$(2,000)	$540	$920	Repairs & Maintenance	$(17,950)	$(23,883)	$(24,000)	$5,933	$6,050
$—	$—	$—	$—	$—	Shipping & Postage	$(14)	$—	$—	$(14)	$(14)
$(3,311)	$(11,726)	$(12,459)	$8,414	$9,148	Taxes & Licenses	$(82,525)	$(97,232)	$(134,237)	$14,707	$51,712
$(668)	$(790)	$(1,617)	$121	$949	Use Tax	$(13,605)	$(14,165)	$(17,390)	$560	$3,785
$(16)	$(259)	$—	$243	$(16)	Variances	$(1,726)	$(1,255)	$—	$(471)	$(1,726)

$(5,622)	$(20,178)	$(42,751)	$14,555	$37,129	Total Other Expenses	$(353,813)	$(240,371)	$(400,727)	$(113,442)	$46,914
$(15,445)	$(16,088)	$25,758	$643	$(41,203)	Departmental Profit	$(157,775)	$117,806	$264,993	$(275,581)	$(422,768)
-39.0%	-20.7%	15.0%	-18.3%	-54.0%	Departmental Margin	-12.3%	8.1%	14.3%	-20.4%	-26.6%
					Poker Room Jackpot Liability Balance	$12,609	$16,233
					Hours Worked By Position

129	354	503	225	374	Salaries	4,983	4,485	5,924	(498)	941
237	284	49	47	(188)	Administration	4,216	5,752	588	1,536	(3,628)
1,250	1,939	1,187	689	(63)	Dealer	31,175	30,131	14,244	(1,044)	(16,931)
386	294	—	(91)	(386)	Supervision	5,837	5,897	—	61	(5,837)
—	—	3,708	—	3,708	Cashier	—	—	44,496	—	44,496

2,001	2,871	5,447	870	3,446	Total Hours Worked	46,211	46,265	65,252	54	19,041
					FTEs By Position

0.7	2.0	2.8	1.3	2.1	Salaries	2.4	2.2	2.8	(0.2)	0.5
1.3	1.6	0.3	0.3	(1.1)	Administration	2.0	2.8	0.3	0.7	(1.7)
7.1	11.0	6.7	3.9	(0.4)	Dealer	15.0	14.5	6.8	(0.5)	(8.1)
2.2	1.7	0.0	(0.5)	(2.2)	Supervision	2.8	2.8	0.0	0.0	(2.8)
0.0	0.0	21.0	0.0	21.0	Cashier	0.0	0.0	21.4	0.0	21.4

11.3	16.3	30.8	4.9	19.5	Total FTEs	22.2	22.2	31.4	0.0	9.2

Actual	Last Year	CURRENT MONTH Budget	vs. Prior	vs. Budget	December 2010	Actual	Last Year	YEAR to DATE Budget	vs. Prior	vs. Budget
					SLOT DEPARTMENT

$5,251,460	$4,076,212	$9,693,280	$1,175,248	$(4,441,820)	Coin In-$0.01	$58,508,964	$50,585,570	$96,373,761	$7,923,394	$(37,864,797)
$3,192,982	$2,345,812	$3,784,055	$847,170	$(591,073)	Slot Drop-$0.01	$35,639,316	$29,044,781	$37,622,311	$6,594,534	$(1,982,995)
$(2,695,188)	$(1,934,243)	$(2,669,328)	$(760,945)	$(25,860)	Slot Paidout-$0.01	$(29,391,734)	$(23,747,389)	$(26,539,331)	$(5,644,346)	$(2,852,403)

$497,794	$411,570	$1,114,727	$86,225	$(616,933)	$0.01 Win	$6,247,581	$5,297,393	$11,082,980	$950,189	$(4,835,399)
9.5%	10.1%	11.5%	-0.6%	-2.0%	Win Percent	10.7%	10.5%	11.5%	0.2%	-0.8%
$—	$—	$—	$—	$—	Coin In-$0.02	$—	$390,692	$—	$(390,692)	$—
$—	$—	$21,665	$—	$(21,665)	Slot Drop - $0.02	$—	$158,450	$215,400	$(158,450)	$(215,400)
$—	$—	$(21,665)	$—	$21,665	Slot Paidout - $0.02	$—	$(121,267)	$(215,400)	$121,267	$215,400

$—	$—	$—	$—	$—	$0.02 Win	$—	$37,183	$—	$(37,183)	$—
0.0%	0.0%	0.0%	0.0%	0.0%	Win Percent	0.0%	9.5%	0.0%	-9.5%	0.0%
$5,301,558	$4,350,814	$9,693,280	$950,744	$(4,391,722)	Coin In-$0.05	$56,375,929	$61,478,266	$96,373,761	$(5,102,337)	$(39,997,832)
$910,974	$1,078,474	$1,916,965	$(167,501)	$(1,005,991)	Slot Drop-$0.05	$12,172,397	$14,461,756	$19,059,099	$(2,289,359)	$(6,886,702)
$(850,927)	$(1,008,322)	$(1,577,701)	$157,394	$726,774	Slot Paidout $0.05	$(10,501,998)	$(12,738,234)	$(15,686,017)	$2,236,236	$5,184,019

$60,046	$70,153	$339,264	$(10,106)	$(279,218)	$0.05 Win	$1,670,399	$1,723,522	$3,373,082	$(53,123)	$(1,702,683)
1.1%	1.6%	3.5%	-0.5%	-2.4%	Win Percent	3.0%	2.8%	3.5%	0.2%	-0.5%
$9,184,956	$7,612,421	$12,462,788	$1,572,535	$(3,277,832)	Coin In-$0.25	$108,443,044	$98,209,890	$123,909,122	$10,233,154	$(15,466,078)
$2,624,964	$2,259,990	$4,419,002	$364,974	$(1,794,038)	Slot Drop-$0.25	$32,916,398	$28,919,575	$43,935,162	$3,996,823	$(11,018,764)
$(2,234,818)	$(1,903,836)	$(3,733,548)	$(330,982)	$1,498,730	Slot Paidout-$0.25	$(27,443,243)	$(24,403,397)	$(37,120,159)	$(3,039,847)	$9,676,916

$390,146	$356,154	$685,454	$33,991	$(295,308)	$0.25 Win	$5,473,155	$4,516,179	$6,815,003	$956,976	$(1,341,848)
4.2%	4.7%	5.5%	-0.4%	-1.3%	Win Percent	5.0%	4.6%	5.5%	0.4%	-0.5%
$6,123,684	$6,282,490	$9,799,444	$(158,806)	$(3,675,760)	Coin In-$1.00	$72,457,294	$76,484,343	$97,429,283	$(4,027,049)	$(24,971,989)
$1,629,206	$2,272,993	$3,348,061	$(643,787)	$(1,718,855)	Slot Drop-$1.00	$25,903,764	$24,603,402	$33,287,514	$1,300,362	$(7,383,750)
$(1,424,670)	$(2,218,345)	$(3,000,180)	$793,675	$1,575,510	Slot Paidout-$1.00	$(23,043,835)	$(22,247,201)	$(29,828,775)	$(796,635)	$6,784,940

$204,535	$54,648	$347,881	$149,888	$(143,346)	$1.00 Win	$2,859,929	$2,356,201	$3,458,739	$503,728	$(598,810)
3.3%	0.9%	3.6%	2.5%	-0.2%	Win Percent	3.9%	3.1%	3.5%	0.9%	0.4%
$1,464,730	$2,968,215	$4,154,263	$(1,503,485)	$(2,689,533)	Coin In-$5.00	$35,341,080	$31,427,511	$41,303,041	$3,913,569	$(5,961,961)
$454,545	$899,364	$1,214,457	$(444,819)	$(759,912)	Slot Drop-$5.00	$11,089,297	$8,146,855	$12,074,533	$2,942,442	$(985,236)
$(327,818)	$(793,910)	$(1,079,444)	$466,092	$751,626	Slot Paidout-$5.00	$(10,120,274)	$(7,170,018)	$(10,732,185)	$(2,950,256)	$611,912

$126,727	$105,454	$135,013	$21,273	$(8,286)	$5.00 Win	$969,023	$976,837	$1,342,348	$(7,814)	$(373,325)
8.7%	3.6%	3.2%	5.1%	5.4%	Win Percent	2.7%	3.1%	3.2%	-0.4%	-0.5%
$163,550	$173,925	$243,737	$(10,375)	$(80,187)	Coin In-$25.00	$6,279,950	$1,866,475	$2,423,316	$4,413,475	$3,856,634
$101,967	$116,183	$133,527	$(14,215)	$(31,560)	Slot Drop-$25.00	$4,271,029	$1,022,082	$1,327,566	$3,248,947	$2,943,463
$(94,267)	$(141,183)	$(109,153)	$46,915	$14,886	Slot Paidout-$25.00	$(3,824,548)	$(898,559)	$(1,085,235)	$(2,925,989)	$(2,739,313)

$7,700	$(25,000)	$24,374	$32,700	$(16,674)	$25.00 Win	$446,481	$123,523	$242,331	$322,958	$204,150
4.7%	-14.4%	10.0%	19.1%	-5.3%	Win Percent	7.1%	6.6%	10.0%	0.5%	-2.9%
—	10,000	110,780	$(10,000)	$(110,780)	Coin In-$100.00	—	636,700	1,101,411	$(636,700)	$(1,101,411)
$—	$7,676	$64,118	$(7,676)	$(64,118)	Slot Drop - $100.00	$—	$426,617	$637,486	$(426,617)	$(637,486)
$—	$(7,976)	$(61,349)	$7,976	$61,349	Slot Paidout - $100.00	$—	$(466,419)	$(609,950)	$466,419	$609,950

$—	$(300)	$2,769	$300	$(2,769)	$100.00 Win	$—	$(39,802)	$27,536	$39,802	$(27,536)
0.0%	-3.0%	2.5%	3.0%	-2.5%	Win Percent	0.0%	-6.3%	2.5%	6.3%	-2.5%
		—		—	Coin In			—

$19,622,865	$16,329,113	$33,704,711	$3,293,752	$(14,081,846)	Rated Coin In	$212,473,713	$212,597,003	$266,457,927	$(123,290)	$(53,984,214)
$7,867,073	$9,144,964	$12,452,861	$(1,277,891)	$(4,585,788)	Unrated Coin In	$124,932,548	$108,482,444	$192,455,768	$16,450,104	$(67,523,220)

$27,489,938	$25,474,077	$46,157,572	$2,015,861	$(18,667,634)	Total Coin In	$337,406,261	$321,079,447	$458,913,695	$16,326,814	$(121,507,434)
					Gross Revenue

$583,247	$287,637	$1,011,141	$295,610	$(427,894)	Rated Gross Revenue	$7,405,217	$6,282,032	$7,993,739	$1,123,185	$(588,522)
$703,701	$685,041	$1,638,341	$18,660	$(934,640)	Unrated Gross Revenue	$10,261,351	$8,709,003	$18,348,280	$1,552,348	$(8,086,929)

$1,286,948	$972,678	$2,649,482	$314,270	$(1,362,534)	Slot Gross Revenue	$17,666,568	$14,991,035	$26,342,019	$2,675,533	$(8,675,451)
					Gross Hold

3.0%	1.8%	3.0%	1.2%	0.0%	Rated Gross Hold	3.5%	3.0%	3.0%	0.5%	0.5%
8.9%	7.5%	13.2%	1.5%	-4.2%	Unrated Gross Hold	8.2%	8.0%	9.5%	0.2%	-1.3%

4.7%	3.8%	5.7%	0.9%	-1.1%	Slot Gross Hold	5.2%	4.7%	5.7%	0.6%	-0.5%
$204,625	$203,067	$461,576	$1,558	$(256,951)	Extra Play Redeemed	$2,080,937	$2,928,340	$4,589,137	$(847,403)	$(2,508,200)
					Participation/Progressive Expenses

$(48,615)	$(131,962)	$(230,792)	$83,347	$182,177	C.O.S.-Participation Expense	$(1,765,741)	$(1,459,898)	$(2,294,613)	$(305,843)	$528,872
$(22,162)	$(6,257)	$(4,616)	$(15,905)	$(17,546)	C.O.S.-Progressive Expense	$(63,065)	$(18,373)	$(45,893)	$(44,692)	$(17,172)
$—	$(212)	$(13,574)	$212	$13,574	Slot Club Cash Back	$(41,289)	$(74,285)	$(134,956)	$32,996	$93,667

$1,216,171	$834,248	$2,400,500	$381,924	$(1,184,329)	Slot Net Revenue	$15,796,474	$13,438,479	$23,866,557	$2,357,994	$(8,070,083)

Actual	Last Year	CURRENT MONTH Budget	vs. Prior	vs. Budget	December 2010	Actual	Last Year	YEAR to DATE Budget	vs. Prior	vs. Budget
4.4%	3.3%	5.2%	1.1%	-0.8%	Slot Net Hold	4.7%	4.2%	5.2%	0.5%	-0.5%
					Machine Statistics

702	573	850	$129	$(148)	Number Of Slot Machines	744	526	850	$218	$(106)
31	31	31	—	—	Number Of Days In Month	365	365	365	—	—
$59.14	$54.76	$100.55	$4.38	$(41.41)	Gross Win Per Unit Per Day	$65.04	$78.11	$84.91	$(13.07)	$(19.86)
$55.89	$46.97	$91.10	$8.92	$(35.22)	Net Win Per Unit Per Day	$58.16	$70.02	$76.93	$(11.86)	$(18.77)
					Salaries and Wages

$(16,464)	$(21,061)	$(21,838)	$4,597	$5,374	Salaries	$(240,909)	$(215,096)	$(257,122)	$(25,813)	$16,213
$—	$—	$—	$—	$—	Wages	$—	$—	$—	$—	$—
$(47,204)	$(46,994)	$(51,775)	$(210)	$4,571	Slot Tech	$(578,181)	$(509,166)	$(644,186)	$(69,016)	$66,005
$(4,621)	$(2,051)	$(2,710)	$(2,570)	$(1,911)	Supervision	$(39,809)	$(29,153)	$(36,090)	$(10,657)	$(3,719)
$(100)	$(6,062)	$—	$5,962	$(100)	Overtime	$(3,881)	$(6,512)	$—	$2,631	$(3,881)

$(68,389)	$(76,169)	$(76,323)	$7,779	$7,934	Total Salaries and Wages	$(862,781)	$(759,926)	$(937,398)	$(102,855)	$74,617
					Payroll Taxes and Employee Benefits
$(16,117)	$(19,934)	$(21,738)	$3,817	$5,621	Benefits	$(197,863)	$(213,605)	$(267,321)	$15,742	$69,458
$(7,579)	$(6,126)	$(7,526)	$(1,454)	$(53)	Payroll Taxes	$(76,115)	$(73,459)	$(92,212)	$(2,656)	$16,097

$(23,697)	$(26,059)	$(29,264)	$2,363	$5,567	Total PT and EB	$(273,978)	$(287,064)	$(359,533)	$13,086	$85,555
$(92,086)	$(102,228)	$(105,587)	$10,142	$13,501	Total Payroll and Benefits	$(1,136,759)	$(1,046,990)	$(1,296,931)	$(89,769)	$160,172
					Comp Expenses

$—	$(182)	$—	$182	$—	Department Comp-Room	$(991)	$(182)	$—	$(809)	$(991)
$(166)	$(27)	$(250)	$(140)	$84	Department Comp-Food	$(3,233)	$(1,873)	$(3,000)	$(1,360)	$(233)
$(148,521)	$(66,556)	$(108,472)	$(81,964)	$(40,049)	Department Comp-Beverage	$(1,122,346)	$(784,813)	$(1,078,467)	$(337,533)	$(43,879)
$(26)	$(370)	$(650)	$345	$625	Department Comp-Merchandise	$(2,182)	$(5,942)	$(7,800)	$3,760	$5,618
$—	$—	$—	$—	$—	Department Comp-Other	$—	$—	$—	$—	$—

$(148,712)	$(67,135)	$(109,372)	$(81,577)	$(39,340)	Total Comps	$(1,128,752)	$(792,810)	$(1,089,267)	$(335,941)	$(39,485)
-0.54%	-0.26%	-0.24%	-0.28%	-0.30%	Comps as a % of Coin In	-0.33%	-0.25%	-0.24%	-0.09%	-0.10%
					Other Expenses

$(2,797)	$(6)	$(100)	$(2,790)	$(2,697)	Apparel	$(2,951)	$(1,460)	$(1,200)	$(1,491)	$(1,751)
$(110)	$(60)	$(100)	$(50)	$(10)	Communications	$(982)	$(832)	$(1,200)	$(151)	$218
$(1,146)	$(1,235)	$(1,500)	$89	$354	Contr Maint-Computer Sft Wr	$(13,756)	$(14,822)	$(18,000)	$1,066	$4,244
$—	$—	$—	$—	$—	Contr Maint-General	$—	$—	$—	$—	$—
$(205)	$—	$(50)	$(205)	$(155)	Contract Services	$(2,846)	$(421)	$(600)	$(2,425)	$(2,246)
$(56)	$—	$(500)	$(56)	$444	Equipmental Rental	$(913)	$(9,504)	$(6,000)	$8,591	$5,087
$—	$(40)	$—	$40	$—	Furn, Fixtures & Equipment	$—	$(40)	$—	$40	$—
$—	$(161)	$(100)	$161	$100	Gaming Supplies	$(2,250)	$2,080	$(1,200)	$(4,330)	$(1,050)
$(262)	$(163)	$—	$(99)	$(262)	Laundry	$(4,348)	$(290)	$—	$(4,058)	$(4,348)
$230	$(1,290)	$—	$1,520	$230	Miscellaneous	$10,456	$6,227	$—	$4,229	$10,456
$—	$—	$(75)	$—	$75	Office Supplies	$(727)	$(188)	$(900)	$(538)	$173
$(474)	$(1,062)	$(1,050)	$588	$576	Other Operating Supplies	$(9,159)	$(9,770)	$(12,600)	$611	$3,441
$—	$—	$(25)	$—	$25	Other Services	$—	$(250)	$(300)	$250	$300
$(7)	$—	$—	$(7)	$(7)	Outside Comp-F & B	$(39)	$(30)	$—	$(9)	$(39)
$(4,421)	$(6,599)	$(4,463)	$2,178	$42	Parts Supplies	$(38,670)	$(38,906)	$(53,550)	$236	$14,880
$—	$—	$(100)	$—	$100	Printed Items & Forms	$(322)	$(248)	$(1,200)	$(74)	$878
$(858)	$(250)	$(175)	$(608)	$(683)	Repairs & Maintenance	$(7,412)	$(1,473)	$(2,100)	$(5,939)	$(5,312)
$—	$(76)	$(50)	$76	$50	Shipping & Postage	$(249)	$(417)	$(600)	$169	$351
$(13,043)	$(6,486)	$(10,000)	$(6,557)	$(3,043)	Slot Conversions	$(1,674)	$10,296	$(105,000)	$(11,970)	$103,326
$(112,681)	$(153,807)	$(198,711)	$41,126	$86,030	Taxes And Licenses	$(1,296,930)	$(1,180,291)	$(1,975,652)	$(116,639)	$678,722
$(12,029)	$(5,390)	$(8,203)	$(6,639)	$(3,826)	Use Tax	$(90,797)	$(60,999)	$(81,694)	$(29,798)	$(9,103)
$8	$(158)	$—	$166	$8	Variances	$(3,285)	$(8,482)	$—	$5,197	$(3,285)

$(147,851)	$(176,785)	$(225,202)	$28,933	$77,350	Total Other Expenses	$(1,466,854)	$(1,309,822)	$(2,261,796)	$(157,032)	$794,942
$827,522	$488,100	$1,960,340	$339,422	$(1,132,818)	Departmental Profit	$12,064,109	$10,288,857	$19,218,563	$1,775,252	$(7,154,454)
68.0%	58.5%	81.7%	9.5%	-13.6%	Departmental Margin	76.4%	76.6%	80.5%	-0.2%	-4.2%
					Hours Worked By Position

661	806	839	145	178	Salaries	9,272	9,193	9,879	(79)	607
2,795	2,662	2,978	(133)	183	Slot Tech	34,519	31,528	37,902	(2,991)	3,383
326	137	174	(189)	(152)	Supervision	2,675	1,944	2,346	(732)	(329)

3,782	3,604	3,991	(178)	209	Total Hours Worked	46,466	42,664	50,127	(3,802)	3,661
					FTEs By Position

3.7	4.6	4.7	0.8	1.0	Salaries	4.5	4.4	4.7	(0.0)	0.3
15.8	15.1	16.9	(0.8)	1.0	Slot Tech	16.6	15.2	18.2	(1.4)	1.6
1.8	0.8	1.0	(1.1)	(0.9)	Supervision	1.3	0.9	1.1	(0.4)	(0.2)

21.4	20.4	22.6	(1.0)	1.2	Total FTEs	22.3	20.5	24.1	(1.8)	1.8

Actual	Last Year	CURRENT MONTH Budget	vs. Prior	vs. Budget	December 2010	Actual	Last Year	YEAR to DATE Budget	vs. Prior	vs. Budget
					SLOT MARKETING DEPARTMENT

					Salaries and Wages

$(2,944)	$(1,357)	$(3,066)	$(1,587)	$122	Salaries	$(12,751)	$(18,180)	$(36,099)	$5,429	$23,348
$(10,133)	$(9,958)	$(15,128)	$(175)	$4,995	Coordinator	$(116,301)	$(113,792)	$(182,119)	$(2,509)	$65,818
$—	$—	$(1,315)	$—	$1,315	Crm	$—	$(6,427)	$(15,835)	$6,427	$15,835
$(305)	$(4)	$—	$(301)	$(305)	Overtime	$(2,065)	$(590)	$—	$(1,475)	$(2,065)

$(13,381)	$(11,319)	$(19,509)	$(2,063)	$6,128	Total Salaries and Wages	$(131,117)	$(138,989)	$(234,053)	$7,872	$102,936
					Payroll Taxes and Employee Benefits

$(2,431)	$(2,751)	$(5,994)	$320	$3,563	Benefits	$(25,780)	$(19,959)	$(71,912)	$(5,820)	$46,132
$(1,388)	$(993)	$(3,068)	$(396)	$1,680	Payroll Taxes	$(11,731)	$(19,986)	$(36,808)	$8,255	$25,077

$(3,819)	$(3,744)	$(9,062)	$(76)	$5,243	Total PT and EB	$(37,510)	$(39,945)	$(108,720)	$2,435	$71,210
$(17,201)	$(15,062)	$(28,571)	$(2,138)	$11,370	Total Payroll and Benefits	$(168,627)	$(178,934)	$(342,773)	$10,307	$174,146
					Comp Expenses

$(3,159)	$(1,659)	$(4,616)	$(1,500)	$1,457	Department Comp-Room	$(32,671)	$(32,440)	$(45,893)	$(231)	$13,222
$(20,156)	$(57,426)	$(87,699)	$37,270	$67,543	Department Comp-Food	$(459,074)	$(646,339)	$(872,894)	$187,265	$413,820
$(2,575)	$(6,488)	$(13,847)	$3,913	$11,272	Department Comp-Beverage	$(64,905)	$(84,366)	$(137,675)	$19,462	$72,770
$(6,292)	$(2,708)	$(9,232)	$(3,584)	$2,940	Department Comp- Merchandise	$(64,677)	$(64,490)	$(91,782)	$(187)	$27,105
$(111)	$(213)	$—	$102	$(111)	Department Comp-Other	$(9,501)	$(5,936)	$—	$(3,565)	$(9,501)

$(32,292)	$(68,493)	$(115,394)	$36,201	$83,102	Total Comps	$(630,828)	$(833,571)	$(1,148,244)	$202,743	$517,416
0.1%	0.3%	0.3%	0.2%	0.1%	Comps as a % of Coin In	0.2%	0.3%	0.3%	0.1%	0.1%
					Other Expenses

$—	$—	$—	$—	$—	Adv – Other	$(25,000)	$—	$—	$(25,000)	$(25,000)
$—	$—	$—	$—	$—	Apparel	$—	$238	$—	$(238)	$—
$—	$—	$(150)	$—	$150	Communications	$—	$(1,031)	$(1,800)	$1,031	$1,800
$—	$—	$—	$—	$—	Contract Services	$(2,364)	$—	$—	$(2,364)	$(2,364)
$(137,377)	$(13,300)	$(15,000)	$(124,077)	$(122,377)	Customer Promotion	$(266,398)	$(32,458)	$(155,000)	$(233,940)	$(111,398)
$—	$—	$—	$—	$—	Customer Reimbursed Travel	$—	$—	$—	$—	$—
$(70,304)	$(56,934)	$(25,000)	$(13,370)	$(45,304)	Direct Mail Promo	$(239,048)	$(422,674)	$(555,000)	$183,626	$315,952
$(724)	$133	$(150)	$(857)	$(574)	Equipmental Rental	$(724)	$(1,014)	$(1,800)	$290	$1,076
$(68)	$(57)	$(100)	$(11)	$32	Office Supplies	$(1,677)	$(205)	$(1,200)	$(1,472)	$(477)
$5,771	$(4,095)	$(1,000)	$9,866	$6,771	Other Operating Supplies	$1,523	$(10,059)	$(12,000)	$11,581	$13,523
$(2)	$(29)	$—	$27	$(2)	Outside Comp-F & B	$(657)	$(388)	$—	$(269)	$(657)
$(1,124)	$—	$(2,000)	$(1,124)	$876	Printed Items & Forms	$(33,771)	$(17,310)	$(27,000)	$(16,461)	$(6,771)
$—	$—	$—	$—	$—	Repairs & Maintenance	$—	$(582)	$—	$582	$—
$—	$(252)	$(200)	$252	$200	Shipping & Postage	$(1,821)	$(2,161)	$(2,400)	$340	$579
$(1,347)	$—	$(50,000)	$(1,347)	$48,653	Slot Tournament/Events	$(1,997)	$(78,188)	$(145,000)	$76,190	$143,003

$(205,175)	$(74,533)	$(93,600)	$(130,641)	$(111,575)	Total Other Expenses	$(571,935)	$(565,831)	$(901,200)	$(6,105)	$329,265
$(254,668)	$(158,089)	$(237,565)	$(96,579)	$(17,103)	Department Expense	$(1,371,390)	$(1,578,336)	$(2,392,217)	$206,946	$1,020,827
0.9%	0.6%	0.5%	-0.3%	-0.4%	Total Expenses as a % of Coin In	0.4%	0.5%	0.5%	0.1%	0.1%
					Hours Worked By Position

161	74	168	(87)	7	Salaries	693	2,810	1,976	2,117	1,283
833	777	1,061	(56)	228	Coordinator	9,145	8,964	12,769	(181)	3,624
—	—	187	—	187	CRM	—	490	2,255	490	2,255

994	852	1,416	(143)	422	Total Hours Worked	9,838	12,264	17,000	2,426	7,162
					FTEs By Position

	0.4	1.0	(0.5)	0.0	Salaries	0.3	1.4	1.0	1.0	0.6
4.7	4.4	6.0	(0.3)	1.3	Coordinator	4.4	4.3	6.1	(0.1)	1.7
0.0	0.0	1.1	0.0	1.1	CRM	0.0	0.2	1.1	0.2	1.1

5.6	4.8	8.0	(0.8)	2.4	Total FTEs	4.7	5.9	8.2	1.2	3.4

Actual	Last Year	CURRENT MONTH Budget	vs. Prior	vs. Budget	December 2010	Actual	Last Year	YEAR to DATE Budget	vs. Prior	vs. Budget
RACE & SPORTS BOOK DEPARTMENT
					Write

$—	$62,179	$—	$(62,179)	$—	Racebook Write	$1,005,777	$1,228,022	$262,100	$(222,245)	$743,676
$—	$2,057,438	$—	$(2,057,438)	$—	Sportsbook Write	$20,375,979	$21,723,055	$7,575,673	$(1,347,076)	$12,800,306

$—	$2,119,617	$—	$(2,119,617)	$—	Total Write	$21,381,756	$22,951,077	$7,837,773	$(1,569,321)	$13,543,982
					Win

$931	$12,961	$—	$(12,030)	$931	Racebook Win	$200,089	$249,266	$52,420	$(49,177)	$147,669
$12,789	$(28,683)	$—	$41,471	$12,789	Sportsbook Win	$617,162	$748,888	$432,435	$(131,726)	$184,727

$13,719	$(15,722)	$—	$29,442	$13,719	Total Win	$817,251	$998,154	$484,855	$(180,903)	$332,396
$—	$(3,350)	$—	$3,350	$—	C.O.S. -Track Fee	$(50,546)	$(49,283)	$(13,106)	$(1,263)	$(37,440)

$13,719	$(19,072)	$—	$32,791	$13,719	Race & Sportsbook Net Revenue	$766,705	$948,871	$471,749	$(182,166)	$294,956
0.0%	20.8%	0.0%	-20.8%	0.0%	Racebook Hold %	19.9%	20.3%	20.0%	-0.4%	-0.1%
0.0%	-1.4%	0.0%	1.4%	0.0%	Sportsbook Hold %	3.0%	3.4%	5.7%	-0.4%	-2.7%
0.0%	-0.7%	0.0%	0.7%	0.0%	Combined Hold %	3.8%	4.3%	6.2%	-0.5%	-2.4%
					Salaries and Wages

$—	$(9,995)	$—	$9,995	$—	Salaries	$(103,805)	$(123,502)	$(42,532)	$19,698	$(61,273)
$—	$(9,595)	$—	$9,595	$—	Ticket Writer	$(91,226)	$(119,672)	$(35,555)	$28,446	$(55,671)
$—	$(343)	$—	$343	$—	Overtime	$(8,822)	$(3,087)	$—	$(5,735)	$(8,822)

$—	$(19,933)	$—	$19,933	$—	Total Salaries and Wages	$(203,853)	$(248,099)	$(78,087)	$44,246	$(125,766)
					Payroll Taxes and Employee Benefits
$—	$(5,821)	$—	$5,821	$—	Benefits	$(53,375)	$(65,728)	$(17,140)	$12,353	$(36,235)
$—	$(1,724)	$—	$1,724	$—	Payroll Taxes	$(16,717)	$(22,300)	$(7,861)	$5,583	$(8,856)

$—	$(7,546)	$—	$7,546	$—	Total PT and EB	$(70,092)	$(88,028)	$(25,001)	$17,936	$(45,091)
$—	$(27,479)	$—	$27,479	$—	Total Payroll and Benefits	$(273,945)	$(336,128)	$(103,088)	$62,182	$(170,857)
					Comp Expenses

$—	$(168)	$—	$168	$—	Department Comp-Room	$(6,294)	$(2,026)	$(10,666)	$(4,268)	$4,372
$—	$(2,574)	$—	$2,574	$—	Department Comp-Food	$(21,719)	$(26,941)	$(11,016)	$5,222	$(10,703)
$1,886	$(4,420)	$—	$6,307	$1,886	Department Comp-Beverage	$(56,069)	$(55,652)	$(29,230)	$(418)	$(26,839)
$—	$—	$—	$—	$—	Department Comp-Merchandise	$(18)	$(630)	$(1,640)	$612	$1,622

$1,886	$(7,162)	$—	$9,048	$1,886	Total Comps	$(84,100)	$(85,248)	$(52,552)	$1,148	$(31,548)
0.00%	-0.34%	0.00%	0.34%	0.00%	Comps as a % of Write	-0.39%	-0.37%	-0.67%	-0.02%	0.28%
					Other Expenses

$—	$—	$—	$—	$—	Apparel	$—	$(136)	$—	$136	$—
$—	$(683)	$—	$683	$—	Cable Tv	$(9,266)	$(6,168)	$(2,580)	$(3,098)	$(6,686)
$—	$(75)	$—	$75	$—	Communications	$(1,033)	$(1,387)	$—	$354	$(1,033)
$(621)	$(2,753)	$—	$2,132	$(621)	Contr Maint-General	$(28,972)	$(35,549)	$(9,369)	$6,577	$(19,603)
$—	$(9,222)	$—	$9,222	$—	Contract Services	$(61,206)	$(108,975)	$(21,500)	$47,769	$(39,706)
$—	$—	$—	$—	$—	Customer Promotion	$(1,500)	$(2,000)	$(10,000)	$500	$8,500
$—	$115	$—	$(115)	$—	Equipmental Rental	$(9,266)	$(11,967)	$(4,128)	$2,701	$(5,138)
$—	$—	$—	$—	$—	Furn, Fixtures & Equipment	$(1,236)	$(66)	$—	$(1,170)	$(1,236)
$—	$—	$—	$—	$—	Gaming Supplies	$—	$—	$—	$—	$—
$—	$—	$—	$—	$—	Laundry	$—	$—	$(45)	$—	$45
$—	$—	$—	$—	$—	Other Services	$(13,027)	$—	$—	$(13,027)	$(13,027)
$—	$—	$—	$—	$—	Miscellaneous	$(500)	$—	$—	$(500)	$(500)
$—	$(260)	$—	$260	$—	Office Supplies	$(5,660)	$(4,931)	$(1,779)	$(729)	$(3,881)
$—	$(16)	$—	$16	$—	Other Operating Supplies	$(174)	$1,107	$—	$(1,281)	$(174)
$—	$—	$—	$—	$—	Outside Comp-F & B	$(19)	$(54)	$(66)	$34	$47
$—	$—	$—	$—	$—	Outside Comp-Other	$(81)	$—	$(147)	$(81)	$66
$—	$—	$—	$—	$—	Paper Supplies	$(936)	$—	$(528)	$(936)	$(408)
$—	$—	$—	$—	$—	Shipping & Postage	$—	$(75)	$—	$75	$—
$(928)	$(6,629)	$—	$5,701	$(928)	Printed Items & Forms	$(29,814)	$(55,555)	$(17,828)	$25,741	$(11,986)
$—	$(1,917)	$—	$1,917	$—	Professional Services	$(19,820)	$(18,971)	$(9,310)	$(849)	$(10,510)
$—	$—	$—	$—	$—	Repairs & Maintenance	$(2,100)	$(19,430)	$(861)	$17,330	$(1,239)
$—	$(300)	$—	$300	$—	Subscriptions	$(3,150)	$(5,851)	$(1,125)	$2,701	$(2,025)
$867	$(9,434)	$—	$10,301	$867	Taxes And Licenses	$(120,830)	$(124,090)	$(52,225)	$3,260	$(68,605)
$1,316	$(333)	$—	$1,648	$1,316	Use Tax	$(3,800)	$(4,147)	$(1,281)	$347	$(2,519)
$—	$(137)	$—	$137	$—	Variances	$(3,830)	$(4,369)	$—	$539	$(3,830)

$633	$(31,643)	$—	$32,276	$633	Total Other Expenses	$(316,220)	$(402,613)	$(132,772)	$86,393	$(183,448)
$16,239	$(85,356)	$—	$101,595	$16,239	Departmental Profit	$92,440	$124,883	$183,337	$(32,443)	$(90,897)
118.4%	447.5%	0.0%	-329.2%	118.4%	Departmental Margin	12.1%	13.2%	38.9%	-1.1%	-26.8%
					Hours Worked By Position

—	507	—	507	—	Salaries	5,475	6,425	2,170	950	(3,305)

Actual	Last Year	CURRENT MONTH Budget	vs. Prior	vs. Budget	December 2010	Actual	Last Year	YEAR to DATE Budget	vs. Prior	vs. Budget
—	814	—	814	—	Ticket Writer	7,757	10,256	76	2,499	(7,681)

—	1,321	—	1,321	—	Total Hours Worked	13,232	16,681	2,246	3,449	(10,986)
					FTEs By Position

0.0	2.9	0.0	2.9	0.0	Salaries	2.6	3.1	1.0	0.5	(1.6)
0.0	4.6	0.0	4.6	0.0	Ticket Writer	3.7	4.9	0.0	1.2	(3.7)

0.0	7.5	0.0	7.5	0.0	Total FTEs	6.4	8.0	1.1	1.7	(5.3)

Actual	Last Year	CURRENT MONTH Budget	vs. Prior	vs. Budget	December 2010	Actual	Last Year	YEAR to DATE Budget	vs. Prior	vs. Budget
CASINO MANAGEMENT DEPARTMENT
					Salaries and Wages

$(43,116)	$(64,076)	$(55,229)	$20,960	$12,113	Salaries	$(631,278)	$(681,861)	$(650,275)	$50,583	$18,997

$(43,116)	$(64,076)	$(55,229)	$20,960	$12,113	Total Salaries and Wages	$(631,278)	$(681,861)	$(650,275)	$50,583	$18,997
					Payroll Taxes and Employee Benefits

$(5,453)	$(7,669)	$(10,935)	$2,217	$5,482	Benefits	$(76,929)	$(90,625)	$(128,751)	$13,695	$51,822
$(3,536)	$(3,804)	$(4,395)	$269	$859	Payroll Taxes	$(47,245)	$(50,493)	$(51,748)	$3,248	$4,503

$(8,988)	$(11,474)	$(15,330)	$2,485	$6,342	Total PT and EB	$(124,174)	$(141,117)	$(180,499)	$16,943	$56,325
$(52,104)	$(75,550)	$(70,559)	$23,445	$18,455	Total Payroll and Benefits	$(755,452)	$(822,978)	$(830,774)	$67,526	$75,322
					Other Expenses

$—	$—	$—	$—	$—	Communications	$(82)	$—	$—	$(82)	$(82)
$(233)	$—	$—	$(233)	$(233)	Office Supplies	$(2,891)	$—	$—	$(2,891)	$(2,891)
$—	$(650)	$—	$650	$—	Other Operating Supplies	$(2,876)	$(2,080)	$—	$(796)	$(2,876)
$—	$—	$—	$—	$—	Printed Items & Forms	$(234)	$(77)	$—	$(157)	$(234)
$1,189	$(988)	$—	$2,177	$1,189	Seminars And Training Costs	$(1,619)	$13,033	$—	$(14,652)	$(1,619)
$—	$—	$—	$—	$—	Travel	$—	$(344)	$—	$344	$—

$956	$(1,638)	$—	$2,594	$956	Total Other Expenses	$(7,701)	$10,533	$—	$(18,234)	$(7,701)
$(51,149)	$(77,188)	$(70,559)	$26,039	$19,410	Department Expense	$(763,153)	$(812,446)	$(830,774)	$49,293	$67,621
-1.6%	-3.0%	-1.0%	1.3%	-0.6%	Departmental Expense as a % of Ttl Rev	-1.3%	-1.9%	-1.0%	0.6%	-0.2%
					Hours Worked By Position

806	999	1,007	193	201	Salaries	10,294	14,592	11,855	4,298	1,561

806	999	1,007	193	201	Total Hours Worked	10,294	14,592	11,855	4,298	1,561
					FTEs By Position

4.6	5.7	5.7	1.1	1.1	Salaries	4.9	7.0	5.7	2.1	0.8

4.6	5.7	5.7	1.1	1.1	Total FTEs	4.9	7.0	5.7	2.1	0.8

Actual	Last Year	CURRENT MONTH Budget	vs. Prior	vs. Budget	December 2010	Actual	Last Year	YEAR to DATE Budget	vs. Prior	vs. Budget
CASINO MARKETING DEPARTMENT
					Salaries and Wages

$(112,396)	$(62,824)	$(151,434)	$(49,572)	$39,038	Salaries	$(1,699,806)	$(970,432)	$(1,759,392)	$(729,374)	$59,586
$(11,867)	$(8,846)	$(17,065)	$(3,021)	$5,198	Butler	$(186,114)	$(118,899)	$(227,028)	$(67,215)	$40,914
$(13,414)	$(7,419)	$(17,065)	$(5,995)	$3,651	Vip Services	$(192,354)	$(110,814)	$(227,028)	$(81,540)	$34,674
$—	$(86)	$—	$86	$—	Overtime	$(8,570)	$(1,866)	$—	$(6,703)	$(8,570)

$(137,677)	$(79,175)	$(185,564)	$(58,502)	$47,887	Total Salaries and Wages	$(2,086,844)	$(1,202,012)	$(2,213,448)	$(884,832)	$126,604
					Payroll Taxes and Employee Benefits

$(24,225)	$(27,788)	$(38,211)	$3,563	$13,986	Benefits	$(274,246)	$(65,431)	$(455,781)	$(208,814)	$181,535
$(12,248)	$(8,421)	$(26,287)	$(3,826)	$14,039	Payroll Taxes	$(174,854)	$(158,598)	$(313,559)	$(16,256)	$138,705

$(36,473)	$(36,210)	$(64,498)	$(263)	$28,025	Total PT and EB	$(449,100)	$(224,029)	$(769,340)	$(225,071)	$320,240
$(174,150)	$(115,385)	$(250,062)	$(58,765)	$75,912	Total Payroll and Benefits	$(2,535,944)	$(1,426,041)	$(2,982,788)	$(1,109,903)	$446,844
					Comp Expenses

$(261,060)	$(295,667)	$(684,990)	$34,607	$423,930	Department Comp-Room	$(5,781,035)	$(6,272,888)	$(8,668,563)	$491,853	$2,887,528
$(65,134)	$(61,608)	$(143,522)	$(3,526)	$78,389	Department Comp-Food	$(1,178,498)	$(1,108,730)	$(1,773,856)	$(69,768)	$595,358
$(55,812)	$(50,361)	$(150,045)	$(5,451)	$94,233	Department Comp-Beverage	$(1,728,687)	$(1,041,591)	$(1,854,485)	$(687,096)	$125,798
$(52,618)	$(115,834)	$(195,712)	$63,216	$143,094	Department Comp- Merchandise	$(1,183,966)	$(1,673,897)	$(2,418,894)	$489,931	$1,234,928

$(434,624)	$(523,470)	$(1,174,269)	$88,846	$739,645	Total Comps	$(9,875,585)	$(10,097,106)	$(14,715,798)	$221,520	$4,840,213
-2.91%	-3.15%	-3.60%	0.24%	0.69%	Comps as a % Table Games Drop	-3.20%	-4.02%	-3.65%	0.82%	0.45%
					Other Expenses

$—	$(2,500)	$(20,000)	$2,500	$20,000	Adv – Other	$(13,644)	$(2,500)	$(190,000)	$(11,144)	$176,356
$(363)	$(1,846)	$(3,500)	$1,483	$3,137	Airfare/Transportation	$(10,318)	$(34,312)	$(42,000)	$23,994	$31,682
$—	$—	$—	$—	$—	Apparel	$(8,208)	$(13,141)	$—	$4,934	$(8,208)
$—	$—	$(200,000)	$—	$200,000	Blackjack Tournament	$11,400	$(84,724)	$(375,000)	$96,124	$386,400
$—	$—	$—	$—	$—	Chartered Flights	$(24,952)	$—	$—	$(24,952)	$(24,952)
$(1,560)	$(1,628)	$(2,000)	$68	$440	Communications	$(23,443)	$(21,414)	$(24,000)	$(2,029)	$557
$—	$—	$—	$—	$—	Comped Gift Certificates	$—	$(10,000)	$—	$10,000	$—
$—	$—	$—	$—	$—	Contr Maint-General	$(17,445)	$(18,092)	$—	$646	$(17,445)
$—	$(2,713)	$—	$2,713	$—	Laundry	$—	$(2,713)	$—	$2,713	$—
$—	$—	$—	$—	$—	Customer Activities	$—	$(7,500)	$—	$7,500	$—
$—	$(2,500)	$(35,000)	$2,500	$35,000	Customer Gifts	$1,003	$(39,445)	$(46,000)	$40,448	$47,003
$(8,403)	$(85,065)	$(100,000)	$76,662	$91,597	Customer Promotion	$(62,306)	$(171,880)	$(560,000)	$109,574	$497,694
$(61,340)	$(31,639)	$(75,000)	$(29,701)	$13,660	Customer Reimbursed Travel	$(885,077)	$(697,225)	$(825,000)	$(187,852)	$(60,077)
$(30,713)	$—	$(50,000)	$(30,713)	$19,287	Direct Mail Promo	$(370,563)	$(211,025)	$(950,000)	$(159,538)	$579,437
$(2,275)	$(1,069)	$(1,000)	$(1,205)	$(1,275)	Equipmental Rental	$(11,960)	$(11,274)	$(12,000)	$(686)	$40
$—	$—	$—	$—	$—	Golf Tournament	$(1,033)	$—	$(30,000)	$(1,033)	$28,967
$(137)	$—	$—	$(137)	$(137)	Lodging Expense	$(2,784)	$(262)	$—	$(2,523)	$(2,784)
$—	$(8,248)	$—	$8,248	$—	Meals & Entertainment	$(19,437)	$(10,570)	$—	$(8,867)	$(19,437)
$(1,401)	$(2,046)	$(5,000)	$645	$3,599	Miscellaneous	$(32,708)	$(60,683)	$(60,000)	$27,974	$27,292
$—	$—	$—	$—	$—	Ms Hard Rock	$(650)	$—	$—	$(650)	$(650)
$(7,811)	$(54,162)	$—	$46,351	$(7,811)	New Years Eve	$(71,469)	$(66,694)	$(100,000)	$(4,774)	$28,531
$(536)	$(6,875)	$(15,000)	$6,339	$14,464	Off Property Event Tickets	$(53,745)	$(72,582)	$(144,000)	$18,837	$90,255
$(414)	$(1,499)	$(1,000)	$1,085	$586	Office Supplies	$(13,473)	$(9,503)	$(12,000)	$(3,970)	$(1,473)
$(1,967)	$52	$(5,000)	$(2,019)	$3,033	Other Operating Supplies	$(45,165)	$(44,662)	$(75,000)	$(503)	$29,835
$(10,693)	$(13,594)	$(25,000)	$2,901	$14,307	Outside Comp-F & B	$(275,956)	$(219,848)	$(300,000)	$(56,108)	$24,044
$(89)	$(964)	$(5,000)	$874	$4,911	Outside Comp-Other	$(24,999)	$(14,781)	$(60,000)	$(10,217)	$35,001
$—	$(1,956)	$(10,000)	$1,956	$10,000	Player Development	$(69,881)	$(13,203)	$(165,000)	$(56,678)	$95,119
$—	$—	$—	$—	$—	Poker Tournament	$(622)	$(8,598)	$(15,000)	$7,976	$14,378
$—	$—	$—	$—	$—	Prefer Cust Comp-Other	$—	$(207)	$—	$207	$—
$(834)	$(2,242)	$(2,000)	$1,409	$1,166	Printed Items & Forms	$(16,491)	$(15,691)	$(24,000)	$(801)	$7,509
$(14,000)	$(16,246)	$(5,000)	$2,246	$(9,000)	Professional Services	$(61,264)	$(62,144)	$(150,000)	$881	$88,736
$(26,902)	$—	$(25,000)	$(26,902)	$(1,902)	Rep Services	$(431,756)	$(153,901)	$(300,000)	$(277,855)	$(131,756)
$(540)	$—	$(250)	$(540)	$(290)	Repairs & Maintenance	$(1,100)	$(1,406)	$(3,000)	$306	$1,900
$—	$—	$—	$—	$—	Seminars & Training	$—	$(541)	$—	$541	$—
$(396)	$(524)	$(1,000)	$128	$604	Shipping & Postage	$(3,497)	$(9,124)	$(12,000)	$5,627	$8,503
$—	$—	$—	$—	$—	Superbowl	$(22,705)	$(30,639)	$(200,000)	$7,934	$177,295
$—	$(177)	$(325)	$177	$325	Use Tax	$—	$(2,785)	$(3,900)	$2,785	$3,900

$(170,372)	$(237,442)	$(586,075)	$67,070	$415,703	Total Other Expenses (No Comps)	$(2,564,250)	$(2,123,071)	$(4,677,900)	$(441,179)	$2,113,650
$(779,147)	$(876,297)	$(2,010,406)	$97,150	$1,231,259	Department Expense	$(14,975,779)	$(13,646,218)	$(22,376,486)	$(1,329,562)	$7,400,707
-5.22%	-5.27%	-6.16%	0.05%	0.95%	Total Expenses as a % of Drop	-4.85%	-5.44%	-5.55%	0.58%	0.70%
					Hours Worked By Position

2,909	3,287	4,028	378	1,119	Salaries	43,460	39,210	46,938	(4,250)	3,478
885	693	1,326	(192)	441	Butler	14,264	9,147	17,643	(5,117)	3,379
845	470	1,042	(376)	197	Vip Services	12,130	6,937	13,861	(5,193)	1,731

4,639	4,449	6,396	(190)	1,757	Total Hours Worked	69,854	55,294	78,442	(14,560)	8,588
					FTEs By Position

16.5	18.6	22.8	2.1	6.3	Salaries	20.9	18.9	22.6	(2.0)	1.7

Actual	Last Year	CURRENT MONTH Budget	vs. Prior	vs. Budget	December 2010	Actual	Last Year	YEAR to DATE Budget	vs. Prior	vs. Budget
5.0	3.9	7.5	(1.1)	2.5	Butler	6.9	4.4	8.5	(2.5)	1.6
4.8	2.7	5.9	(2.1)	1.1	Vip Services	5.8	3.3	6.7	(2.5)	0.8

26.3	25.2	36.2	(1.1)	9.9	Total FTEs	33.6	26.6	37.7	(7.0)	4.1

Actual	Last Year	CURRENT MONTH Budget	vs. Prior	vs. Budget	December 2010	Actual	Last Year	YEAR to DATE Budget	vs. Prior	vs. Budget
					CAGE DEPARTMENT
					Salaries and Wages

$(19,704)	$(16,546)	$(20,798)	$(3,157)	$1,094	Salaries	$(242,789)	$(198,111)	$(244,879)	$(44,679)	$2,090
$(45,734)	$(55,929)	$(73,777)	$10,195	$28,043	Cashier	$(696,792)	$(699,153)	$(850,795)	$2,361	$154,003
$(10,581)	$(11,290)	$(14,053)	$709	$3,472	Supervision	$(131,717)	$(134,014)	$(162,057)	$2,297	$30,340
$(66)	$(428)	$—	$362	$(66)	Overtime	$(4,205)	$(2,192)	$—	$(2,013)	$(4,205)

$(76,084)	$(84,193)	$(108,628)	$8,108	$32,544	Total Salaries and Wages	$(1,075,503)	$(1,033,470)	$(1,257,731)	$(42,033)	$182,228
					Payroll Taxes and Employee Benefits

$(20,670)	$(28,209)	$(23,111)	$7,540	$2,441	Benefits	$(247,139)	$(247,929)	$(267,597)	$789	$20,458
$(7,622)	$(6,443)	$(10,437)	$(1,179)	$2,815	Payroll Taxes	$(94,675)	$(96,094)	$(120,846)	$1,419	$26,171

$(28,291)	$(34,653)	$(33,548)	$6,361	$5,257	Total PT and EB	$(341,814)	$(344,023)	$(388,443)	$2,208	$46,629
$(104,376)	$(118,845)	$(142,176)	$14,470	$37,800	Total Payroll and Benefits	$(1,417,317)	$(1,377,492)	$(1,646,174)	$(39,825)	$228,857
					Other Expenses

$(669)	$—	$(200)	$(669)	$(469)	Apparel	$(669)	$(336)	$(2,400)	$(334)	$1,731
$(86)	$(62)	$(97)	$(23)	$11	Communications	$(1,089)	$(771)	$(1,164)	$(318)	$75
$(2,969)	$(1,909)	$(4,200)	$(1,059)	$1,231	Contract Services	$(33,365)	$(25,057)	$(50,400)	$(8,309)	$17,035
$—	$—	$—	$—	$—	Credit Card Fees	$—	$—	$—	$—	$—
$(428)	$(173)	$(650)	$(255)	$222	Department Comp-Beverage	$(3,557)	$(3,455)	$(7,800)	$(102)	$4,243
$—	$—	$(20)	$—	$20	Department Comp-Food	$(43)	$(88)	$(240)	$46	$197
$—	$—	$—	$—	$—	Department Comp-Merchandise	$—	$—	$—	$—	$—
$(1,465)	$(332)	$(850)	$(1,132)	$(615)	Equipmental Rental	$(16,464)	$(7,987)	$(10,200)	$(8,477)	$(6,264)
$(100)	$(100)	$(200)	$—	$100	Miscellaneous	$5,812	$(1,574)	$(2,400)	$7,386	$8,212
$(315)	$(1,202)	$(1,700)	$887	$1,385	Office Supplies	$(21,405)	$(15,885)	$(20,400)	$(5,520)	$(1,005)
$(329)	$(2,876)	$(300)	$2,548	$(29)	Other Operating Supplies	$(4,600)	$(6,202)	$(3,600)	$1,602	$(1,000)
$—	$—	$(200)	$—	$200	Paper Supplies	$(1,761)	$(1,742)	$(2,400)	$(19)	$639
$—	$—	$(200)	$—	$200	Printed Items & Forms	$(2,838)	$(2,885)	$(2,400)	$47	$(438)
$(459)	$(916)	$(800)	$456	$341	Repairs & Maintenance	$(5,478)	$(5,431)	$(9,600)	$(46)	$4,122
$(20)	$(27)	$—	$6	$(20)	Shipping & Postage	$(160)	$(99)	$—	$(61)	$(160)
$(35)	$(14)	$(100)	$(21)	$65	Use Tax	$(327)	$(366)	$(1,200)	$39	$873
$(366)	$10,004	$—	$(10,369)	$(366)	Variances	$1,786	$(531)	$—	$2,317	$1,786

$(7,240)	$2,393	$(9,517)	$(9,632)	$2,277	Total Other Expenses	$(84,157)	$(72,408)	$(114,204)	$(11,750)	$30,047
$(111,615)	$(116,453)	$(151,693)	$4,838	$40,078	Departmental Expense	$(1,501,475)	$(1,449,900)	$(1,760,378)	$(51,575)	$258,903
-3.6%	-4.5%	-2.2%	0.9%	-1.4%	Departmental Expense as a % of Ttl Rev	-2.5%	-3.3%	-2.2%	0.8%	-0.3%
					Hours Worked By Position

621	589	671	(32)	50	Salaries	8,099	7,031	7,903	(1,068)	(196)
2,987	3,657	4,837	670	1,851	Cashier	45,915	46,205	56,173	290	10,258
572	611	787	39	215	Supervision	7,129	7,379	9,144	250	2,015

4,179	4,856	6,295	677	2,116	Total Hours Worked	61,143	60,614	73,220	(529)	12,077
					FTEs By Position

3.5	3.3	3.8	(0.2)	0.3	Salaries	3.9	3.4	3.8	(0.5)	(0.1)
16.9	20.7	27.4	3.8	10.5	Cashier	22.1	22.2	27.0	0.1	4.9
3.2	3.5	4.5	0.2	1.2	Supervision	3.4	3.5	4.4	0.1	1.0

23.7	27.5	35.6	3.8	12.0	Total FTEs	29.4	29.1	35.2	(0.3)	5.8

Actual	Last Year	CURRENT MONTH Budget	vs. Prior	vs. Budget	December 2010	Actual	Last Year	YEAR to DATE Budget	vs. Prior	vs. Budget
					COUNT TEAM DEPARTMENT
					Salaries and Wages

$(2,503)	$(2,699)	$(2,743)	$196	$240	Salaries	$(23,598)	$(15,359)	$(32,299)	$(8,239)	$8,701
$(8,707)	$(10,208)	$(13,564)	$1,501	$4,857	Count Team	$(128,997)	$(139,189)	$(172,739)	$10,192	$43,742
$(4)	$(90)	$—	$85	$(4)	Overtime	$(27,936)	$(11,476)	$—	$(16,460)	$(27,936)

$(11,215)	$(12,997)	$(16,307)	$1,782	$5,092	Total Salaries and Wages	$(180,532)	$(166,025)	$(205,038)	$(14,507)	$24,506
					Payroll Taxes and Employee Benefits

$(2,967)	$(3,623)	$(2,718)	$656	$(249)	Benefits	$(34,467)	$(31,087)	$(34,182)	$(3,380)	$(285)
$(1,095)	$(1,025)	$(1,482)	$(70)	$387	Payroll Taxes	$(14,832)	$(14,857)	$(18,622)	$24	$3,790

$(4,062)	$(4,648)	$(4,200)	$585	$138	Total PT and EB	$(49,299)	$(45,944)	$(52,804)	$(3,355)	$3,505
$(15,277)	$(17,645)	$(20,507)	$2,368	$5,230	Total Payroll and Benefits	$(229,831)	$(211,968)	$(257,842)	$(17,862)	$28,011
					Other Expenses

$—	$—	$—	$—	$—	Apparel	$—	$—	$—	$—	$—
$—	$—	$—	$—	$—	Contr Maint-General	$(1,252)	$—	$—	$(1,252)	$(1,252)
$(2,957)	$—	$(1,437)	$(2,957)	$(1,520)	Contract Services	$(19,273)	$—	$(16,824)	$(19,273)	$(2,449)
$—	$(248)	$(275)	$248	$275	Office Supplies	$(1,561)	$(2,504)	$(3,300)	$943	$1,739
$438	$948	$(250)	$(510)	$688	Other Operating Supplies	$105	$(1,056)	$(3,000)	$1,161	$3,105
$—	$—	$—	$—	$—	Printed Items & Forms	$—	$(166)	$—	$166	$—
$—	$(1,395)	$—	$1,395	$—	Repairs & Maint	$(2,993)	$(5,005)	$—	$2,012	$(2,993)
$(2,520)	$(696)	$(1,962)	$(1,824)	$(558)	Total Other Expenses	$(24,974)	$(8,731)	$(23,124)	$(16,243)	$(1,850)

$(17,796)	$(18,340)	$(22,469)	$544	$4,673	Departmental Expense	$(254,804)	$(220,699)	$(280,966)	$(34,105)	$26,162
-0.6%	-0.7%	-0.3%	0.1%	-0.2%	Departmental Expense as a % of Ttl Rev	-0.4%	-0.5%	-0.4%	0.1%	-0.1%
					Hours Worked By Position

153	169	168	16	15	Salaries	1,454	926	1,976	(527)	522
699	829	1,088	130	389	Count Team	10,484	11,178	13,856	694	3,372

852	998	1,256	146	404	Total Hours Worked	11,938	12,104	15,832	166	3,894
					FTEs By Position

0.9	1.0	1.0	0.1	0.1	Salaries	0.7	0.4	1.0	(0.3)	0.3
4.0	4.7	6.2	0.7	2.2	Count Team	5.0	5.4	6.7	0.3	1.6

4.8	5.7	7.1	0.8	2.3	Total FTEs	5.7	5.8	7.6	0.1	1.9

Actual	Last Year	CURRENT MONTH Budget	vs. Prior	vs. Budget	December 2010	Actual	Last Year	YEAR to DATE Budget	vs. Prior	vs. Budget
					CREDIT & COLLECTION DEPARTMENT
					Salaries and Wages

$(5,523)	$(3,192)	$(3,324)	$(2,331)	$(2,199)	Salaries	$(55,676)	$(38,144)	$(39,139)	$(17,532)	$(16,537)
$—	$(2,546)	$(5,612)	$2,546	$5,612	Credit/Collections	$(23,995)	$(22,320)	$(61,368)	$(1,675)	$37,373
$—	$(6)	$—	$6	$—	Overtime	$(326)	$(6)	$—	$(320)	$(326)

$(5,523)	$(5,744)	$(8,936)	$220	$3,413	Total Salaries and Wages	$(79,996)	$(60,470)	$(100,507)	$(19,527)	$20,511
					Payroll Taxes and Employee Benefits

$(1,463)	$(1,200)	$(1,986)	$(263)	$524	Benefits	$(14,284)	$(13,474)	$(22,342)	$(810)	$8,058
$(636)	$(461)	$(835)	$(175)	$199	Payroll Taxes	$(6,426)	$(5,436)	$(9,398)	$(991)	$2,972

$(2,099)	$(1,661)	$(2,821)	$(438)	$722	Total PT and EB	$(20,710)	$(18,910)	$(31,740)	$(1,800)	$11,030
$(7,622)	$(7,404)	$(11,757)	$(217)	$4,135	Total Payroll and Benefits	$(100,706)	$(79,380)	$(132,247)	$(21,327)	$31,541
					Other Expenses

$(1,583)	$(945)	$(2,000)	$(638)	$417	Communications	$(18,940)	$(14,844)	$(24,000)	$(4,097)	$5,060
$(6,270)	$(4,183)	$(7,500)	$(2,087)	$1,230	Credit Rating Service	$(90,289)	$(56,359)	$(90,000)	$(33,930)	$(289)
$—	$—	$—	$—	$—	Office Supplies	$—	$(151)	$—	$151	$—
$—	$—	$—	$—	$—	Other Operating Supplies	$(408)	$(267)	$—	$(141)	$(408)
$—	$—	$—	$—	$—	Printed Items & Forms	$—	$—	$—	$—	$—
$(94)	$(409)	$(700)	$315	$606	Shipping & Postage	$(2,715)	$(5,403)	$(8,400)	$2,688	$5,685

$(7,946)	$(5,536)	$(10,200)	$(2,410)	$2,254	Total Other Expenses	$(112,352)	$(77,024)	$(122,400)	$(35,328)	$10,048
$(15,568)	$(12,941)	$(21,957)	$(2,627)	$6,389	Departmental Expense	$(213,058)	$(156,403)	$(254,647)	$(56,655)	$41,589
-0.5%	-0.5%	-0.3%	0.0%	-0.2%	Departmental Expense as a % of Ttl Rev	-0.4%	-0.4%	-0.3%	0.0%	0.0%
					Hours Worked By Position

298	161	168	(137)	(130)	Salaries	2,642	1,926	1,976	(717)	(666)
—	164	368	164	368	Credit/Collections	1,715	1,440	4,176	(275)	2,461

298	325	536	27	238	Total Hours Worked	4,358	3,366	6,152	(992)	1,794
					FTEs By Position

1.7	0.9	1.0	(0.8)	(0.7)	Salaries	1.3	0.9	1.0	(0.3)	(0.3)
0.0	0.9	2.1	0.9	2.1	Credit/Collections	0.8	0.7	2.0	(0.1)	1.2

1.7	1.8	3.0	0.2	1.3	Total FTEs	2.1	1.6	3.0	(0.5)	0.9

Actual	Last Year	CURRENT MONTH Budget	vs. Prior	vs. Budget	December 2010	Actual	Last Year	YEAR to DATE Budget	vs. Prior	vs. Budget
					SURVEILLANCE DEPARTMENT
					Salaries and Wages

$(25,559)	$(23,580)	$(22,511)	$(1,979)	$(3,048)	Salaries	$(296,704)	$(194,292)	$(265,050)	$(102,413)	$(31,654)
$(20,128)	$(23,042)	$(26,123)	$2,915	$5,995	Investigator	$(263,094)	$(270,093)	$(308,018)	$7,000	$44,924
$—	$(200)	$—	$200	$—	Overtime	$(2,498)	$(5,092)	$—	$2,594	$(2,498)

$(45,686)	$(46,822)	$(48,634)	$1,136	$2,948	Total Salaries and Wages	$(562,296)	$(469,477)	$(573,068)	$(92,819)	$10,772
					Payroll Taxes and Employee Benefits

$(6,359)	$(6,932)	$(4,857)	$574	$(1,502)	Benefits	$(71,917)	$(38,033)	$(57,214)	$(33,883)	$(14,703)
$(4,482)	$(3,727)	$(5,247)	$(755)	$765	Payroll Taxes	$(47,024)	$(47,130)	$(61,832)	$106	$14,808

$(10,841)	$(10,660)	$(10,104)	$(181)	$(737)	Total PT and EB	$(118,940)	$(85,163)	$(119,046)	$(33,778)	$106
$(56,527)	$(57,482)	$(58,738)	$955	$2,211	Total Payroll and Benefits	$(681,237)	$(554,640)	$(692,114)	$(126,596)	$10,877
					Other Expenses

$(153)	$(180)	$—	$28	$(153)	Communications	$(1,972)	$(1,766)	$—	$(206)	$(1,972)
$(2,885)	$(3,420)	$(5,500)	$535	$2,615	Contract Services	$(60,510)	$(57,082)	$(66,000)	$(3,428)	$5,490
$—	$—	$—	$—	$—	Department Comp-Food	$—	$(1,984)	$—	$1,984	$—
$(580)	$(123)	$—	$(457)	$(580)	Equipmental Rental	$(5,348)	$(4,330)	$(1,000)	$(1,018)	$(4,348)
$—	$—	$—	$—	$—	Furn, Fixtures & Equipment	$—	$(842)	$—	$842	$—
$(32)	$—	$—	$(32)	$(32)	Office Supplies	$(2,103)	$(969)	$—	$(1,134)	$(2,103)
$(115)	$(11)	$—	$(104)	$(115)	Other Operating Supplies	$(1,563)	$(1,070)	$—	$(492)	$(1,563)
$—	$—	$—	$—	$—	Outside Comp-F & B	$—	$(6)	$—	$6	$—
$—	$(1,400)	$(500)	$1,400	$500	Professional Services	$(2,172)	$(7,986)	$(6,000)	$5,814	$3,828
$(1,359)	$—	$(1,500)	$(1,359)	$141	Repairs & Maintenance	$(3,959)	$(28,450)	$(18,000)	$24,491	$14,041
$—	$—	$—	$—	$—	Seminars & Training	$(1,429)	$—	$—	$(1,429)	$(1,429)
$—	$—	$—	$—	$—	Shipping & Postage	$(143)	$(140)	$—	$(3)	$(143)

$(5,124)	$(5,134)	$(7,500)	$10	$2,376	Total Other Expenses	$(79,199)	$(104,624)	$(91,000)	$25,425	$11,801
$(61,651)	$(62,617)	$(66,238)	$965	$4,587	Departmental Expense	$(760,436)	$(659,264)	$(783,114)	$(101,172)	$22,678
-2.0%	-2.4%	-1.0%	0.4%	-1.0%	Departmental Expense as a % of Ttl Rev	-1.3%	-1.5%	-1.0%	0.2%	-0.3%
					Hours Worked By Position

846	878	839	32	(7)	Salaries	9,944	9,271	9,879	(673)	(65)
1,082	1,246	1,416	164	335	Investigators	13,947	14,619	16,696	672	2,749

1,927	2,123	2,255	196	328	Total Hours Worked	23,890	23,889	26,575	(1)	2,685
					FTEs By Position

4.8	5.0	4.7	0.2	(0.0)	Salaries	4.8	4.5	4.7	(0.3)	(0.0)
6.1	7.1	8.0	0.9	1.9	Investigators	6.7	7.0	8.0	0.3	1.3

10.9	12.0	12.8	1.1	1.9	Total FTEs	11.5	11.5	12.8	(0.0)	1.3

Exhibit C

REVOLVING LINE OF CREDIT AGREEMENT AND PROMISSORY NOTE

THIS REVOLVING LINE OF CREDIT AGREEMENT AND PROMISSORY NOTE (this “Agreement”) is entered into as of March 1, 2011 by and between LVHR Casino, Inc., a Nevada corporation (“Borrower”), and HRHH Gaming, LLC, a Nevada limited liability company (“Lender”).

RECITALS

A. HRHH Hotel/Casino, LLC, a Delaware limited liability company (“Resort Owner”) and an Affiliate of the Lender, owns the fee simple ownership of certain premises located at 4455 Paradise Road, Las Vegas, Nevada, including, without limitation, the resort hotel casino and other improvements located thereon, commonly known as the Hard Rock Hotel & Casino (the “Hotel Casino”).

B. Resort Owner and Borrower have entered into a lease (the “Lease”) pursuant to which the following is leased to Borrower: (i) a portion of the Hotel Casino in which non-restricted gaming activities and such uses that are necessary or incidental thereto are presently being conducted, comprising floor space as well as the gaming areas located in and around the Hotel Casino’s swimming pool, including, without limitation, areas containing all front of the house casino-related slots, tables, other gambling games, the race and sports book and all other areas used for gaming purposes; and (ii) the associated offices, back of the house count rooms, casino cages and all surveillance areas within the Hotel Casino.

C. Borrower desires, and Lender has agreed pursuant to the terms and conditions contained herein, to have Lender provide Borrower with a revolving working capital line of credit in the amount of the Working Capital Line Note Amount in connection with Borrower’s operation of the Gaming Operations (as hereinafter defined) under the Lease.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. The following terms, as used herein, shall have the following meanings:

“Affiliate” shall mean, with respect to with respect to any person, each person that directly or indirectly, controls or is controlled by or is under common control with such person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise

“Agreement” shall have the meaning set forth in the Preamble.

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“Approvals” shall mean all permits, registrations, licenses, findings of suitability, consents, variances, exemptions, orders, approvals and authorizations from the Gaming Authorities and any other Governmental Authority.

“Borrower” shall have the meaning set forth in the Preamble.

“Business Day” means a day, other than a Saturday, Sunday or day on which banks are authorized or required to close in the State of Nevada.

“Draw Request” shall mean a written statement by Borrower in a form acceptable to Lender and executed by Borrower setting forth the amount of the Loan advance requested in each instance.

“Event of Default” shall have the meaning set forth in Section 11.

“Excess Cash” shall have the meaning set forth in the Lease.

“Existing Gaming Assets Note” shall have the meaning set forth in the Lease.

“Facility Loan Documents” shall have the meaning set forth in the Lease.

“Gaming Authority” shall mean any federal, state, local, or other governmental, regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, tribunal, or other governmental authority having jurisdiction over such Person or its property or operations.

“Gaming Cash Note” shall have the meaning set forth in the Lease.

“Gaming Operations” shall have the meaning set forth in the Lease.

“Governmental Authority” shall mean any federal, state, local, or other governmental, regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, tribunal, or other governmental authority having jurisdiction over such Person or its property or operations

“Hotel Casino” shall have the meaning set forth in the Recitals.

“Lease” shall have the meaning set forth in the Recitals.

“Lender” shall have the meaning set forth in the Preamble.

“Loan” shall mean the revolving working capital line of credit loan to be advanced by Lender to Borrower pursuant to the terms and conditions of this Agreement.

“Operating Cash” shall mean the amount of cash necessary to operate the Gaming Operations, including cash needed to meet minimum bankroll requirements, maintain the Gaming Approvals, and provide cash necessary to supply the gaming devices, gaming tables, cages, count rooms, change banks, and kiosks at the Hotel Casino in order to conduct the Gaming Operations at the level required by the Lease.

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“Option Agreement” means that certain Option Agreement dated as of March 1, 2011 by and between Warner Gaming, LLC (which, as of the date hereof, is the sole shareholder of the Borrower) and Resort Owner, pursuant to which Warner Gaming, LLC grants to Resort Owner a call option, and Resort Owner grants to Warner Gaming, LLC a put option, for Warner Gaming, LLC to convey all of the issued and outstanding shares of Borrower to Resort Owner (or its qualified designee).

“Other Agreements” shall mean the Existing Gaming Assets Note, the Gaming Cash Note, and the Lease.

“Rent” shall have the meaning set forth in the Lease.

“Working Capital Line Note Amount” shall have the meaning set forth in the Lease.

2. Amount. Lender agrees to make the Loan to Borrower in the Working Capital Line Note Amount on the terms and conditions hereinafter set forth.

3. Interest. Interest shall accrued on the unpaid amount of the Loan at a rate of one and twenty-five hundredths percent (1.25%) per month, compounded annually, with such interest to commence accruing upon the date of funding with respect to each advance made pursuant to a Draw Request.

4. Terms of Interest and Principal. Principal and interest on the unpaid amount of the Loan shall be due and payable in accordance with the terms and conditions of the Lease applicable to the Working Capital Note. The Loan may be prepaid in full at any time without penalty or premium.

5. Promise to Pay. Borrower hereby promises to pay the unpaid amount of the Loan, together with all accrued interest thereon, in accordance with the terms and conditions of the Lease (including, without limitation, Sections 4.2 and 4.4 of the Lease) and this Agreement.

6. Maturity. The Loan may be declared due and payable by Lender (i) upon the occurrence of an Event of Default on the part of the Borrower, or (ii) on any date subsequent to the time that Warner Gaming, LLC has conveyed all of the issued and outstanding shares of Borrower to Resort Owner (or its qualified designee) pursuant to the Option Agreement.

7. Documentation. The Loan shall be evidenced by this Agreement and any other instrument, certificate or document heretofore now or hereafter given by Borrower in order to evidence Borrower’s obligations to Lender.

8. Advances.

(a) Subject to the provisions of this Agreement, from the date hereof until maturity, Lender will advance and Borrower will accept the Loan on a revolving line of credit basis in installments solely to fund any shortfall in Operating Cash for the previous month.

(b) All advances shall be made pursuant to Draw Requests, upon satisfaction of the applicable conditions set forth in Section 8(e). No advance hereunder shall exceed the

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unfunded Working Capital Line Note Amount at such time of the Draw Request and advance.

(c) Draw Requests shall be received by Lender not less than ten (10) business days prior to the date requested for such advance (or, if proceeds from a draw are needed by Borrower within less than ten (10) business days in order to stay current on obligations of the Gaming Operations, Borrower may request a shorter period of time for funding, but in no event less than two (2) business days).

(d) Borrower shall submit such written request addressed as follows:

HRHH Gaming, LLC

c/o Theresa Hoyt

Senior Vice President

Brookfield Real Estate Financial Partners, LLC

Three World Financial Center

200 Vesey Street, 11th Floor

New York, NY 10281-1021

Facsimile: 212-417-7263

E-mail: theresa.hoyt@brookfield.com

(e) Lender shall not be obligated to make any advance under this Loan until the following conditions shall have been satisfied:

(i) Lender shall have received a Draw Request for the advance;

(ii) The representations and warranties made in Section 9 shall be true and correct on and as of the date of the Draw Request with the same effect as if made on such date except, as to the representation and warranty made in Section 9(a)(iii) only, for any action, suit, or proceeding pending or threatened and noted on a schedule accompanying the Draw Request; and

(iii) There shall exist no Event of Default hereunder or under any of the Other Agreements, or any condition which through notice or passage of time, or both, would constitute such an Event of Default. Lender shall be entitled to condition disbursement of the advance upon the receipt of such matters as it may reasonably request to evidence that no Event of Default exists, or any condition which through notice or passage of time, or both, would constitute an Event of Default.

(f) At the time Lender makes any advance hereunder, it shall designate to Borrower in writing, whether the advance (i) relates to a Gaming Liquidity Draw Request, and (ii) if the advance relates to a Gaming Liquidity Draw Request, whether such advance was funded out of the Working Capital Reserve Account or from another source. The terms “Gaming Liquidity Draw Request” and “Working Capital Reserve Account” shall have the meanings given them in the Facility Loan Documents.

(g) Amounts advanced and then repaid may be reborrowed.

9. Representations and Warranties.

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(a) Borrower represents and warrants that:

(i) Borrower is duly organized, validly existing and in good standing under the laws of the state of its incorporation, is qualified to do Gaming Operations and is in good standing in the State of Nevada, and has full power and authority to consummate the transactions contemplated by this Agreement;

(ii) The consummation of the transactions contemplated hereby and performance of this Agreement have not and will not result in any breach of, or constitute a default under, any articles of incorporation, by-laws, deed of trust, lease, bank loan or credit agreement, or other instrument to which Borrower is a party or by which Borrower may be bound or affected;

(iii) There are no actions, suits or proceedings pending, or to the knowledge of Borrower, threatened against or affecting Borrower, at law, in equity or before or by any Governmental Authority that would, if decided adversley to Borrower would have a material and adverse effect on the ability of Borrower to perform its obligations under this Agreement, and Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or Governmental Authority;

(iv) Borrower possesses all necessary Approvals to operate the Gaming Operations;

(v) There exists no Event of Default hereunder or under the Lease or the Other Agreements, and no event or state of facts exists which after notice or the passage of time, or both, could give rise to such an Event of Default; and

(vi) Each Draw Request presented to Lender, and the receipt of the funds requested thereby, shall constitute an affirmation that the representations and warranties contained in this Section 9 remain true and correct as of the respective date of the Draw Request.

(b) Lender represents and warrants that:

(i) Lender is duly organized, validly existing and in good standing under the laws of the state of its organization and is in good standing in the State of Delaware, and has full power and authority to consummate the transactions contemplated by this Agreement;

(ii) The consummation of the transactions contemplated hereby and performance of this Agreement have not and will not result in any breach of, or constitute a default under, any articles of organization, operating agreement, deed of trust, lease, bank loan or credit agreement, or other instrument to which Lender is a party or by which Lender may be bound or affected; and

(iii) Lender has, and will have during the term of the Loan, sufficient funds to fulfill its obligations to advance funds under Section 8 (subject to Borrower’s full and complete satisfaction of all funding conditions set forth herein), up to and including the Working Capital Line Note Amount.

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10. Borrower’s Covenants. Borrower covenants and agrees with Lender that:

(a) Borrower shall promptly comply with all laws, ordinances, orders, rules, statutes and regulations of each Governmental Authority and promptly furnish Lender with reports of any official searches made by Governmental Authority and any claims of violations thereof except to the extent that any such non-compliance shall be due to (i) acts or omissions of the owners of the Hotel Casino or their agents, employees or contractors (other than Borrower or Borrower’s equity holders and other than due to gross negligence or willful misconduct by Borrower); (ii) conditions at the Hotel existing prior to the date of this Agreement; (iii) acts or omissions of any third party operator that is not an Affiliate of Borrower, or (iv) events, actions or conditions outside of Borrower’s reasonable control;

(b) Borrower shall comply with the Lease, including without limitation, the maintenance of the surplus Excess Cash as required under the Lease;

(c) Borrower shall maintain all necessary Approvals and any other licenses, permits, authorizations, consents and approvals necessary or required to operate the Gaming Operations; and

(d) Borrower shall use the proceeds of the Loan solely for working capital in connection with Gaming Operations.

11. Events of Default.

(a) The term “Event of Default” shall mean:

(i) A failure by Borrower to make any payment of principal or interest or both when due pursuant to the terms of this Agreement or the Other Agreements,

(ii) Any representation or warranty made by either party to the other party in this Agreement, any Other Agreement, or any other writing delivered to Lender by Borrower in connection with the operation of the Gaming Operations from and after Borrower commences operations of the Gaming Operations pursuant to the Lease, is false or intentionally misleading in any material respect;

(iii) Borrower shall violate the covenants set forth in Section 10;

(iv) Any other default or event of default by Borrower shall occur under the Lease (which gives rise to a right to terminate the Lease) or any Other Agreement

(v) Lender fails to advance funds in accordance with Section 8 upon the full and complete satisfaction by Borrower of the funding conditions;

(vi) Either party shall commence any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of such party or any debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking an appointment of a receiver, trustee, custodian, conservator, liquidator, or other similar official for such party, or any property of such party;

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(vii) Borrower or Lender shall have concealed, removed, or permitted to be concealed or removed property, with intent to hinder, delay or defraud creditors, or shall have made or suffered a transfer of property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law, or shall have made or suffered a transfer of property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any property through legal proceedings which are not vacated within 60 days from the date thereof;

(viii) The liquidation, termination or dissolution of Borrower or Lender;

(ix) The entry of any judgment or lien against Borrower by or in favor of any third person which judgment or lien is not satisfied, discharged or bonded off within 30 days from the date of entry of said judgment or lien; or A failure by Borrower or Lender to comply with any of the other terms, conditions or covenants specified herein or in any of the Other Documents and such failure remains uncured for 30 days after written notice to such party of such failure by the non-defaulting party.

(b) If an Event of Default on behalf of Borrower exists, Lender may immediately exercise any right, power or remedy permitted to Lender by law or any provision of this Agreement; and shall have, in particular, without limiting the generality of the foregoing, the right to declare the entire unpaid principal balance of (and all accrued and unpaid interest thereon) hereunder then outstanding due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.

(c) If an Event of Default on behalf of Lender exists, Borrower may immediately exercise any right, power or remedy permitted to Borrower by law or any provision of this Agreement.

12. General Conditions.

(a) All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be given in the manner set forth in the Lease for the giving of notices thereunder and with respect to Lender, to the address set forth in the Lease for Landlord, and with respect to Borrower, to the address set forth in the Lease for Tenant.

(b) This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. Notwithstanding the foregoing, Borrower may not assign, transfer or set over to another, in whole or in part, all or any part of its benefits, rights, duties and obligations hereunder, including, without limitation, performance of and compliance with conditions hereof and the right to receive the proceeds of current or future advances.

(c) Any advance by Lender of Loan proceeds hereunder made prior to or without the fulfillment by Borrower of all of the conditions precedent thereto, whether or not known to Lender, shall not constitute a waiver by Lender of the requirement that all conditions, including the non performed conditions, shall be required with respect to all future advances.

(d) All documentation and proceedings reasonably deemed by Lender to be

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necessary or required in connection with this Agreement and the documents relating hereto shall be subject to the prior approval of, and satisfactory to, Lender as to form and substance. In addition, the persons or parties responsible for the execution and delivery of, and signatories to, all of such documentation, shall be acceptable to, and subject to the approval of, Lender.

(e) All conditions of the obligation of Lender to make advances hereunder are imposed solely and exclusively for the benefit of Lender and may be freely waived or modified in whole or in part by Lender at any time if in its sole discretion it deems it advisable to do so, and no person other than Borrower (provided, however, that all conditions have been satisfied) shall have standing to require Lender to make any Loan advances or to be a beneficiary of this Agreement or any advances to be made hereunder. Any waiver or modification asserted by Borrower to have been agreed to by Lender must be in writing and comply with the provisions of this Section.

(f) If any provision of this Agreement is illegal or unenforceable, or hereinafter is rendered illegal or unenforceable, or is for any other reason void or voidable, or hereinafter rendered void or voidable, the remainder of this Agreement shall be unaffected thereby and shall thereafter be read and construed as if it does not contain such provision.

(g) No provisions of this Agreement may be changed, waived, discharged or terminated orally, by telephone or by any other means except an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

(h) For purposes of execution of this Agreement, fax signatures shall be deemed to be original signatures creating a valid and binding obligation of the party so signing. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

(i) The captions of the sections of this Agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of this Agreement. Any pronouns or references used herein shall be deemed to include the masculine, feminine or neuter genders as appropriate. Any expression in the singular or the plural shall, if appropriate in the context, include both the singular and the plural. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

(j) If any of the dates specified in this Agreement shall fall on a Saturday, Sunday or nationally recognized holiday, then the date of such action shall be deemed to be extended to the next Gaming Operations day.

(k) This Agreement and the rights and obligations of Borrower and Lender hereunder shall be construed and governed by the laws of the State of Nevada. Each of the Borrower and Lender: (i) agrees to the exclusive jurisdiction of any state or federal court within the County of Clark, State of Nevada, with respect to any claim or cause of action arising under or relating to this Lease, and (ii) waives any objection based on forum non conveniens and any objection to venue with respect to any action brought in the foregoing-described courts. Each of

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Borrower and Lender shall have the right to apply to a court of law to enjoin any breach of this Agreement to the extent that monetary damages or other remedies at law would not be an adequate remedy and injunctive or similar relief is necessary to prevent irreparable damage or injury to the party seeking such injunctive or similar relief.

(l) If any of the terms or provisions hereof shall be held invalid or unenforceable, such terms or provisions will be deemed reformed (without requirement of the execution of an amendment by the parties hereto) to the extent required for such term or provision to be held valid or enforceable, as applicable; and further, no such invalidity or unenforceability shall affect any of the other terms or provisions hereof.

(m) BORROWER AND LENDER HEREBY VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LENDER AND BORROWER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN BORROWER AND LENDER IN CONNECTION WITH THE LOAN, THIS AGREEMENT, OR ANY OTHER AGREEMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO ENTER INTO THE FINANCING TRANSACTION.

(n) Time of the essence of this Agreement and all of the terms and conditions hereof; provided, however, that whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date shall fall on a Saturday, Sunday or legal holiday under the laws of the State of Nevada.

(o) Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent or to partnership or of joint venture or of any association between Borrower and Lender, nor shall anything contained herein be deemed to create any relationship between Borrower and Lender other than the relationship of Borrower and Lender.

(p) Each party will, from time to time after the execution of this Agreement, execute and deliver such instruments, documents and assurances and take such further acts as the other party may reasonably request to carry out the purpose and intent of this Agremeent without undue delay. Any party who fails to comply with this Section shall reimburse the other party for any direct expenses, including attorneys’ fees and court costs, which, as a result of this failure, become reasonably necessary for carrying out this Agreement.

(Signature page to follow.)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above mentioned.

BORROWER:

LVHR Casino, Inc., a Nevada corporation

By:	/s/ William W. Warner

Name:	WILLIAM W. WARNER

Its:	President

LENDER:

HRHH Gaming, LLC, a Nevada limited liability company

By:	/s/ Theresa A. Hoyt

Name:	THERESA A. HOYT

Its:	Authorized Representative